UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant

Filed by a Party other than the Registrant

Check the appropriate box:

Preliminary Proxy Statement

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Definitive Proxy Statement

Definitive Additional Materials

Soliciting Material Under Rule 14a-12

AMERICAN TECHNICAL CERAMICS CORP.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies: Common Stock

2)	Aggregate number of securities to which transaction applies: 9,547,968

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $24.75, which is the per share price to be paid in the transaction subject to this Schedule 14A filing.

4)	Proposed maximum aggregate value of transaction: $231,201,991

5)	Total fee paid: $46,240.40

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount previously paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing party:

4)	Date filed:

American Technical Ceramics CORP.
One Norden Lane
Huntington Station, New York 11746

August 21, 2007

Dear Fellow Stockholder:

We cordially invite you to attend a special meeting of stockholders of American Technical Ceramics Corp., a Delaware corporation (‘‘ATC’’), to be held on September 21, 2007, at 10:00 a.m., Eastern Daylight Time, at our offices at 2201 Corporate Square Boulevard, Jacksonville, Florida. Our board of directors has fixed the close of business on August 16, 2007, as the record date for the purpose of determining stockholders entitled to receive notice of and vote at the special meeting or any adjournment thereof.

On June 15, 2007, we entered into an Agreement and Plan of Merger, which we refer to in these materials as the merger agreement, with AVX Corporation (‘‘AVX’’) and Admiral Byrd Acquisition Sub, Inc. Pursuant to the merger agreement, AVX will acquire us through a merger, and ATC will become a wholly-owned subsidiary of AVX. At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement.

If our stockholders adopt the merger agreement and the merger is subsequently completed, you will be entitled to receive $24.75 in cash, without interest and less any applicable withholding taxes, for each share of ATC common stock you own.    On June 15, 2007, the last full trading day prior to the public announcement of the merger agreement, the closing price of our common stock was $16.81 per share.

Our board of directors has determined that the merger agreement is advisable, fair to and in the best interests of ATC and its stockholders and has therefore approved the merger agreement and the transactions contemplated thereby, including the merger. Accordingly, our board of directors recommends that you vote FOR the adoption of the merger agreement at the special meeting.

Your vote is very important. We cannot complete the merger unless the holders of a majority of the issued and outstanding shares of our common stock entitled to vote at the special meeting adopt the merger agreement. If you do not vote, it will have the same effect as voting against the merger. Whether or not you plan to attend the special meeting in person, please submit your proxy without delay. You can vote your shares prior to the special meeting by mail with a proxy card, in each case in accordance with the instructions on the proxy card. Voting by any of these methods will ensure that you are represented at the special meeting even if you are not there in person. Voting by proxy will not prevent you from voting your ATC shares in person if you subsequently choose to attend the special meeting. If you receive more than one proxy card because you own shares that are registered separately, please vote the shares shown on each proxy card.

Stockholders who do not vote in favor of the adoption and approval of the merger agreement will have the right to seek appraisal of the fair value of their shares of our common stock if they deliver a demand for appraisal before the vote is taken on the merger agreement and comply with all requirements of the Delaware General Corporation Law, which are summarized in the accompanying proxy statement.

We encourage you to read the accompanying proxy statement carefully because it explains the proposed merger, the documents related to the merger and other related matters.

Sincerely,
Victor Insetta, Chief Executive Officer, President and Director

The accompanying proxy statement dated August 21, 2007 is first being mailed to stockholders on or about August 22, 2007.

American Technical Ceramics CORP.
One Norden Lane
Huntington Station, New York 11746

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held September 21, 2007

To the Stockholders of
AMERICAN TECHNICAL CERAMICS CORP.:

A Special Meeting of Stockholders of American Technical Ceramics Corp. (‘‘ATC’’) will be held on September 21, 2007, at 10:00 a.m., Eastern Daylight Time, at 2201 Corporate Square Boulevard, Jacksonville, Florida. The purpose of the meeting will be:

1.	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of June 15, 2007, by and among ATC, AVX Corporation (‘‘AVX’’) and Admiral Byrd Acquisition Sub, Inc., a wholly owned subsidiary of AVX, pursuant to which AVX will acquire ATC through a merger and ATC will become a wholly-owned subsidiary of AVX;

2.	To consider and vote upon a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient shares of our common stock present at the special meeting to constitute a quorum or there are not sufficient votes at the time of the special meeting to adopt the merger agreement; and

3.	To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Our board of directors has approved the merger agreement and has determined that the merger, the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of ATC and its stockholders, and recommends that you vote FOR the adoption of the merger agreement at the special meeting. The terms of the merger agreement and the merger are more fully described in the attached proxy statement, which we urge you to read carefully and in its entirety. Our board of directors also recommends that you vote FOR the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies. We are not aware of any other business to come before the special meeting.

Only stockholders who held shares of record as of the close of business on the record date, August 16, 2007, are entitled to receive notice of and to vote at the special meeting or any adjournment or postponement of the special meeting. Whether or not you plan to attend the special meeting in person, please submit your proxy or, in the event that you hold your shares through a bank, brokerage firm or other nominee, your separate voting instructions, as soon as possible. You can vote your shares prior to the special meeting by mail with a proxy card in accordance with the instructions on the proxy card. Voting by any of these methods will ensure that you are represented at the special meeting even if you are not present in person. Submitting your proxy before the special meeting will not preclude you from voting in person at the special meeting should you decide to attend.

Your vote is very important, regardless of the number of shares of ATC common stock you own.    The approval of the merger agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of our common stock entitled to vote at the special meeting. The proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of a majority of the shares present in person at the special meeting or represented by proxy and entitled to vote thereon.

If you fail to return your proxy card, your shares of ATC common stock will not be counted for the purposes of determining whether a quorum is present, and your shares will have the same effect as a vote against the approval of the merger agreement. Not returning your proxy will have no effect on the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

You may revoke a proxy at any time prior to its exercise at the special meeting. You may do so by executing and returning by mail a proxy card dated later than the previous one, by attending the special meeting and casting your vote by ballot at the special meeting or by delivering a written revocation dated after the date of the proxy that is being revoked to American Technical Ceramics Corp., One Norden Lane, Huntington Station, New York, 11746, Attention: Kathleen M. Kelly, Corporate Secretary, before we take the vote at the special meeting.

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope.

By Order of the Board of Directors,
Kathleen M. Kelly Secretary

Huntington Station, New York
August 21, 2007

i

Annex A: Agreement and Plan of Merger
Annex B: Opinion of Thomas Weisel Partners LLC
Annex C: Section 262 of the General Corporation Law of the State of Delaware
Annex D: Voting Agreement

ii

SUMMARY

This summary highlights selected information about the proposed merger contained elsewhere in this proxy statement. This summary may not contain all of the information that is important to you as an ATC stockholder. Accordingly, we encourage you to read carefully this entire proxy statement, including the annexes and the other documents to which we refer you. We have included page references to direct you to a more complete description of the topics contained in this summary.

•	The Merger (page 14)

If the merger is completed, Admiral Byrd Acquisition Sub, Inc., a wholly-owned subsidiary of AVX, will be merged with and into ATC, and ATC will survive the merger and shall continue to exist after the merger as a wholly-owned subsidiary of AVX. As a result of the merger, you will no longer have an ownership interest in ATC and your shares of ATC common stock will be converted into the right to receive merger consideration.

A copy of the merger agreement is attached to this proxy statement as Annex A.

•	Merger Consideration (page 34)

In the merger, you will receive $24.75 in cash, without interest and less any applicable withholding taxes, for each share of our common stock you hold immediately prior to the merger, unless you do not vote in favor of the merger and you otherwise properly exercise your appraisal rights under Delaware law.

•	Stock Options (page 34)

Upon consummation of the merger, each unexercised option to acquire our common stock will be converted into the right to receive an amount in cash (without interest and less any applicable withholding taxes) equal to the number of shares of our common stock underlying the option multiplied by the amount, if any, by which $24.75 exceeds the per share option exercise price.

•	Conditions to the Merger (page 40)

The completion of the merger depends on a number of conditions being satisfied, including the adoption of the merger agreement by the holders of at least a majority of the outstanding shares of our common stock entitled to vote at the special meeting, as well as receipt of regulatory approvals for the merger.

We expect to complete the merger shortly after all of the conditions to the merger have been satisfied or waived. We currently expect to complete the merger during the first quarter of our fiscal year.

•	Termination of the Merger Agreement (page 41)

The merger agreement may be terminated under certain circumstances by ATC or AVX. If either we or AVX terminate the merger agreement under certain circumstances, we will have to pay AVX a termination fee of $5,000,000.

•	Board Recommendations (page 20)

Our board of directors has approved the merger agreement and has determined that the merger, the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of ATC and its stockholders. Accordingly, our board of directors recommends that you vote FOR the adoption of the merger agreement at the special meeting. Our board of directors also recommends that you vote FOR the proposal to adjourn the special meeting, if necessary, to solicit additional proxies. We are not aware of any other business to come before the special meeting.

•	Opinion of Our Financial Advisor (page 20)

In connection with the merger, our financial advisor, Thomas Weisel Partners LLC, which we refer to in this proxy statement as TWP, delivered to our board of directors a written opinion, dated June 15, 2007, based upon and subject to the assumptions, limitations and considerations set forth therein, as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of ATC common stock. The full text of TWP’s written opinion, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated by reference in its entirety into this proxy statement. Holders of ATC common stock are urged to read the opinion carefully in its entirety.

TWP has provided its opinion to our board of directors to assist the board in its evaluation of the merger consideration from a financial point of view. The opinion does not address any other aspect of the merger agreement or the merger and is not a recommendation to any stockholder as to how to vote or act in connection with the merger agreement or the merger.

•	Interests of ATC Directors and Executive Officers in the Transaction (page 26)

In considering our board’s recommendation of the merger, you should be aware that some of our directors and executive officers may have financial interests in the merger that are different from, or are in addition to, your interests as a stockholder. These interests include real estate interests leased to ATC, rights of executive officers under employment and other agreements with ATC, rights under stock-based benefit programs and awards, the possibility of continued employment after the merger and rights to continued indemnification and insurance coverage by AVX and the surviving corporation after the merger for acts or omissions occurring prior to the merger. Our board of directors was aware of these interests and considered them in approving the merger agreement and the transactions contemplated thereby.

•	Material U.S. Federal Income Tax Consequences of the Merger (page 32)

The receipt of cash for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Stockholders are urged to consult their tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the merger.

•	Appraisal Rights (page 29)

Under Section 262 of the Delaware General Corporation Law, which we refer to in this proxy statement as the DGCL, holders of our common stock who do not vote in favor of adopting and approving the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they comply with all requirements under the DGCL, which are summarized in this proxy statement. This appraisal amount could be more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the merger agreement. Any holder of our common stock intending to exercise such holder’s appraisal rights, among other things, must submit a written demand for an appraisal to us prior to the vote on the adoption and approval of the merger agreement and must not vote or otherwise submit a proxy in favor of adoption and approval of the merger agreement. Failure to follow all of the steps required by Section 262 of the DGCL will result in the loss of your appraisal rights. We encourage you to read ‘‘The Merger — Appraisal Rights,’’ beginning on page 29 of this proxy statement and Annex C carefully and in their entirety.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Q.	Why am I receiving this proxy statement?

A.	You are receiving this proxy statement because you are a stockholder of American Technical Ceramics Corp., which we also refer to in this proxy statement as ATC. On June 15, 2007, ATC entered into a merger agreement with AVX Corporation, which we refer to in this proxy statement as AVX, and Admiral Byrd Acquisition Sub, Inc., a wholly-owned subsidiary of AVX, which we refer to in this proxy statement as Acquisition Sub. The merger agreement provides for the acquisition of ATC by AVX by means of the merger of Acquisition Sub with and into ATC. If the merger is completed, ATC will become a wholly-owned subsidiary of AVX. A copy of the merger agreement is attached to this proxy statement as Annex A.

In order to complete the merger, among other things, our stockholders must vote to adopt and approve the merger agreement. We are holding a special meeting of stockholders to obtain this approval.

Q.	When and where is the special meeting of our stockholders?

A.	The special meeting of stockholders will take place on September 21, 2007, at 10:00 a.m., Eastern Daylight Time, at our offices at 2201 Corporate Square Blvd., Jacksonville, Florida, 32216.

Q.	What matters will I be asked to vote on at the special meeting?

A.	At the special meeting, you will be asked:

•	to consider and vote upon a proposal to adopt the merger agreement;

•	to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient shares of our common stock present at the special meeting to constitute a quorum or there are not sufficient votes at the time of the special meeting to adopt the merger agreement; and

•	to transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Q.	How does the board of directors of ATC recommend that I vote on the proposals?

A.	Our board of directors recommends that you vote:

•	FOR the proposal to adopt the merger agreement; and

•	FOR the proposal to adjourn or postpone the meeting, if necessary, to solicit additional proxies.

Q.	How many shares need to be represented at the meeting?

A.	The holders of a majority of the outstanding shares of common stock entitled to vote at the special meeting (9,026,603 shares) must be present in person or represented by proxy to constitute a quorum for the transaction of business.

Q.	What vote is required for Proposal 1, to adopt the merger agreement?

A.	In order to adopt the merger agreement, holders of a majority of the issued and outstanding shares of our common stock entitled to vote at the special meeting must approve the related proposal being submitted to stockholders. Each share of our common stock is entitled to one vote.

Mr. Victor Insetta, our president and chief executive officer, and certain trusts for his benefit and the benefit of his family, collectively own 4,405,280 shares of our common stock, representing approximately 49% of our outstanding voting power. Mr. Insetta and these trusts have entered into a voting agreement with AVX and Acquisition Sub pursuant to which they have agreed, subject to certain exceptions, to vote for the adoption of the merger agreement. See ‘‘The Voting Agreement,’’ beginning on page 42 of this proxy statement.

Q.	What vote is required for Proposal 2, to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient shares of our common stock present at the special meeting to constitute a quorum or there are not sufficient votes at the time of the special meeting to adopt the merger agreement?

A.	In order to approve the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient shares of our common stock present at the special meeting to constitute a quorum or there are not sufficient votes at the time of the special meeting to adopt the merger agreement, holders of a majority of the shares of our common stock that are present at the special meeting in person or represented by proxy and entitled to vote on the matter must vote FOR such proposal.

Q.	What happens if a quorum is not present at the special meeting?

A.	If less than a quorum is present in person or represented by proxy at the time for which the special meeting has been called, the stockholders who are present in person or represented by proxy at such meeting may, by majority vote of such shares, adjourn the meeting from time to time without any notice or call other than by announcement at the meeting of the time and place of the adjourned meeting, until a quorum shall attend.

Q.	How are votes counted?

A.	For the proposal relating to the approval of the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will have the same effect as votes cast AGAINST the proposal relating to approval of the merger agreement, and will count for the purpose of determining whether a quorum is present. Stockholders as of the close of business on the record date holding at least a majority of the issued and outstanding shares of our common stock must vote FOR the adoption of the merger agreement for us to complete the merger. As a result, if you ABSTAIN, it has the same effect as a vote AGAINST the approval of the merger agreement.

For the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies, you may vote FOR, AGAINST or ABSTAIN. Abstentions will have the same effect as votes cast AGAINST the proposal relating to adjourn or postpone the special meeting, and will count for the purpose of determining whether a quorum is present. The proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of holders representing a majority of the votes of our shares of common stock that are present at the special meeting and entitled to vote on the matter. As a result, if you ABSTAIN, it has the same effect as a vote AGAINST the proposal to adjourn or postpone the special meeting.

If you sign your proxy card without indicating your vote, your shares will be voted FOR the approval of the merger agreement, FOR adjournment or postponement of the special meeting, if necessary, to solicit additional proxies, and in accordance with the best judgment of the persons appointed as proxies on any other matters properly brought before the meeting for a vote.

Q.	Who may vote at the special meeting?

A.	Owners of our common stock at the close of business on August 16, 2007, the record date for the special meeting, are entitled to vote. This includes shares you held on that date (1) directly in your name as the stockholder of record, and (2) through a broker, bank or other holder of record where the shares were held for you as the beneficial owner. A list of stockholders of record entitled to vote at the special meeting will be available at our offices located at 2201 Corporate Square Blvd, Jacksonville, Florida 32216, during ordinary business hours for 10 days prior to the special meeting, as well as at the special meeting.

Q.	How many shares can vote?

A.	On the record date for the special meeting, there were 9,026,603 shares of our common stock outstanding, with each share entitled to one vote for each matter to be voted on at the special meeting.

Q.	If I also have options to purchase ATC common stock, may I vote my option shares?

A.	No. You may vote the shares of ATC common stock underlying your options only if you exercised your options prior to the close of business on August 16, 2007, the record date for the special meeting.

Q.	How do I vote?

A.	Since many stockholders are unable to attend the special meeting in person, we send proxy cards to all stockholders of record to enable them to direct the voting of their shares. Brokers, banks and nominees generally solicit voting instructions from the beneficial owners of shares held by them and typically offer telephonic or electronic means by which these instructions can be given, in addition to the traditional mailed voting instruction cards. If you beneficially own shares held through a broker, bank or other nominee, you may submit voting instructions by telephone or on the internet if the firm holding your shares offers these methods. Please refer to the voting instructions provided by your broker, bank or nominee for information.

Q.	What does it mean if I get more than one proxy card?

A.	If you have shares of our common stock that are registered separately and are in more than one account, you will receive more than one proxy card. Please follow the directions for voting on each of the proxy cards you receive to ensure that all of your shares are voted.

Q.	How will my proxy vote my shares?

A.	The designated proxy holders will vote according to the instructions you submit on your proxy card. If you sign and return your card but do not indicate your voting instructions on one or more of the matters listed, the proxy holders will vote all uninstructed shares FOR the approval of the merger agreement, FOR the proposal to adjourn the special meeting, if necessary, to solicit additional proxies, and in accordance with the best judgment of the designated proxy holders on any other matters properly brought before the special meeting for a vote.

Q.	If my shares are held in ‘‘street name’’ by my bank, brokerage firm or other nominee, will my broker or nominee automatically vote my shares for me?

A.	No. Your bank, brokerage firm or nominee cannot vote your shares without instructions from you. You should instruct your bank, brokerage firm or nominee as to how to vote your shares, following the instructions contained in the voting instruction card that your bank, broker or nominee provides to you. Failing to instruct your bank, brokerage firm or nominee to vote your shares will have the same effect as a vote AGAINST the merger, but will have no effect on the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

Q.	Can I change my vote?

A.	You may revoke your proxy at any time before it is voted at the special meeting. If you are the holder of record of your shares, you may revoke your proxy prior to the vote at the special meeting in any of three ways:

•	by delivering a written revocation dated after the date of the proxy that is being revoked to American Technical Ceramics Corp., One Norden Lane, Huntington Station, New York 11746, Attention: Kathleen M. Kelly, Corporate Secretary;

•	by delivering a proxy dated later than your original proxy relating to the same shares to our Corporate Secretary by mail; or

•	by attending the special meeting and voting in person by ballot.

Simply attending the special meeting will not constitute revocation of a proxy. If your shares are held in street name, you should follow the instructions of your broker, bank or other nominee regarding revocation or change of proxies. If your broker, bank or other nominee allows you to submit a proxy by telephone or on the internet, you may be able to change your vote by submitting a new proxy by telephone or on the internet.

Q.	Can I vote in person at the special meeting?

A.	If you submit a proxy or voting instructions you do not need to vote at the special meeting. However, we will pass out written ballots to any stockholder of record or authorized representative of a stockholder of record who wants to vote in person at the special meeting rather than by proxy. Voting in person will revoke any proxy previously given. If you hold your shares through a broker, bank or nominee, you must obtain a proxy from your broker, bank or nominee to vote in person.

Q.	Who can attend the special meeting?

A.	All stockholders of record on the record date for the special meeting can attend. In order to be admitted to the meeting, you will need to bring proof of identification. Please note that if you hold shares in ‘‘street name’’ (that is, through a broker, bank or other nominee) and would like to attend the special meeting, you will need to bring an account statement or other acceptable evidence of ownership of our common stock as of the close of business on August 16, 2007. Additionally, in order to vote in person at the special meeting, you may contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the special meeting.

Q.	Should I send in my stock certificates now?

A.	No. Please do not send any stock certificates with your proxy card. After we complete the merger, you will receive written instructions for returning your ATC stock certificates. These instructions will tell you how and where to send your ATC stock certificates in order to receive the merger consideration.

Q.	If I also have options to purchase ATC common stock, should I send in my option agreements now?

A.	No. Please do not send any option agreements with your proxy card. After we complete the merger, you will receive written instructions for returning your option agreements. These instructions will tell you how and where to send your option agreements in order to receive the merger consideration.

Q.	What will I receive in exchange for my shares of ATC common stock?

A.	If we complete the merger, you will have the right to receive $24.75 (less applicable withholding taxes, if any) for every share of our common stock that you own unless you do not vote in favor of the merger and you properly perfect your appraisal rights under Delaware law. No interest will be paid on the merger consideration.

Q.	What will I receive in exchange for my options to purchase shares of ATC common stock?

A.	If we complete the merger, you will receive an amount equal to the amount by which $24.75 exceeds the per share exercise price of your option (less applicable withholding taxes, if any) for every share of common stock issuable upon exercise of your option. No interest will be paid on the merger consideration.

Q.	If the merger is completed, when can I expect to receive the merger consideration for my shares of ATC common stock?

A.	Promptly after completion of the merger, you will receive a letter of transmittal from the exchange agent describing how you may exchange your shares of common stock and your options to purchase common stock for the merger consideration. You should not send your stock certificates or option agreements until you receive these instructions. If you hold your shares in book-entry form (that is, without a stock certificate), unless you do not vote in favor of the merger and you properly perfect your appraisal rights under Delaware law, the exchange agent will automatically send you the merger consideration in exchange for the cancellation of your shares of common stock after the consummation of the merger.

Q.	Will the merger be taxable to me?

A.	Generally, yes. For U.S. federal income tax purposes, if you are a U.S. Holder, your surrender of our common stock or options to purchase our common stock for cash in the merger generally will cause you to recognize taxable gain or loss measured by the difference, if any, between the amount of cash you receive and your adjusted tax basis in such shares or shares underlying options, as applicable. If you are a non-U.S. Holder, you generally will not be subject to U.S. federal income tax (including any withholding tax) on any gain recognized upon your surrender of shares of our common stock or options to purchase our common stock for cash in the merger, unless you have certain connections to the United States. However, we urge you to consult with your own tax advisors to determine your particular tax consequences. For a more complete description of the tax consequences, see ‘‘The Merger — Material United States Federal Income Tax Consequences,’’ beginning on page 32.

Q.	Who can help answer my questions about the special meeting or the merger?

A.	If you have questions about the special meeting or the merger after reading this proxy statement, you should contact our Corporate Secretary, Kathleen M. Kelly, at One Norden Lane, Huntington Station, NY 11746, or by telephone at (631) 622-4700.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains statements that are not historical facts and that are considered ‘‘forward-looking’’ within the meaning of the Private Securities Litigation Reform Act of 1995. Typically, we identify these forward-looking statements with words like ‘‘expect,’’ ‘‘intend,’’ ‘‘may,’’ ‘‘might,’’ ‘‘should,’’ ‘‘believe,’’ ‘‘anticipate,’’ ‘‘expect,’’ ‘‘estimate,’’ or similar expressions. We and our representatives may also make similar forward-looking statements from time to time orally or in writing.

These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. All forward-looking statements are based on present expectations of future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These factors include:

•	our financial performance through the date of the completion of the merger;

•	the satisfaction of the closing conditions set forth in the merger agreement, including our stockholders’ approval of the merger and regulatory approvals of the merger;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceeding instituted against us and/or others in connection with the merger;

•	any loss of key customers as a result of the announcement of the proposed merger;

•	the effect of the announcement of the merger on our business relationships, operating results and business generally, including our ability to retain key employees;

•	business uncertainty and contractual restrictions that may exist during the pendency of the merger;

•	the diversion of management’s attention from ongoing business;

•	any unexpected costs or unexpected liabilities; and

•	additional factors discussed in our Annual Report on Form 10-K for the fiscal year ended June 30, 2006 under the headings ‘‘Risk Factors’’ and ‘‘Cautionary Statements Regarding Forward-Looking Statements,’’ and in that Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q under the headings ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ and ‘‘Quantitative and Qualitative Discussions about Market Risk.’’

These factors may not be all of the factors that could cause actual results to differ materially from those discussed in any forward-looking statements. Our company operates in a continually changing business environment and new factors emerge from time to time. We cannot predict all such factors nor can we assess the impact, if any, of such factors on our financial position or our results of operations. Accordingly, forward-looking statements should not be relied upon as a predictor of actual results.

The forward-looking statements in this proxy statement speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise except as required by law.

THE SPECIAL MEETING

This proxy statement is being furnished to ATC stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held at 10:00 a.m., Eastern Daylight Time, on September 21, 2007, at our offices at 2201 Corporate Square Boulevard, Jacksonville, Florida 32216.

Matters to be Considered

The purpose of the Special Meeting will be:

•	to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, which we refer to in this proxy statement as the merger agreement, by and among ATC, AVX and Acquisition Sub, a wholly-owned subsidiary of AVX, pursuant to which AVX will acquire ATC through a merger and ATC will become a wholly-owned subsidiary of AVX;

•	to consider and vote upon a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient shares of our common stock present at the special meeting to constitute a quorum or there are not sufficient votes at the time of the special meeting to adopt the merger agreement; and

•	to transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

A copy of the merger agreement is attached as Annex A to this proxy statement.

Record Date; Stock Entitled to Vote

We have fixed the close of business on August 16, 2007 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting. On the record date, there were 9,026,603 shares of our common stock outstanding.

Each share of common stock outstanding on the record date is entitled to one vote for each matter to be voted on at the special meeting. If your shares are held by a broker, dealer, bank or other financial institution that serves as your nominee, you are considered the beneficial owner of shares held in ‘‘street name.’’ As the beneficial owner, you have the right to direct your broker or nominee on how to vote and are also invited to attend the special meeting. See ‘‘— Voting by Proxy’’ on page 10 and ‘‘— Voting in Person’’ on page 11.

Required Vote for Quorum and Adoption and Approval of the Proposals

A quorum is necessary to hold the special meeting. The holders of a majority of the shares of our common stock that were outstanding on the record date, present in person or represented by proxy, will constitute a quorum for purposes of the special meeting. In accordance with Delaware law, abstentions and properly executed broker non-votes will be counted as shares present and entitled to vote for the purposes of determining a quorum.

The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting is necessary for the adoption and approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger. An abstention is counted as a share present and entitled to be voted at the special meeting and will have the same effect as a ‘‘no’’ vote on the merger. A broker non-vote occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular matter because the broker or nominee does not have the discretionary voting power with respect to that matter and has not received instructions from the beneficial owner. With respect to the merger proposal, a broker or nominee who holds shares for a beneficial owner is prohibited from giving a proxy to vote the beneficial owner’s shares without instructions from the beneficial owner. As a result, a broker non-vote also will have the same effect as a ‘‘no’’ vote on the proposal to adopt the merger agreement. Because the vote is based on the number of shares of our outstanding common stock rather than on the number of votes cast, failure to vote your shares, and votes to abstain, will have the same effect as votes against adoption of the merger agreement.

The proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock present or represented by proxy at the special meeting and entitled to vote on the matter. An abstention is counted as a share present and entitled to be voted at the special meeting and will have the same effect as a ‘‘no’’ vote on the proposal to adjourn or postpone the special meeting. Broker non-votes will not count as shares present and entitled to vote on the proposal to adjourn or postpone the special meeting and will have no effect on the vote to adjourn or postpone the special meeting. If a quorum is not present at the special meeting, then we will ask our stockholders to vote only upon the proposal to adjourn or postpone the special meeting.

Mr. Victor Insetta, our president and chief executive officer, and certain trusts for his benefit and the benefit of his family, collectively own 4,405,280 shares of our common stock, representing approximately 49% of our outstanding voting power. Mr. Insetta and these trusts have entered into a voting agreement with AVX and Acquisition Sub pursuant to which they have agreed, subject to certain exceptions, to vote for the adoption of the merger agreement. See ‘‘The Voting Agreement,’’ beginning on page 42 of this proxy statement.

Voting by Proxy

Each copy of this document mailed to our stockholders is accompanied by a proxy card and a self-addressed envelope.

The method of voting differs for shares held by a record holder and the shares held in ‘‘street name.’’ Shares held in ‘‘street name’’ are shares held by a broker, dealer, bank or other financial institution that serves as a stockholder’s nominee.

If you are a stockholder of record, you may submit your proxy in either of the following two ways:

•	by completing, dating, signing and returning the enclosed proxy card by mail; or

•	by appearing and voting in person by ballot at the special meeting.

Regardless of whether you plan to attend the special meeting, you should submit your proxy as described above as promptly as possible. Submitting your proxy before the special meeting will not preclude you from voting in person at the special meeting should you decide to attend.

If you hold your shares in ‘‘street name,’’ you must vote in accordance with the instructions on the voting instruction card that your bank, brokerage firm or nominee provides to you. You should instruct your bank, brokerage firm or nominee as to how to vote your shares, following the directions contained in the voting instruction card. If you hold shares in street name, you may submit voting instructions by telephone or on the internet if the firm holding your shares offers these methods. Please refer to the voting instructions provided by your bank, brokerage firm or nominee for information.

Stockholders may receive multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, stockholders who hold shares in more than one brokerage account will receive a separate voting instruction card for each brokerage account in which shares are held.

Stockholders should not forward any stock certificates with their proxy cards or voting instruction cards. In the event the merger is completed, stock certificates should be delivered in accordance with instructions set forth in a letter of transmittal which will be sent to stockholders by the exchange agent promptly after the effective time of the merger.

Please read the proxy card(s) and voting instruction card(s) carefully. You should execute all of the proxy cards and voting instruction cards received in order to make sure all of your shares are voted.

Grant of Proxy

You are urged to mark the boxes on the proxy card to indicate how to vote your shares. If no instructions are indicated on a properly executed and delivered proxy card, the shares will be voted ‘‘FOR’’ the adoption and approval of the merger agreement and the transactions contemplated by the merger agreement, and ‘‘FOR’’ the proposal to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient shares of our common stock present at the special meeting to consitute a quorum or there are not sufficient votes at the time of the special meeting to adopt and approve the merger agreement. We are not aware of any other matters to be brought before the special meeting. If however, other matters are properly presented, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

With respect to the merger proposal, a broker or nominee who holds shares for a beneficial owner is prohibited from giving a proxy to vote the beneficial owner’s shares without instructions from the beneficial owner. Accordingly, if you hold your shares in ‘‘street name’’ and you do not complete a voting instruction card, your shares will not be voted with respect to the merger proposal which is equivalent to a vote against adoption of the merger agreement.

Revocation of Proxy

You may revoke your proxy at any time before the proxy is voted at the special meeting. Simply attending the special meeting will not constitute revocation of a proxy. If you are a holder of record, you may revoke your proxy prior to the vote at the special meeting in any of three ways:

•	by delivering a written revocation dated after the date of the proxy that is being revoked to: American Technical Ceramics Corp., One Norden Lane, Huntington Station, New York 11746, Attention: Kathleen M. Kelly, Corporate Secretary;

•	by delivering a proxy dated later than your original proxy relating to the same shares to our Corporate Secretary by mail; or

•	by attending the special meeting and voting in person by ballot.

If your shares are held in street name by your bank, brokerage firm or other nominee, you should follow the instructions of your bank, brokerage firm or other nominee regarding revocation or change of voting instructions. If your bank, brokerage firm or other nominee allows you to submit voting instructions by telephone or on the internet, you may be able to change your vote by telephone or on the internet.

Voting in Person

If you submit a proxy or voting instructions you do not need to vote in person at the special meeting. However, we will pass out written ballots to any stockholder of record or authorized representative of a stockholder of record who wants to vote in person at the special meeting rather than by proxy. Voting in person will revoke any proxy previously given. If you hold your shares through a broker, bank or other nominee, you must obtain a legal proxy from your broker, bank or nominee authorizing you to vote your shares in person, which you must bring with you to the special meeting.

In order to be admitted to the meeting, you will need to bring proof of identification. Please note that if you hold shares in ‘‘street name’’ (that is, through a broker, bank or other nominee) and would like to attend the special meeting and vote in person, you will need to bring an account statement or other acceptable evidence of ownership of our common stock as of the close of business on August 16, 2007. If you do not comply with these procedures, you will not be admitted to the special meeting.

Shares Owned by ATC Directors and Executive Officers

As of the record date, our executive officers and directors beneficially owned an aggregate of approximately 4,740,164 shares of our common stock, excluding shares issuable upon exercise of outstanding options whether vested or unvested, entitling them to exercise approximately 52.5% of the voting power of our common stock entitled to vote at the special meeting. All of our executive officers and directors intend to vote in favor of the proposal to adopt the merger agreement. If all of them do so, approval of the proposal will be assured. See ‘‘The Voting Agreement’’ beginning on page 42 of this proxy statement for information on a voting agreement entered into by Victor Insetta, our president and chief executive officer, and certain trusts for his benefit and the benefit of his family.

Solicitation of Proxies

We will pay the costs of soliciting proxies for the special meeting. In addition to this mailing, our officers, directors and employees may solicit proxies by telephone, by mail, on the internet or in person. However, they will not be paid any additional amounts for soliciting proxies. We will also request that individuals and entities holding ATC shares in their names, or in the names of their nominees, that are beneficially owned by others, send proxy materials to and obtain proxies from those beneficial owners, and we will reimburse those holders for their reasonable expenses in performing those services.

Adjournment or Postponement of the Meeting

The special meeting may be adjourned from time to time, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting. In addition, if the adjournment of the special meeting is for more than 30 days or if after the adjournment a new record date is fixed for an adjourned meeting, notice of the adjourned meeting must be given to each stockholder of record entitled to vote at such special meeting. If a quorum is not present at the special meeting, stockholders may be asked to vote on a proposal to adjourn the special meeting to solicit additional proxies. If a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the merger agreement and the transactions contemplated by the merger agreement or to approve any other proposal, holders of common stock may also be asked to vote on a proposal to approve the adjournment of the special meeting to permit further solicitation of proxies. Whether or not a quorum is present, if stockholders are asked to vote on a proposal to adjourn the meeting, the stockholders who are present in person or represented by proxy at such meeting may, by majority vote of such shares, adjourn the meeting without any notice or call other than by announcement at the meeting of the time and place of the adjourned meeting.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact our Corporate Secretary, Kathleen M. Kelly, at One Norden Lane, Huntington Station, New York 11746, or by telephone at (631) 622-4700.

THE COMPANIES

American Technical Ceramics Corp.

American Technical Ceramics Corp.
One Norden Lane
Huntington Station, New York 11746
(631) 622-4700

ATC designs, develops, manufactures and markets multilayer capacitors, single layer capacitors, resistive products, inductors, custom thin film products and low temperature co-fired ceramic, or LTCC, products for RF, microwave and millimeter-wave applications. Our products are primarily focused on the wireless communications infrastructure, fiber optic, medical electronics, semiconductor manufacturing equipment, defense, aerospace and satellite communications markets.

AVX Corporation

AVX Corporation
801 17th Avenue, South
Myrtle Beach, South Carolina 29578
(843) 448-9411

AVX engages in the manufacture and supply of passive electronic components and related products worldwide. The Company has five main product groups: Ceramic, Tantalum, Advanced, Connectors and Kyocera Electronic Devices. AVX had net sales of $1.4985 billion in its fiscal year ended March 31, 2007 and its common stock is listed on the New York Stock Exchange under the symbol ‘‘AVX.’’

Admiral Byrd Acquisition Sub, Inc.

Admiral Byrd Acquisition Sub, Inc.
c/o AVX Corporation
801 17th Avenue, South
Myrtle Beach, South Carolina 29578
(843) 448-9411

Acquisition Sub is a newly organized Delaware corporation and a wholly-owned subsidiary of AVX. It was formed solely for the purpose of effecting the merger and has not engaged in any business except activities incidental to its formation and in connection with the transactions contemplated by the merger agreement. Upon completion of the merger, Acquisition Sub will cease to exist and ATC will continue as the surviving corporation and a wholly-owned subsidiary of AVX.

PROPOSAL NO. 1:
THE MERGER

Background

As part of its ongoing evaluation of our business and strategic direction, our board of directors and members of our senior management have evaluated from time to time our strategic alternatives and prospects for continued operations as an independent company.

In April 2006, the president of one of our competitors, referred to in this proxy statement as Company X, contacted Victor Insetta, our president and chief executive officer, expressing Company X’s interest in exploring a possible joint venture involving our low temperature co-fired ceramic products. Company X is not affiliated with AVX.

During the spring of 2006, Mr. Insetta and Stuart Litt, one of our directors, had a meeting with the president of Company X and a representative of Company X’s investment banking firm about a possible joint venture. During the course of this preliminary meeting, the president of Company X inquired as to whether we would be interested in merging. Mr. Insetta communicated to the president of Company X that our board of directors was not currently considering a merger or similar transaction and that a response to the inquiry would be premature.

On May 2, 2006, Mr. Insetta and Mr. Litt reported on the meeting with Company X to our board of directors. Our board discussed the potential benefits and risks of such a business combination with Company X, or with any other party, and our near-term prospects. Mr. Insetta who, at the time, held a majority of our outstanding common stock, was asked whether he would be interested in exploring a possible merger or other business combination. Mr. Insetta responded that he might be interested depending on the price and other terms of the transaction. Mr. Insetta also added that he was optimistic about our near-term prospects and, accordingly, any such transaction would have to be on terms that he, in his capacity as a stockholder, considered favorable. After further discussion, our board determined to engage an investment banking firm to develop an understanding of the market and the various alternatives available to ATC. A committee of our board, comprised of Messrs. Litt and Volpe, was appointed and directed, in consultation with our legal counsel, Mintz Levin Cohn Ferris Glovsky and Popeo, P.C., which we refer to in this proxy statement as Mintz Levin, to interview a select group of investment banking firms with knowledge of ATC’s industry and to make a recommendation to our full board as to whom it should consider retaining.

During June and July of 2006, Messrs. Litt and Volpe, together with members of management and representatives of Mintz Levin, met with and interviewed several investment banks. During their meetings, they obtained a better understanding of the various strategic alternatives available to ATC and reported their findings to our board. After further discussion, our board determined to have our management conduct an internal review of our operations before further consideration of a sale or similar transaction.

On September 6, 2006, our board discussed and approved the implementation of certain changes proposed by management to improve profitability, including cost reductions. At this meeting, the board determined that we should permit these changes and certain product initiatives to be implemented and have effect before further considering a sale or similar transaction.

In late fall 2006, the board determined to renew our efforts to engage an investment banking firm to advise us with respect to strategic alternatives. Subsequently, Mr. Insetta was again approached by representatives of Company X concerning the possibility of a transaction involving ATC and Company X. Mr. Insetta advised the representatives that we would not pursue discussions until after we had engaged an investment banking firm. Meanwhile, Messrs. Litt and Volpe, as a committee of our board previously charged with recommending an investment banking firm to our full board, together with Mintz Levin and members of management, discussed several possible candidates. After interviewing four investment banking firms, two candidates were invited back for a second round of meetings. Based on the candidates’ respective experience and group dynamic, the committee recommended to our board that we retain Thomas Weisel Partners LLC, which we refer to in this proxy statement as

TWP, to advise us in connection with a potential business combination. Our board accepted the committee’s recommendation and, after negotiations concerning the terms of their engagement, on December 7, 2006, we entered into a formal agreement with TWP to act as our financial advisor in connection with a business combination.

Once engaged, members of the TWP team visited our facilities in Huntington Station, New York and Jacksonville, Florida and met with management as part of its diligence effort. On January 23, 2007, our board met with representatives of TWP to discuss the process of a potential sale transaction. At this meeting, Mintz Levin discussed our board’s responsibilities and fiduciary duties with regard to a potential sale transaction. TWP presented a list of potential acquirers of ATC and expressed their initial belief that the value provided by our new products, synergies and other factors would lead strategic purchasers to ascribe a higher value to ATC than would financial buyers. Further, TWP noted that Mr. Insetta’s intention not to continue as president and chief executive officer and the historical cyclicality of our business might make us a less attractive opportunity for financial buyers. TWP initially recommended an auction targeted to highly probable strategic purchasers (based on, among other things, business strategies, existing product lines, historic acquisition activity and ability to consummate a transaction) as a means of initiating the sale process. Also at this meeting, our board determined that, in light of his substantial stock ownership and intention not to remain in an active and remunerative role with ATC following the sale, Mr. Insetta’s interests were aligned with our other stockholders. However, our board also recognized that there were certain circumstances where conflicts of interest between Mr. Insetta, other members of management and our other stockholders could potentially arise, and it was therefore determined that Messrs. Bacharach and Volpe would serve as an independent committee to evaluate and advise our full board of any circumstances that potentially could give rise to such conflicts of interest.

On February 12, 2007, our board held a telephonic meeting with representatives from TWP to discuss TWP’s preliminary valuation analysis and the various methodologies used in reaching a valuation range that could potentially be achieved in a sale process. During a detailed discussion, management expressed its opinion that the projections were too conservative based on recent sales and bookings for certain products. After further discussion, it was determined that the representatives of TWP and management would discuss the projections further and, if appropriate, the projections and TWP’s valuation analysis would be revised.

On February 15, 2007, our board held another telephonic meeting to discuss valuation. Representatives from TWP summarized the changes to the projections as a result of the meetings with management and the addition of certain comparable transactions in the semiconductor and RF microwave industries, and their resultant effect on TWP’s valuation analyses of ATC. After a lengthy discussion, our board agreed that these analyses supported a valuation range that was acceptable and formally authorized TWP to proceed with the sale process.

Thereafter, representatives from TWP contacted, on a confidential basis, 16 potential strategic purchasers in the first phase of the sales process to solicit interest in a possible acquisition of us. Only one of the parties contacted declined to receive further information and the remaining 15 parties were sent a document generally describing the opportunity and a form of confidentiality agreement. Of these 15 parties, seven did not sign the confidentiality agreement. Eight of the 15 parties expressed continued interest and, after signing confidentiality agreements, were sent a copy of a confidential offering memorandum prepared by TWP based, in part, on materials supplied by our senior management.

On March 7, 2007, the independent committee of our board met telephonically with representatives of TWP and Mintz Levin to receive an update on the status of the process. It was determined at this meeting that future meetings called primarily to provide updates on the status of the sale process should involve our entire board and not just members of the independent committee.

On March 16, 2007 and March 22, 2007, our board held telephonic meetings with representatives of TWP and Mintz Levin to receive updates on the status of the sale process, including, among other things, the number of, and the nature of all discussions with, potential purchasers and the level of interest among these parties. Further, at the March 22, 2007 meeting, our board raised the possibility of expanding the sale process to include certain financial buyers with recognized interest in our industry. As noted above, TWP representatives initially thought financial buyers would not be attracted to this opportunity and therefore initially recommended a limited auction targeted to strategic purchasers. However, after a full discussion, our board requested that TWP expand the process to approach a select group of financial buyers. TWP described each of the financial buyers it anticipated contacting and, after further discussion, TWP was authorized to contact those financial buyers whom they believed would most likely have genuine interest in a possible acquisition of ATC.

On March 29, 2007, the board held a telephonic meeting with representatives from TWP and Mintz Levin. TWP reported that seven of the eight potential strategic purchasers who signed non-disclosure agreements and received the confidential offering memorandum submitted preliminary indications of value. The board carefully reviewed each of the proposals with the representatives of TWP and Mintz Levin, focusing on the level of review of each prospective purchaser and the terms of each proposal (including the amount and nature of the consideration to be paid, sources of financing and any conditions or contingencies to closing). After discussion and consultation with representatives from TWP and Mintz Levin, and in consideration of the terms and range of valuations proposed in the initial indications of interest, our board decided to invite three of the seven strategic purchasers to participate in the second phase of the process and to inform three other strategic purchasers that they must improve their proposed valuation in order to participate in the next round. One strategic purchaser was not invited to continue to participate. TWP also reported that, immediately following the March 22, 2007 board meeting, its representatives had contacted five financial buyers, four of whom expressed interest in receiving the confidential offering memorandum and had signed confidentiality agreements. These financial buyers were required to submit their initial indications of valuation by the close of business on April 12, 2007.

On April 5, 2007, our board held a telephonic meeting with representatives from TWP and Mintz Levin. TWP reported on its conversations with each strategic purchaser based on the instructions it had received at the previous board meeting. Based on changes to certain strategic purchasers’ proposed valuations as a result of these conversations, the representatives of TWP recommended that five of the strategic purchasers be invited to the next round of the sale process, along with any of the financial purchaser prospects who would submit competitive proposals. Our board authorized TWP to invite these five strategic purchasers to participate in the sale process.

During March and early April, TWP representatives visited our facilities in Jacksonville, Florida and Huntington Station, New York and worked with our management team to prepare management’s presentation to prospective purchasers.

On April 10, 2007, at the offices of Mintz Levin, TWP and our management staged a ‘‘dry run’’ of management’s presentation to prospective purchasers. Members of our board and the independent committee were present and offered their thoughts on the presentation. The members of the independent committee stated that they did not hear anything in any of the presentations that gave them any concern in their capacity as members of the independent committee of the board charged with monitoring potential conflicts of interest.

On April 12, 2007, our board of directors held a telephonic meeting with representatives from TWP and Mintz Levin. TWP advised the board of the schedule of the management presentations and tours of our facilities to be given to certain prospective purchasers. TWP then shared conversations it had had with the four prospective financial purchasers who received the confidential offering memorandum. One was not interested in the opportunity, one had not yet responded, one offered no valuation but indicated that one would be forthcoming and one expressed verbally a valuation range that was not competitive with the ranges proposed by the strategic purchasers.

On April 17, 2007, our board held a telephonic meeting to discuss the status of the sale process. TWP representatives reported that of the five financial purchasers who were initially contacted, only two had submitted proposals. Each of these valuations was below the lowest range submitted by the prospective strategic purchasers who had been invited to participate in the next round. The TWP representatives stated that they had advised the two financial buyers of this information and had encouraged them to increase their valuation, but both had declined to do so. It was noted that the proposals received from financial buyers were consistent with TWP’s initial belief that ATC presented a more attractive opportunity to a strategic buyer than to a financial buyer. After further consideration, our board decided not to invite either financial buyer to participate in the next round and advised TWP to instruct them accordingly.

On April 20, 2007, our board held a telephonic meeting with representatives of TWP and Mintz Levin to discuss the two management presentations that had taken place earlier in the week. TWP reported on, among other things, the number and positions of the representatives of each strategic purchaser, each strategic purchaser’s general and specific interests and concerns and the proposed strategies for dealing with each strategic purchaser going forward. Representatives from Mintz Levin advised our board that a draft of a form of merger agreement would be circulated for their review and if they had any questions or comments, they should contact Mintz Levin. A draft form of merger agreement was circulated to our board later that same day.

On May 1, 2007, our board held a meeting at which TWP reported on the three additional management presentations taking place and summarized the discussions that the strategic purchasers were having with management. Further, TWP reported on the level of activity exhibited by each of the potential acquirers in the virtual data room established for due diligence purposes. TWP then presented a proposed form of bid process letter that would be sent to potential acquirers inviting each of them to submit bid proposals by May 30, 2007. Mintz Levin summarized the provisions of the form merger agreement that would be made available to the potential purchasers and responded to questions from our board members about the agreement. Our board then discussed the timing of the remaining steps of the sale process.

On May 29, 2007, our board held a telephonic meeting with representatives of TWP and Mintz Levin. TWP updated the board on the status of potential acquirers’ due diligence reviews and reported that one purchaser had dropped out of the process due to its perception that it would be unable to compete on price. Of the remaining four purchasers, all had engaged legal counsel and three had engaged investment banking firms.

On May 30, 2007 and May 31, 2007, we received four written bid proposals, each including comments to the proposed form of merger agreement. Copies of the proposals and merger agreements were circulated to our board of directors. On May 31, 2007, TWP contacted representatives of one of the purchasers and advised them that their bid was below the bids submitted by the other participants and that they would therefore likely not be invited to continue in the process. On June 3, 2007, TWP received a call from that strategic purchaser submitting an improved bid, but one still below the other participants.

On June 2, 2007, written presentations prepared by each of TWP and Mintz Levin summarizing and comparing key elements of the four bid proposals were circulated to our board of directors. On June 4, 2007, our board of directors held a meeting to review the most recent proposals submitted by the four prospective purchasers. Representatives of TWP summarized the financial terms submitted by the three purchasers submitting the highest bids. Representatives from Mintz Levin described the contractual terms proposed by the bidders. TWP and Mintz Levin responded to a number of questions from our board members. TWP then summarized its views on valuation based upon our current information, including our third quarter financial results, the most recent market conditions and the various methodologies that TWP employed in deriving a range of values. The preliminary view of TWP was that these three purchasers had each submitted a bid within the range of fair values that had been discussed with and presented to the board throughout the process. After full discussion, the board authorized and directed TWP, Mintz Levin and management to invite the purchasers with the three highest bids to continue in the process. Timing, process and strategy were then discussed. To promote certainty, it was agreed that no proposal would be accepted until each potential bidder had completed its due diligence review of all business, operational, financial and legal matters. On advice from representatives of TWP, it was further agreed that a single revised draft merger agreement, incorporating only those changes proposed by each bidder that were acceptable to ATC, TWP and Mintz Levin, should be presented to the three bidders invited to continue in the process. On June 7, 2007, a single revised draft form of merger agreement was circulated to each of these remaining bidders on that basis.

As instructed by TWP, on June 13, 2007, each of the remaining three bidders submitted its revised offer along with comments to the revised merger agreement. These materials were circulated to our board of directors. On June 14, 2007, our board of directors held a telephonic meeting with representatives from TWP and Mintz Levin. TWP and Mintz Levin led discussions regarding the three proposals from a financial perspective and legal perspective, respectively. The proposals were considered in light of each other and as compared to the proposals discussed at the prior board meeting. In particular, matters relating to certainty of closure were examined. During the board meeting, representatives from one of the bidders contacted TWP to increase its bid. As a result, all three bidders were offering the same price per share. Following a full discussion, TWP was authorized to advise all three bidders that they were each offering the same price per share and to suggest how each should otherwise improve its bid to be selected as the winning bidder. In addition, Mintz Levin was authorized to prepare revised drafts of the merger agreement in response to each bidder’s comments addressing items that remained of concern to our board and to respond to inquiries from the bidders’ respective legal counsel.

The following morning, on June 15, 2007, our board telephonically convened with representatives of TWP and Mintz Levin also participating. TWP reported that each of the three bidders had improved its proposal by deleting comments to the form of merger agreement and removing contingencies to closing that were of concern to our board and our legal counsel. Two of the three bidders had also increased their offered price per share. After thorough consideration, our board instructed TWP to advise the lowest price bidder that it was no longer competitive from a financial perspective and to seek to improve the proposals of the other two bidders. TWP contacted each of the bidders on that basis and our board reconvened telephonically later that evening. TWP reported that the lowest bidder was unwilling to increase its bid. A second bidder did not increase its offer price, although it indicated that it might be willing to increase its bid slightly if it was told that it would be the winning bidder if it did so. TWP reported that during its discussions with this bidder’s representatives, it had become clear that, at the more recent, higher pricing level, the bidder did not yet have available a portion of the funding needed to consummate the proposed transaction. TWP also reported that AVX had again increased its offer price, that it was the highest bidder, and that it had also accepted all changes to the merger agreement most recently proposed by Mintz Levin (but would not give assurance that its offer would not be rescinded if not accepted by our board during this meeting). TWP then presented to our board its opinion, as of that date and based upon and subject to the assumptions, limitations and considerations set forth therein, that the price offered by AVX was fair to our stockholders from a financial point of view and Mintz Levin reviewed with our board its fiduciary duties as well as the most recent changes which had been made to the merger agreement with AVX. Timing of the execution of the merger agreement and process were also discussed and TWP and Mintz Levin concurred that, if approved by our board, the merger agreement with AVX could be executed as early as that same evening. After lengthy deliberation, all of our board members participating in the meeting unanimously approved the merger agreement with AVX and the merger. The merger agreement was executed by ATC, AVX and Acquisition Sub later that evening.

Reasons for the Merger

In reaching its decision to approve the merger agreement and to recommend that our stockholders vote to adopt the merger agreement, our board of directors considered a number of factors, including the following material factors:

•	our board’s understanding of and familiarity with, and discussions with our management regarding, the business, operations, management, financial condition, earnings and prospects of ATC (as well as the risks involved in achieving those prospects);

•	the recognition that Mr. Insetta, the beneficial owner of approximately 49% of our common stock, had expressed his interest in selling his shares on favorable terms;

•	the risks and benefits of remaining independent, including those risks described below;

•	the possible alternatives to the sale of ATC, including continuing to operate ATC independently, and the risks associated with such alternatives, each of which our board of directors determined not to pursue, in light of its belief and the belief of our senior management that the merger would maximize stockholder value and would be more favorable to the stockholders than other alternatives that are reasonably available to ATC and its stockholders;

•	the fact that we, with the assistance of representatives from TWP and Mintz Levin, conducted a wide-ranging process to solicit indications of interest for a business combination involving our company and that this bid process afforded us a market check that revealed, among other things, that no party indicated a willingness to bid at a per share price as high or higher than the final per share price proposed by AVX (see ‘‘— Background’’ beginning on page 14);

•	the historical trading prices of our common stock, including the fact that the per share cash merger consideration of $24.75 is a price higher than any market price achieved by our common stock since August 25, 2000, and represents a premium of 53% over $16.18 per share, which was the closing price of our common stock on June 15, 2007 (the last full trading day before the announcement of the merger agreement);

•	the fact that the merger consideration consists solely of cash and is not subject to any financing condition, providing our stockholders with immediate liquidity and certainty of value;

•	the presentation of TWP, including its opinion to the effect that, as of June 15, 2007, and based upon and subject to the assumptions, limitations and considerations set forth in such opinion, the $24.75 per share cash merger consideration to be received by the holders of our common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders, as more fully described in the section ‘‘— Opinion of Our Financial Advisor’’ beginning on page 20;

•	the review by our board of directors with our management and legal and financial advisors of the structure of the merger and the financial and other terms of the merger agreement, which our board concluded were on the whole reasonable, customary and advantageous to our stockholders;

•	the ability of our board, pursuant to the terms of the merger agreement, to evaluate any alternative acquisition proposal that may arise between the date of the merger agreement and the date of the special meeting, and in certain circumstances to terminate the merger agreement and accept a superior acquisition proposal (subject to a termination fee) consistent with our board’s fiduciary obligations;

•	the likelihood that the merger will be completed, including the reasonableness of the conditions to the merger and the likelihood that the regulatory and stockholder approvals necessary to complete the merger will be obtained; and

•	the availability of appraisal rights under Delaware law.

Our board of directors also considered the following potentially adverse factors concerning the merger, but determined that they were outweighed by the expected benefits of the merger:

•	the fact that we will no longer exist as an independent, publicly-traded company;

•	the interests of our executive officers and directors in the merger (see ‘‘— Interests of Our Directors and Officers in the Merger,’’ beginning on page 26);

•	the fact that the all-cash merger consideration will not allow our stockholders to participate in any future growth of our business, and will generally be taxable to our stockholders upon completion of the merger;

•	the restrictions on the conduct of our business prior to completion of the merger, requiring us to conduct our business only in the ordinary course, subject to specific limitations or AVX’s consent, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger;

•	the regulatory approvals required to complete the merger, and the uncertainties associated with obtaining those approvals, which could result in the failure of the merger to be consummated;

•	the fact that ATC may have to pay AVX a termination fee of $5,000,000, which termination fee AVX (and competing bidders) required as a condition of entering into the merger agreement, and which represents approximately 2% of the aggregate equity value of the transaction, if the merger agreement is terminated under certain circumstances (although the board was of the view that such termination fee was reasonable in the context of termination fees payable in similar transactions and in light of the overall terms of the merger agreement, and that the termination fee should therefore not preclude another party from making a competing proposal);

•	the inclusion in the merger agreement of a closing condition that holders of no more than 10% of the outstanding shares of our common stock exercise appraisal rights in connection with Section 262 of the DGCL;

•	the risks and costs to ATC if the merger does not close, including the diversion of management and employee attention, the effect on relationships with customers, suppliers and employees; and

•	the risk that AVX may terminate the merger agreement in certain circumstances, including if there is a material adverse effect on our business or if we do not perform our obligations under the merger agreement in all material respects.

The foregoing discussion addresses the material information and factors considered by our board of directors in its consideration of the merger. In view of the variety of factors, the amount of information considered and the complexity of these matters, the board of directors did not find it practicable to, and did not attempt to, rank, quantify, make specific assessments of, or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the board of directors may have given different weights to different factors. Our board of directors considered these factors as a whole, and overall considered them to be favorable to, and to support, its determination.

Recommendation of Our Board of Directors

After careful consideration, our board of directors:

•	has determined that the merger, the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interest of ATC and its stockholders;

•	has approved the merger agreement and the transactions contemplated thereby (including the merger); and

•	recommends that our stockholders vote ‘‘FOR’’ the approval of the merger agreement.

The Board also recommends that you vote ‘‘FOR’’ the proposal to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the merger agreement.

Opinion of Our Financial Advisor

In December 2006, at the request and on behalf of our board of directors, we engaged TWP, an investment banking firm, to act as our exclusive financial advisor in connection with the possible sale of ATC. On June 15, 2007, TWP delivered to our board of directors its oral and written opinion that, as of that date, and based upon and subject to the assumptions, limitations and considerations set forth therein, the consideration to be received by our stockholders pursuant to the merger was fair to our stockholders from a financial point of view.

We did not impose any limitations on TWP with respect to the investigations made or procedures followed in rendering its opinion. In selecting TWP, our board of directors considered, among other things, the fact that TWP is a reputable investment banking firm with substantial experience advising companies in the technology sector as well as substantial experience providing strategic advisory services in general. TWP, as part of its investment banking business, is continuously engaged in the evaluation of businesses and their debt and equity securities in connection with mergers and acquisitions; underwritings, private placements and other securities offerings; valuations; and general corporate advisory services.

We have attached the full text of the written opinion that TWP delivered to our board of directors as Annex B to this Proxy Statement. Stockholders are urged to read this opinion carefully and in its entirety for a description of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by TWP in rendering its opinion. The following is a summary of TWP’s opinion and the methodologies used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

TWP has directed its opinion to our board of directors. The opinion does not constitute a recommendation to stockholders as to how stockholders should vote with respect to the merger agreement. The opinion addresses only the fairness of the consideration to be received by our stockholders from a financial point of view. It does not address the relative merits of the merger or any alternatives to the merger. Further, it does not address our underlying decision to proceed with or effect the merger.

In connection with its opinion, TWP, among other things:

•	reviewed certain publicly available financial and other data with respect to ATC, including our consolidated financial statements for recent years and interim periods to May 31, 2007 and certain other relevant financial and operating data relating to ATC made available to TWP from published sources and from our internal records;

•	reviewed the financial terms and conditions of the merger agreement;

•	reviewed certain publicly available information concerning the trading of, and the trading market for, our common stock;

•	compared ATC from a financial point of view with certain other companies in the electronic component industry that TWP deemed to be relevant;

•	considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the electronic component industry that TWP deemed to be comparable, in whole or in part, to the merger;

•	reviewed and discussed with representatives of our management certain information of a business and financial nature regarding ATC, which we had furnished to TWP, including our financial forecasts and related assumptions;

•	made inquiries regarding and discussed the merger and the merger agreement and other matters related thereto with our legal counsel; and

•	performed such other analyses and examinations as TWP deemed appropriate.

In connection with its review, TWP did not assume any obligation to independently verify the foregoing information and relied on it being accurate and complete in all material respects. TWP also made the following assumptions, in each case with our consent:

•	with respect to our financial forecasts provided to TWP by our management, upon the advice of such management and with the consent of our board of directors, TWP assumed for purposes of its opinion that the forecasts were reasonably prepared on bases reflecting the best available estimates and judgments of our management at the time of preparation as to our future financial performance, and that such forecasts provided a reasonable basis upon which TWP could form its opinion;

•	that there have been no material changes in our assets, financial condition, results of operations, business or prospects since the respective dates of our last financial statements made available to TWP; and

•	that the merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, the Securities Exchange Act of 1934, in each case, as amended, and the rules and regulations promulgated thereunder, and all other applicable federal and state statutes, rules and regulations.

TWP relied on advice of our legal counsel as to all legal matters with respect to us, the merger and the merger agreement. In addition, TWP did not assume responsibility for making an independent evaluation, appraisal or physical inspection of any of our assets or liabilities (contingent or otherwise).

The opinion of TWP was based on economic, monetary, market and other conditions as in effect on, and the information made available to TWP as of, the date of the opinion. Accordingly, although subsequent developments may affect its opinion, TWP did not assume any obligation to update, revise or reaffirm its opinion.

TWP further assumed with the consent of our board of directors that the merger will be consummated in accordance with the terms described in the merger agreement, without any further amendments thereto, and without waiver by us of any of the conditions to our obligations thereunder.

The following represents a brief summary of the material financial analyses performed by TWP in connection with providing its opinion to our board of directors. Some of the summaries of financial analyses performed by TWP include information presented in tabular format. In order to fully understand the financial analyses performed by TWP, stockholders should read the tables together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by TWP.

Selected Comparable Public Companies Analysis.    Based on public and other available information, TWP calculated our implied enterprise value (which TWP defined as market capitalization plus total debt less cash, cash equivalents and marketable securities), our implied equity value and our implied per share value based on multiples of latest twelve months (LTM), estimated calendar year 2007 (CY2007E) and estimated calendar year 2008 (CY2008E) revenue and earnings before interest, taxes, depreciation and amortization (EBITDA) and LTM, CY2007E and CY2008E price to earnings (P/E) ratios, which multiples were implied by the estimated enterprise values, revenue, EBITDA and P/E ratios of the four companies listed below in the electronic component industry. CY2007E and CY2008E information for ATC was based on projections provided by our management. Some of the metrics, including net income and EBITDA, were adjusted for certain non-recurring items. Projections for the other selected companies were based on TWP’s research and other publicly available investment banking research. TWP believes that the companies listed below have operations similar to some of our operations, but noted that none of these companies has the same management, composition, size or combination of businesses as us:

•	Anaren, Inc.

•	AVX Corporation

•	KEMET Corporation

•	Vishay Intertechnology, Inc.

The following table sets forth the multiples indicated by this analysis:

	Enterprise Value / LTM Revenue	Enterprise Value / CY2007E Revenue	Enterprise Value / CY2008E Revenue	Enterprise Value / LTM EBITDA	Enterprise Value / CY2007E EBITDA	Enterprise Value / CY2008E EBITDA	LTM P/E	CY2007E P/E	CY2008E P/E
High	1.9x	1.9x	1.6x	9.0x	8.9x	8.2x	19.8x	18.7x	17.4x
Third Quartile	1.5x	1.5x	1.4x	9.0x	8.9x	8.1x	19.8x	17.0x	14.6x
Mean	1.4x	1.4x	1.2x	8.6x	8.3x	7.2x	18.1x	16.7x	14.1x
Median	1.4x	1.3x	1.2x	8.9x	8.8x	7.6x	18.6x	16.2x	13.5x
First Quartile	1.3x	1.2x	1.1x	8.5x	8.1x	6.7x	17.0x	16.0x	13.0x
Low	1.0x	1.0x	0.9x	7.4x	6.6x	5.7x	15.7x	15.6x	12.2x
Proposed Transaction	2.5x	2.2x	1.9x	11.1x	9.9x	8.1x	23.1x	20.7x	16.2x

While the selected comparable public company analysis compared us to selected public companies in the electronic component industry, TWP did not include every company that could be deemed to be a participant in this same industry, or in the specific sectors of this industry.

TWP noted that the enterprise value of the consideration to be received by our stockholders in connection with the transaction implied multiples of 2.5x LTM Revenue, 2.2x CY2007E Revenue, 1.9x CY2008E Revenue, 11.1x LTM EBITDA, 9.9x CY2007E EBITDA, 8.1x CY2008E EBITDA, 23.1x LTM P/E, 20.7x CY2007E P/E and 16.2x CY2008E P/E.

Selected Comparable Transactions Analysis.    Based on public and other available information, TWP calculated our implied enterprise value, our implied equity value and our implied per share value based on multiples of LTM and estimated next twelve months (NTM) revenue and EBITDA, which multiples were implied in the sixteen comparable acquisitions of companies listed below in the electronic component industry that had been announced since November 11, 2002. Estimated NTM information for ATC was based on projections of our management.

Date Announced	Acquiror	Target
6/5/07	KKR & Co.	Yageo Corporation(1)
3/23/07	Technitrol, Inc.	Bel Fuse Inc.
2/19/07	KEMET Corporation	Evox Rifa Group Oyj
11/1/06	Vishay Intertechnology, Inc.	PCS Business of International Rectifier Corporation
6/30/06	Molex Inc.	Woodhead Industries Inc.
12/12/05	KEMET Corporation	Tantalum Capacitor Business of EPCOS AG
11/2/05	Microsemi Corporation	Advanced Power Technology, Inc.
10/10/05	Amphenol Corporation	Connection Systems division of Teradyne, Inc.
9/19/05	Bain Capital LLC	FCI SA
9/15/05	Ametek Inc.	HCC Industries
3/3/05	Vishay Intertechnology, Inc.	Siliconix, Inc.
5/18/04	Teledyne Technologies, Inc.	Reynolds Industries Inc.
6/30/03	Aeroflex Incorporated	MCE Technologies, Inc.
4/16/03	Crane Company	Signal Technology Corp.
12/24/02	AXA Private Equity	Souriau
11/11/02	Vishay Intertechnology, Inc.	BCcomponents Holdings BV

(1)	Note: TWP estimated the implied enterprise and equity value of 100% of Yageo Corporation based on a $230 million minority investment via convertible note by KKR & Co.

The following table sets forth the multiples indicated by this analysis and the multiples implied by the proposed transaction:

	Enterprise Value/ LTM Revenue	Enterprise Value/ NTM Revenue	Enterprise Value/ LTM EBITDA	Enterprise Value/ NTM EBITDA
High	2.7x	2.4x	14.5x	12.3x
Third Quartile	1.5x	1.8x	11.5x	10.7x
Mean	1.3x	1.6x	10.5x	9.8x
Median	1.2x	1.4x	9.6x	9.3x
First Quartile	1.0x	1.3x	8.7x	8.6x
Low	0.5x	1.0x	8.1x	8.2x
Proposed Transaction	2.5x	2.1x	11.1x	9.3x

No company or transaction used in the comparable public company or comparable transactions analyses is identical to us or the merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which we and the merger are being compared.

TWP noted that the enterprise value of the consideration to be received by our stockholders in connection with the transaction implied multiples of 2.5x LTM Revenue, 2.1x NTM Revenue, 11.1x LTM EBITDA and 9.3x NTM EBITDA.

Discounted Cash Flow Analysis.    TWP used our financial cash flow forecasts for fiscal years ending June 2008 through June 2012, as estimated by our management, to perform a discounted cash flow analysis. In conducting this analysis, TWP assumed that we would perform in accordance with these forecasts. TWP first estimated the terminal value of the projected cash flows by applying multiples to our fiscal year ending June 2012 estimated EBITDA, which multiples ranged from 7.0x to 9.0x. TWP then discounted the cash flows projected through fiscal year ending June 2012 and the terminal value to present values using discount rates ranging from 16.5% to 18.5%. This analysis indicated a range of enterprise values, which were then reduced by our net debt to calculate a range of equity values. These equity values were then divided by fully diluted shares outstanding to calculate implied equity values per share ranging from $20.81 to $25.64. TWP noted that the value of cash consideration to be received by our stockholders was $24.75.

Premiums Paid Analysis.    TWP reviewed the consideration offered in 73 acquisition transactions with a purchase price of between $75 million and $300 million involving public technology companies and 100% cash consideration announced since January 1, 2003. TWP calculated the premiums paid in these transactions over the applicable average stock price of the acquired company (i.e., the amount by which the price that the acquiror paid for the target shares exceeded the average closing market price of such shares) one day, one week and one month prior to the announcement of the acquisition offer, and calculated the enterprise value, equity value and per share value implied by such premiums. The following table summarizes the results of this analysis:

	Premium Over Average Target Stock Price as of the Following Periods Prior to Announcement
	One Day	One Week	One Month
Third Quartile	35.1%	34.2%	41.5%
Mean	29.3%	30.4%	33.4%
Median	21.3%	22.3%	26.6%
First Quartile	12.2%	13.3%	16.3%
Proposed Transaction	51.2%	54.0%	60.4%

TWP noted that the premiums over the average target stock price implied by the transaction were 51.2%, 54.0% and 60.4% for the one day, one week and one month periods, respectively, prior to the date of the TWP opinion.

The foregoing description is only a summary of the analyses and examinations that TWP deemed material to its opinion. It is not a comprehensive description of all analyses and examinations actually conducted by TWP. The preparation of a fairness opinion necessarily is not susceptible to partial analysis or summary description. TWP believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to us. In addition, TWP may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of TWP with respect to the actual value of ATC.

In performing its analyses, TWP made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond our control. The analyses performed by TWP are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by these analyses. These analyses were prepared solely as part of the analysis performed by TWP with respect to the fairness of the consideration to be received by our stockholders pursuant to the merger from a financial point of view, and were provided to us in connection with the delivery of the TWP opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future.

As described above, TWP’s opinion and presentation were among the many factors that we took into consideration in making our determination to approve, and to recommend that our stockholders adopt, the merger agreement.

Under the terms of TWP’s engagement letter dated December 4, 2006, we agreed to pay TWP a $350,000 fee for rendering a fairness opinion, which fee was paid upon delivery of the TWP opinion. We also agreed to pay TWP for its financial advisory services a fee of $100,000 which was paid upon execution of the engagement letter, and a success fee based upon the consideration payable in the transaction, which success fee is contingent upon consummation of the merger. Based on the number of shares of our common stock outstanding as of July 10, 2007 and the Company’s unaudited balance sheet as of May 31, 2007, the success fee payable to TWP by us would be equal to approximately $5.8 million less the $450,000 of fees already paid. Our board of directors was aware of the fee arrangement and took it into account in considering the TWP opinion and in approving the merger. Further, we agreed to reimburse TWP for its reasonable out-of-pocket expenses and to indemnify TWP, its affiliates and their respective partners, directors, officers, agents, consultants, employees and controlling persons against specific liabilities, including liabilities under the federal securities laws.

In the ordinary course of its business, TWP may actively trade in our common stock and the debt or equity securities of AVX for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Effects on ATC if the Merger is Not Completed

If the merger agreement is not approved and adopted by our stockholders or if the merger is not completed for any other reason, stockholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company and our common stock will continue to be traded on the American Stock Exchange. In addition, if the merger is not completed, we expect that management will operate the business in a manner that is similar to that in which it is being operated today and that our stockholders will continue to be subject to the same risks and opportunities as they currently are subject, including, among other things, the nature of our industry on which our business largely depends, and general economic and market conditions. Further, we will have incurred substantial legal, investment banking, accounting and other expenses (currently estimated to be as much as $2,500,000) pursuing the merger, and, under certain circumstances, we may have to pay AVX a $5,000,000 termination fee, all of which would have a substantial adverse effect on our financial performance during the fiscal periods in which such costs were incurred. Accordingly, if the merger is not completed, we cannot predict the effect of these risks and opportunities on the future value of your shares. If the merger agreement is not approved and adopted by our stockholders or if the merger is not completed for any other reason, we cannot assure you that any other transaction that is acceptable to us will be offered or that our business, prospects or results of operations will not be adversely impacted.

Interest of Our Directors and Officers in the Merger

Some of our directors and executive officers may continue in the employ of the Company following the merger and/or may have interests in the merger that are different from, or in addition to, the interests of the stockholders generally. These interests, to the extent material, are described below. Our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement.

Related Party Leases

We presently lease certain real property from entities controlled by our president, chief executive officer and principal stockholder, Victor Insetta. In the case of each such lease, we have periodically obtained appraisal letters indicating that the fixed rentals in effect did not exceed fair market rentals in the area.

We, through our wholly-owned subsidiary, American Technical Ceramics (Florida), Inc., which we refer to in this proxy statement as ATC-Florida, lease an administrative office, manufacturing and research and development complex located in Jacksonville, Florida from V.P.I. Properties Associates, a partnership controlled by Mr. Insetta, under a capital lease. At June 30, 2007, this complex had an aggregate cost of $5,104,000 and a net book value of $1,206,000. The lease is for a period of 30 years, was capitalized using an interest rate of 10.5% and expires on September 30, 2010. The lease currently provides for base rent of approximately $812,000 per annum (approximately $68,000 per month). The fixed rental is adjusted upward (but not downward) annually based upon the increase, if any, in the Consumer Price Index for all Urban Consumers for the last reported month available on August 1st of each year during the lease compared to such index for the same month in the previous calendar year. In no event may the monthly payments in respect of fixed rent under the lease be less than the monthly payments of principal and interest due and payable by V.P.I. Properties Associates in connection with the financing for this complex. ATC-Florida is also obligated to pay all expenses arising in connection with this real estate, including all real estate taxes, assessments, insurance, utilities and repairs. The lease also provides for increases to the base rent in connection with any new construction at the Jacksonville Facility. Under the lease, upon any new construction being placed into use, the base rental is subject to increase to the fair market rental of the Jacksonville Facility, including the new construction.

We, through ATC-Florida, have the right at the end of the lease term to purchase the Jacksonville Facility at its fair market value and have a right of first offer to purchase the Jacksonville Facility if VPI elects to sell it in the interim.

In the fiscal year ended June 30, 2007, the aggregate rental paid by ATC-Florida under this lease was $860,707. In addition, ATC-Florida incurred expenses of $393,524 for real estate taxes, $630,951 for utilities and $164,476 for leasehold improvements.

We also lease from Stepar Leasing LLC, a limited liability company owned by Mr. Insetta which we refer to in this proxy statement as Stepar Leasing, the land and building at 15 Stepar Place, Huntington Station, New York. Under this lease, we currently pay annual base rent of $446,000. The lease was recently extended and currently expires on August 31, 2012, subject to three five-year renewal options.

We are also responsible for payment of all real estate taxes and all utilities and repairs relating to the property. During the fiscal year ended June 30, 2007, the total amount of rent we paid for this facility was $450,282. In addition, we incurred expenses of $65,307 for real estate taxes, $384,662 for utilities and $79,473 for leasehold improvements. We have the option to purchase the New York property at any time during the lease at its fair market value and a right of first offer if Stepar Leasing elects to sell it in the interim.

Severance Agreements

We have entered into severance agreements with Kathleen Kelly, our vice president -administration, Andrew Perz, our vice president — finance, and Harrison Tarver, our vice president — quality control. Under the terms of each of Ms. Kelly’s, Mr. Perz’s and Mr. Tarver’s severance agreements, he or she is entitled to receive the following severance or other benefits upon our termination of his or her employment without cause or resignation by him or her for good reason (as defined below):

•	payment of his or her base salary at the then current rate (currently $137,224 for Mr. Perz, $157,514 for Ms. Kelly and $141,341 for Mr. Tarver) for the number of months equal to the sum of the number of years the employee has been an officer of ATC, plus three (up to a maximum of 15 months);

•	continuation of medical insurance of the nature and in the amount of the coverage provided at the time of termination to the employee and the employee’s family for the same severance period the employee receives base salary; and

•	the opportunity to exercise all vested stock options until the earlier of the end of the severance period and the date as of which the option exercise period would have expired but for termination of the employee’s employment.

For purposes of the severance agreements, ‘‘cause’’ means: the employee’s conviction of a felony or other crime of moral turpitude; the employee’s commission of any act or omission to take any action in bad faith to the material detriment of ATC; or the willful and continued failure to perform duties consistent with his or her position. For purposes of the severance agreements, ‘‘good reason’’ means, after a change in control (including in connection with the merger) of ATC: a material adverse change in the employee’s status or responsibilities; a material reduction in the employee’s aggregate compensation; the failure to provide any benefits due to the employee; or a geographic relocation without the employee’s consent.

In addition, the employment agreements of Richard Monsorno, our senior vice president — technology, David Ott, our senior vice president – New York operations, and Judah Wolf, our senior vice president — thin film products, contain severance provisions, which are described below.

Under the terms of Mr. Monsorno’s employment agreement, if he is terminated prior to the expiration of his employment agreement without cause (as defined in said agreement), for no reason at all, due to physical or mental incapacity or disability or death, or if he should resign, with or without reason, then (a) we shall pay to Mr. Monsorno his base salary at the rate provided in the employment agreement for a period of 15 months from the date upon which termination takes effect, (b) we shall continue to provide Mr. Monsorno and his family with medical insurance coverage of the nature and in the amount of the coverage provided at the time of termination for a period equal to the greater of 18 months and the remainder of the employment term had the employment not been terminated, and (c) Mr. Monsorno shall be entitled to exercise all stock options which have vested on or prior to the date of termination for a period of one year after such termination.

Under the terms of Mr. Ott’s employment agreement, if he is terminated prior to the expiration of his employment agreement without cause (as defined in said agreement) or for no reason at all, we shall continue to pay Mr. Ott his base salary for one year from the date the termination takes effect.

Under the terms of Mr. Wolf’s employment agreement, if the agreement is terminated without cause (as defined in the agreement), or for no reason, (a) we shall continue to pay Mr. Wolf his base salary until the earlier of (i) Mr. Wolf’s death, and (ii) the date the term of the agreement was next scheduled to expire, and (b) Mr. Wolf shall be entitled to exercise all of his stock options that have vested on or prior to the date of termination for a period of one year after such termination.

Stock Options

At the effective time of the merger, each unexercised option to purchase shares of our common stock (whether vested or unvested), will be converted into the right to receive an amount in cash (less any applicable withholding of taxes) equal to the product of (a) the number of shares of our common stock issuable upon full exercise of the option, multiplied by (b) the excess, if any, of $24.75 over the per share exercise price of the option.

The following table sets forth the value of options held by our executive officers and directors:

Name	Aggregate Shares Subject to Options	Number of Shares Underlying Unvested Options	Weighted Average Exercise Price of Vested and Unvested Options	Approximate Consideration(1)
Directors
Victor Insetta	0	0	$0	$0
Dov Bacharach	25,000	7,500	$8.49	$406,550
Stuart Litt	25,000	7,500	$8.49	$406,550
Chester Spence	25,000	7,500	$8.49	$406,550
Thomas Volpe	25,000	7,500	$8.49	$406,550
Executive Officers
Robert Grossbach	12,000	10,000	$11.97	$153,375
William Johnson	40,000	20,000	$13.22	$461,200
Kathleen Kelly	0	0	$0	$0
Richard Monsorno	40,000	0	$15.75	$360,000
David Ott	37,200	0	$3.17	$802,624
Andrew Perz	44,000	0	$9.85	$655,400
Harrison Tarver	29,000	0	$10.35	$417,500
Judah Wolf	20,000	0	$6.44	$366,250

(1)	Illustrates the approximate consideration to be received pursuant to the merger agreement in connection with the cancellation of outstanding stock options. Calculated for each individual by multiplying the aggregate number of shares subject to options by the difference between $24.75 (the per share amount of merger consideration) and the weighted average price of all such options.

Transaction Bonus Agreements

In November 2006, in recognition of the additional responsibilities each of them would have in connection with the proposed sale of the company, the compensation committee of our board approved transaction bonuses for Ms. Kathleen M. Kelly, our vice president– administration, and Mr. Andrew Perz, our vice president– finance, in an amount to be determined by the compensation committee upon the consummation of the merger, but at least equal to his or her respective base salaries. If a transaction is not consummated, the compensation committee has discretion to determine whether a bonus is in order. On May 21, 2007, we entered into transaction bonus agreements with Ms. Kelly and Mr. Perz memorializing these terms.

In consideration of the additional requirements on their time and their efforts on behalf of ATC and our stockholders in connection with the merger agreement and the merger, our board of directors has determined to pay each of our non-employee directors a cash fee of $25,000 inclusive of the $15,000 annual retainer each is entitled to receive in respect of fiscal year 2008.

Indemnification and Insurance

AVX and the surviving corporation have agreed to indemnify and hold harmless our present and former officers and directors in respect of acts or omissions occurring while such persons are officers and directors.

Additionally, AVX will provide directors’ and officers’ liability insurance for our current or former officers or directors with respect to any actions or omissions by such directors of officers occurring prior to the effective time (see ‘‘— Insurance and Indemnification,’’ beginning on page 39.) Further, we may obtain and fully pay for a ‘‘tail’’ directors’ and officers’ liability insurance policy covering those individuals who are covered by our existing directors’ and officers’ liability insurance policy with a claims period of at least six years following the effective time.

Appraisal Rights

Under the DGCL, if you do not wish to accept the merger consideration of $24.75 per share for your shares of our common stock as provided in the merger agreement, you have the right to dissent from the merger and to seek an appraisal of, and to be paid the fair value (exclusive of any element of value arising from the accomplishment or expectation of the merger) for, the shares of our common stock held by you, provided that you comply with the provisions of DGCL Section 262.

Holders of record of our common stock who do not vote in favor of the merger agreement and who otherwise comply with the applicable statutory procedures will be entitled to exercise appraisal rights under DGCL Section 262. A person having a beneficial interest in shares of our common stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures that must be followed by a stockholder in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement.

Holders of shares of our common stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive, in lieu of the consideration that they would otherwise receive in the merger, payment in cash of the ‘‘fair value’’ of the shares of our common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by that court. Under Section 262 of the DGCL, when a proposed merger of a Delaware corporation is to be submitted for approval at a meeting of its stockholders, the corporation, not less than twenty days prior to the meeting, must notify each of its stockholders who was a stockholder on the record date for this meeting with respect to shares for which appraisal rights are available, that appraisal rights are so available, and must include in this required notice a copy of Section 262 of the DGCL.

This proxy statement constitutes the required notice to the holders of the shares of our common stock of appraisal rights in connection with the merger, and Section 262 of the DGCL is attached to this proxy statement as Annex C. Any stockholder who wishes to exercise his, her or its appraisal rights in connection with the merger or who wishes to preserve the right to do so should review the following discussion and Annex C carefully, because failure to timely and properly comply with the procedures specified in Annex C will result in the loss of appraisal rights under the DGCL.

A holder of our common stock wishing to exercise appraisal rights must not vote in favor of the adoption of the merger agreement, and must deliver to ATC before the taking of the vote on the adoption of the merger agreement at the special meeting a written demand for appraisal of his, her or its shares of our common stock. This written demand for appraisal must be separate from any proxy or ballot abstaining from the vote on the adoption of the merger agreement or instructing or effecting a vote against the adoption of the merger agreement. This demand must reasonably inform us of the identity of the stockholder and of the stockholder’s intent thereby to demand appraisal of his, her or its shares in connection with the merger. A holder of our common stock wishing to exercise appraisal rights must be the record holder of the shares of our common stock on the date the written demand for appraisal is made and must continue to hold the shares of our common stock through the effective date of the merger. Accordingly, a holder of our common stock who is the record holder of our common stock on the date the written demand for appraisal is made, but who thereafter transfers the shares of our common stock prior to consummation of the merger, will lose any right to appraisal in respect of the shares of our common stock.

A proxy that is signed and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote AGAINST adoption of the merger agreement, or abstain from voting on the adoption of the merger agreement.

Only a holder of record of our common stock on the date of the making of a demand for appraisal will be entitled to assert appraisal rights for the shares registered in that holder’s name.    A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, and must state that the person intends to demand appraisal of the holder’s shares. If the shares are held of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depository or other nominee, execution of the demand should be made in that capacity, and if the shares are held of record by more than one holder as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint holders. An authorized agent, including an agent for one or more joint holders, may execute a demand for appraisal on behalf of a holder of record. The agent, however, must identify the record holder or holders and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record holder or holders. A record holder such as a broker who holds our common stock as nominee for several beneficial owners may exercise appraisal rights with respect to shares held for one or more beneficial owners while not exercising appraisal rights with respect to shares held for other beneficial owners. In this case, the written demand should set forth the number of shares as to which appraisal is sought. When no number of shares is expressly mentioned, the demand will be presumed to cover all shares of our common stock in brokerage accounts or other nominee forms held by such record holder, and those who hold shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights under Section 262 of the DGCL are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

A stockholder who elects to exercise appraisal rights under Section 262 of the DGCL should mail or deliver a written demand to: American Technical Ceramics Corp., One Norden Lane, Huntington Station, New York 11746, Attention: Kathleen M. Kelly, Corporate Secretary.

If we complete the merger, we will give written notice of the effective time of the merger within ten days after the effective time of the merger to each of our former stockholders who did not vote in favor of the merger agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation or any former ATC stockholder who has complied with the statutory requirements summarized above may file a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by the stockholder, demanding a determination of the fair value of the shares of our common stock that are entitled to appraisal rights. None of AVX, ATC or the surviving corporation is under any obligation to, and none of them has any present intention to, file a petition with respect to the appraisal of the fair value of the shares of our common stock, and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation or AVX will initiate any negotiations with respect to the fair value of such shares. Accordingly, it is the obligation of ATC stockholders wishing to assert appraisal rights to take all necessary action to perfect and maintain their appraisal rights within the time prescribed in Section 262 of the DGCL.

Within 120 days after the effective date of the merger, any former ATC stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of our common stock not voted in favor of adopting the merger agreement, and with respect to which demands for appraisal have been received and the aggregate number of former holders of these shares of our common stock. These statements must be mailed within ten days after a written request therefor has been received by the surviving corporation or within ten days after expiration of the period for delivery of demands for appraisal under Section 262 of the DGCL, whichever is later.

If a petition for an appraisal is filed timely with the Delaware Court of Chancery by a former ATC stockholder and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within twenty days of service to file with the Delaware Register in

Chancery a duly verified list containing the names and addresses of all former ATC stockholders who have demanded appraisal of their shares of our common stock and with whom agreements as to value have not been reached. After notice to such former ATC stockholders as required by the Delaware Court of Chancery, the Delaware Court of Chancery shall conduct a hearing on such petition to determine those former ATC stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the former ATC stockholders who demanded appraisal of their shares of our common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding. If any former ATC stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to that former stockholder.

After determining which, if any, former ATC stockholders are entitled to appraisal, the Delaware Court of Chancery will appraise their shares of our common stock, determining their ‘‘fair value,’’ exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. ATC stockholders considering seeking appraisal should be aware that the fair value of their shares as determined under Section 262 of the DGCL could be more than, the same as or less than the value of the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares, and that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a merger are not opinions as to fair value under Section 262 of the DGCL. In determining ‘‘fair value,’’ the Delaware Court of Chancery is required to take into account all relevant factors.

The costs of the appraisal action may be determined by the Delaware Court of Chancery and levied upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a former ATC stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any former ATC stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal.

Any holder of our common stock who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the consummation of the merger, be entitled to vote the shares of our common stock subject to this demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of our common stock as of a record date prior to the effective date of the merger).

If any stockholder who properly demands appraisal of his, her or its shares of our common stock under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, his, her or its right to appraisal as provided in Section 262 of the DGCL, that stockholder’s shares will be deemed to have been converted into the right to receive the merger consideration payable in the merger in respect of those shares (without interest). An ATC stockholder will fail to perfect, or effectively lose or withdraw, his, her or its right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective date of the merger, or if the stockholder delivers to ATC or the surviving corporation, as the case may be, a written withdrawal of their demand for appraisal. Any attempt to withdraw an appraisal demand in this matter more than 60 days after the effective date of the merger will require the written approval of the surviving corporation and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of these rights, in which event the shares held by the ATC stockholder will be deemed to have been converted into the right to receive the merger consideration payable in the merger in respect of those shares (without interest).

Any stockholder wishing to exercise appraisal rights is urged to consult with legal counsel prior to attempting to exercise such rights.

Material United States Federal Income Tax Consequences

The following is a summary of material U.S. federal income tax consequences of the merger to holders of our common stock whose shares are converted into cash in the merger. This discussion is for general information only and does not purport to consider all aspects of U.S. federal income taxation that may be relevant to holders of shares of our common stock. The discussion is based upon the current provisions of the Internal Revenue Code of 1986, as amended, its legislative history, Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. The summary does not address all of the U.S. federal income tax consequences that may be relevant to particular holders in light of their individual circumstances or to holders who are subject to special rules (for example, persons who are not citizens or residents of the United States, insurance companies, dealers or brokers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, tax-exempt organizations, financial institutions, mutual funds, pass-through entities and investors in such entities, holders who hold their shares of our common stock as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment or other risk-reduction transaction or who are subject to alternative minimum tax, holders who perfect their appraisal rights under Delaware law or holders who acquired their shares of our common stock upon the exercise of employee stock options or otherwise as compensation), nor does it address the U.S. federal income tax consequences to persons who do not hold the shares of our common stock as ‘‘capital assets’’ within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment).

The receipt of cash for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. For U.S. federal income tax purposes, a holder who receives cash in exchange for shares of our common stock pursuant to the merger will generally recognize capital gain or loss equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the shares of our common stock surrendered in exchange therefor. Gain or loss will be determined separately for each block of shares of our common stock (that is, shares of our common stock acquired at the same cost in a single transaction) exchanged for cash pursuant to the merger. Such capital gain or loss will be long-term capital gain or loss if the holder’s holding period for the shares of our common stock exceeds one year at the time of the consummation of the merger. Certain limitations apply to the use of capital losses.

A holder (other than certain exempt stockholders, including, among others, all corporations and certain foreign individuals) that exchanges shares of our common stock for cash pursuant to the merger may be subject to backup withholding at a rate of 28% unless the holder provides the holder’s taxpayer identification number (TIN), and certifies under penalties of perjury that such TIN is correct (or properly certifies that it is awaiting a TIN) and certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A holder that does not furnish a required TIN or that does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the Internal Revenue Service. Each holder should complete and sign the Substitute Form W-9 included as part of the letter of transmittal that will be sent to stockholders promptly following completion of the merger so as to provide the information and certification necessary to avoid backup withholding. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund generally can be obtained by the holder by filing a U.S. federal income tax return.

THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND IS BASED ON THE LAW IN EFFECT ON THE DATE HEREOF. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE MERGER.

Regulatory Approvals

Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, which we refer to in this proxy statement as the HSR Act, the merger would not have been allowed to be completed until the expiration or early termination of a 30-day waiting period following the filing of notification and report forms with the Antitrust Division of the United States Department of Justice (which we refer to in this proxy statement as the Antitrust Division) and the Federal Trade Commission (which we refer to in this proxy statement as the FTC) by ATC and AVX (unless a request for additional information and documentary material was received from the Antitrust Division or the FTC or unless early termination of the waiting period was granted). If, within the initial 30-day waiting period, either the Antitrust Division or the FTC issued a request for additional information and documentary material concerning the merger, then the waiting period would have been extended until the 30th calendar day after the date of substantial compliance with the request by both parties, unless earlier terminated by the Antitrust Division or the FTC or further extended by court order or with the consent of ATC and AVX. ATC and AVX filed their respective notification and report forms with the Antitrust Division and the FTC under the HSR Act on July 11, 2007, and the waiting period under the HSR Act expired on August 10, 2007, without the imposition by the FTC or the Antitrust Division of any conditions to or restrictions on the consummation of the merger.

The parties also derive revenues in a number of other international and domestic jurisdictions where merger control filings or approvals may be required or advisable in connection with the completion of the merger. We are currently in the process of reviewing where merger control filings or approvals may be required or desirable, and we have made or will make filings in such jurisdictions.

The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the merger. At any time before or after the merger, the Antitrust Division, the FTC, a state attorney general or a foreign competition authority could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of substantial assets of ATC or AVX or their subsidiaries. Private parties may also bring legal actions under the antitrust laws under certain circumstances.

While we believe that we will receive the requisite approvals and clearances for the merger, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, of the result of such challenge. Similarly, there can be no assurance that ATC and AVX will obtain the regulatory approvals necessary to complete the merger or that the granting of these approvals will not involve the imposition of conditions to the completion of the merger or require changes to the terms of the merger. These conditions or changes could result in the conditions to the merger not being satisfied prior to the termination date or at all. Under the terms of the merger agreement, AVX is not obligated to consent to any condition that seeks to prohibit or limit the ownership or operation by us or AVX of a material portion of our or their business or assets as a result of the merger, seeks to impose limitations on the ability of AVX to acquire, hold or exercise full rights of ownership of any common stock, seeks to prohibit AVX from effectively controlling in any material respect the business or operations of AVX, ATC or any affiliates, or otherwise would be expected to have a material adverse effect on ATC.

THE MERGER AGREEMENT

The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We urge you to carefully read the merger agreement in its entirety.

Structure of the Merger

The merger agreement provides that Acquisition Sub, a wholly-owned subsidiary of AVX, will merge with and into ATC. ATC will thereafter continue to exist as a wholly-owned subsidiary of AVX. ATC is sometimes referred to herein as the surviving corporation. As a result of the merger, all of our and Acquisition Sub’s assets, properties, rights, privileges, immunities, powers and franchises will become those of the surviving corporation and all of our and Acquisition Sub’s debts, liabilities and duties will become those of the surviving corporation.

Effective Time

The closing date for the merger will be the third business day following the day on which all conditions to closing in the merger agreement have been satisfied or waived or on another date as agreed upon by the parties. We currently expect to complete the merger during the third quarter of calendar year 2007 (the first quarter of our 2008 fiscal year). However, we cannot assure you when, or if, all the conditions to completion of the merger will be satisfied or waived. See ‘‘Conditions to the Merger’’ below.

The merger will be effective when we file a certificate of merger with the Secretary of State of the State of Delaware, or at such later time as we and AVX specify in the certificate of merger.

Directors and Officers

The merger agreement provides that the directors and officers of Acquisition Sub immediately prior to the effective time will be the directors and officers of the surviving corporation following the merger; provided, that it is currently contemplated that certain current directors and officers of ATC may continue as directors and officers of the surviving corporation immediately following the effective time for the sole purpose of completing ATC’s filing of its annual report on Form 10-K for the year ended June 30, 2007, and that the resignations of such directors and officers will become effective upon the filing of such annual report.

Merger Consideration

The merger agreement provides that each share of our common stock outstanding immediately prior to the effective time of the merger (other than shares owned by us, AVX or Acquisition Sub or any of our respective wholly-owned subsidiaries, which will be cancelled, or by holders properly perfecting appraisal rights under the DGCL) will be converted at the effective time of the merger into the right to receive $24.75 in cash, without interest and less any applicable withholding taxes.

Treatment of Stock Options

The merger agreement provides that, at the effective time of the merger, each unexercised option (whether vested or unvested) to purchase ATC common stock will be converted into the right to receive an amount in cash (without interest and less any applicable withholding taxes) equal to the number of shares of our common stock underlying the option multiplied by the amount, if any, by which $24.75 exceeds the option exercise price.

Payment Procedures

AVX and ATC have designated American Stock Transfer and Trust Company to act as exchange agent. At the closing of the merger, AVX will deposit with the exchange agent the aggregate amount of the merger consideration due to our stockholders.

As soon as reasonably practicable after the effective time of the merger, and in any event within three business days, the exchange agent will send to each stockholder and optionholder a letter of transmittal providing instructions for surrendering stock certificates evidencing shares of our common stock and option agreements evidencing options. You will, upon surrender of a certificate or option agreement together with a properly completed letter of transmittal, be entitled to receive the per share merger consideration for each share of common stock represented by that certificate or agreement. In the case of options, the merger consideration you receive will be net of the option exercise price. The merger consideration you receive will not include interest and will be reduced by the amount of any applicable withholding taxes.

YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES OR OPTION AGREEMENTS TO THE EXCHANGE AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES OR OPTION AGREEMENTS WITH THE ENCLOSED PROXY CARD.

The transmittal instructions provided by the exchange agent will tell you what to do if you have lost your stock certificate or option agreement, or if it has been stolen or destroyed. In summary, you will be required to submit an affidavit identifying such certificate or option agreement as lost, stolen or destroyed, and may be required to provide an indemnity reasonably acceptable to the surviving corporation to indemnify it against any claim that may be made with respect to such stock certificate or option agreement.

Any portion of the merger consideration deposited with the exchange agent that remains undistributed to our stockholders and optionholders for 18 months after the effective time of the merger will be delivered to AVX. Stockholders and optionholders who have not surrendered their stock certificates prior to the delivery of such funds to AVX may only look to AVX for the payment of merger consideration after this time.

Representations and Warranties

We have made various representations and warranties in the merger agreement to AVX and Acquisition Sub, including representations and warranties relating to, among other things:

•	our and our subsidiaries’ organization, good standing and qualification to do business;

•	our corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated thereby;

•	our capitalization;

•	the governmental consents and filings that are required to complete the merger;

•	absence of conflicts with, or violations of, organizational documents and applicable laws and the absence of breaches or defaults of any material contracts;

•	the reports, proxy statements and financial statements we have filed with the Securities and Exchange Commission, or the SEC, and the accuracy of the information in those documents;

•	our internal controls over financial reporting and reporting procedures;

•	our compliance with applicable laws and license requirements;

•	actions by our board of directors and stockholders relating to the merger;

•	real property;

•	environmental matters;

•	our financial statements and the absence of certain undisclosed liabilities;

•	the absence of certain changes or events since March 31, 2007;

•	litigation;

•	certain employment and labor matters;

•	employee benefit plans;

•	tax matters;

•	our material contracts;

•	transactions with interested parties;

•	insurance policies;

•	certain business practices;

•	intellectual property;

•	except for fees paid to TWP, the absence of any broker’s fees;

•	our receipt of a fairness opinion from TWP; and

•	our computer systems.

Certain of our representations and warranties are qualified by a material adverse effect standard. A material adverse effect, for purposes of our representations and warranties, means a material adverse effect on our and our subsidiaries’ business, assets, properties, results of operations or financial condition, taken as a whole, or ability to consummate the merger. However, a material adverse effect does not include any (i) effect resulting from the public announcement of the merger agreement, our compliance with the merger agreement or the consummation of the merger, (ii) effect resulting from a change in United States or foreign economies or financial markets generally, (iii) change that generally affects any industries in which we operate that does not disproportionately affect us, (iv) effect of any action taken by AVX, without our participation or consent, with respect to the transactions contemplated by the merger agreement, (v) effect resulting from an act of war or terrorism, (vi) effect resulting from changes in United States generally accepted accounting principles, or GAAP, or in any other statute, rule or regulation unrelated to the merger, (vii) effect resulting from a failure to meet our estimates of revenues or earnings, or (viii) effect resulting from a decline in our stock price.

In addition, AVX and Acquisition Sub have jointly and severally made representations and warranties to ATC regarding, among other things:

•	their organization, good standing and qualification to do business;

•	their corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated thereby;

•	the capitalization of Acquisition Sub;

•	the absence of certain litigation;

•	the governmental consents and filings that are required to complete the merger;

•	the absence of conflicts with, or violations of, organizational documents and applicable laws and the absence of breaches or defaults of any material contracts;

•	their financial capability to complete the merger;

•	their access to our information;

•	their lack of ownership of our common stock; and

•	except for fees paid to UBS AG, the absence of any broker’s fees.

The representations and warranties of each of the parties will expire upon completion of the merger or termination of the merger agreement.

Covenants

Conduct of Our Business

From the date of the merger agreement until completion of the merger, we and our subsidiaries have agreed to operate our businesses only in the ordinary course and to use our reasonable best efforts to preserve intact our business organizations and assets, keep available the services of our present officers, employees, consultants and independent contractors, maintain in effect our contracts and preserve the present relationships with suppliers, customers, licensees and other persons with which we or our subsidiaries have business relations.

In addition, we have agreed that, subject to certain exceptions, we will not do the following without the prior written consent of AVX:

•	amend or otherwise change our certificate of incorporation or by-laws or the certificate of incorporation, by-laws or any other organizational document of any of our subsidiaries;

•	issue, sell, transfer, pledge, dispose of or encumber any of the shares of our stock or the stock of any of our subsidiaries, except for the issuance of shares of common stock pursuant to the exercise of outstanding options;

•	sell, transfer, pledge, dispose of or encumber any of our assets, other than in the ordinary course of business;

•	declare, set aside or pay any dividend or other distribution in respect of any of our capital stock or other equity interests;

•	split, combine, reclassify, repurchase, redeem or otherwise acquire any of our capital stock or other securities;

•	adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the merger);

•	form any subsidiary or acquire any equity or other interest in any other entity or person;

•	sell, transfer, lease, license, mortgage, pledge, dispose of, encumber or grant any interest in our intellectual property;

•	incur any indebtedness, issue any debt securities or assume, guaranty or endorse the obligations of another person;

•	make any loans or financial commitments, other than to our subsidiaries;

•	hire or terminate any key employee, consultant or contractor, except terminations in the ordinary course of business, or increase the compensation payable to, or benefits provided to, directors, officers or employees, except for increases in the ordinary course of business consistent with past practice in salaries or wages of our employees who are not directors or officers not to exceed 6%;

•	grant any severance or termination payments to or enter bonus or incentive arrangements with any director, officer or employee or establish or amend any employee benefit plan;

•	change any accounting policies or procedures;

•	accelerate the collection of or discount any account receivable, delay the payment of accounts payable or defer expenses other than in the ordinary course of business;

•	create, incur, suffer to exist or assume any lien, other than certain permitted liens;

•	amend, modify or terminate any material contract;

•	enter into any contract involving aggregate payments or a value in excess of $100,000, other than in the ordinary course of business;

•	settle any tax liability;

•	pay, settle or commence litigation or waive or assign any material rights or claims;

•	with respect to taxes, change any election, annual accounting period, method of accounting or file any amended return; or

•	authorize, recommend, propose or agree to do any of the foregoing.

Filings and Notifications

ATC and AVX have agreed to cooperate with each other and use their reasonable best efforts to take all actions reasonably necessary to complete the merger, including preparing and filing all necessary regulatory filings and obtaining as promptly as practicable all consents, registrations, approvals, permits and authorizations that must be obtained from any third party or governmental authority to complete the merger. In particular, ATC and AVX have agreed:

•	to make the filings required under the HSR Act with the FTC, the Department of Justice and any other governmental authority necessary, which notifications were filed or made on or before July 11, 2007;

•	to use reasonable best efforts to resolve any objections asserted by any governmental authority under the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, or any other laws or orders designed to prohibit monopolization;

•	to use reasonable best efforts to obtain all other approvals from governmental authorities and make all other necessary registrations and filings under applicable law required in connection with the authorization, execution and delivery of the merger agreement and related documents; and

•	to obtain approvals from any third parties necessary to complete the merger.

No Solicitation of Other Proposals

Subject to the exceptions set forth below, we have agreed that, during the term of the merger agreement, we will not (and will cause each of our subsidiaries not to), nor will any of our officers, directors, employees, representatives or agents, directly or indirectly:

•	initiate, solicit, participate in any discussions or negotiations regarding, provide any non-public information with respect to, or intentionally encourage or seek any inquiries or communications relating to the making of an acquisition proposal;

•	enter into any letter of intent, memorandum, agreement in principle or other agreement constituting or relating to an acquisition proposal; or

•	grant a release or waiver to a third party of any standstill or confidentiality provisions of any agreement to which we are a party.

For the purposes of the merger agreement, an ‘‘acquisition proposal’’ means any contract, proposal, offer, inquiry or other indication of interest relating to any of the following:

•	a merger, consolidation, share exchange, take-over bid, recapitalization, dissolution, liquidation or other indirect or direct business combination involving us or any of our subsidiaries;

•	the issuance or the acquisition of securities of ATC or a subsidiary or any tender or exchange offer that, if consummated, would result in any person beneficially owning 20% or more of the shares of ATC or a subsidiary;

•	the acquisition of any business or group of assets that generates 20% or more of our and our subsidiaries’ consolidated net income or net revenues or that constitutes 20% or more of our and our subsidiaries’ assets; or

•	any other transaction which could impede or materially delay the transactions contemplated by the merger agreement.

We may furnish information to, or enter into discussions or negotiations with, any third party in connection with an unsolicited bona fide proposal relating to an acquisition proposal, if, and only if, prior to taking such action:

•	our board determines in good faith that such action is required for our board to comply with its fiduciary duties to our stockholders; and

•	we execute a confidentiality agreement with the third party on terms that are comparable and no less restrictive than the confidentiality agreement with AVX.

If our board of directors receives an acquisition proposal which it determines in its good faith (after consultation with its financial advisors and legal counsel) is superior to the merger agreement with AVX, taking into account the person making the acquisition proposal and the likelihood and timing of consummation, our board of directors may:

•	withdraw or modify its recommendation to approve the merger agreement;

•	approve or recommend the superior proposal;

•	enter into an agreement with respect to such superior proposal; or

•	terminate the merger agreement;

provided, however, that prior to taking any of these actions, (i) we must give written notice to AVX at least three days prior to such action, setting forth the material terms and conditions of the superior proposal; (ii) we must allow AVX, within this three day period, to propose an improved transaction; and (iii) AVX shall not have, within such three day period, proposed an improved transaction to our board which our board determines, in good faith, after consultation with our outside legal and financial advisors, to be at least as favorable to our stockholders as the superior proposal. If we terminate the merger agreement with AVX in connection with a superior proposal or if AVX terminates the merger agreement because our board of directors has approved or recommended a superior proposal or withdrawn or modified its recommendation to approve the AVX merger agreement in a manner which is adverse to AVX, then we will be required to pay AVX a $5,000,000 termination fee.

Insurance and Indemnification

The merger agreement provides that AVX and the surviving corporation will each indemnify and hold harmless our present and former officers and directors in respect of acts or omissions occurring while such persons were officers and directors to at least the same extent as provided in the Certificate of Incorporation and By-laws of the surviving corporation. AVX and the surviving corporation have each agreed not to amend, repeal or modify such provisions in any manner that would adversely affect the rights thereunder of such persons.

For a period of six years from the effective time of the merger, AVX will provide directors’ and officers’ liability insurance for our current or former officers or directors with respect to any actions or omissions by such directors of officers occurring prior to the effective time on terms no less favorable than those that we currently have in place, but is not obligated to pay annual premiums in excess of 200% of the annual premiums we currently pay for directors’ and officers’ liability insurance. Further, we may obtain and fully pay for a ‘‘tail’’ directors’ and officers’ liability insurance policy covering those individuals who at the time of the execution of the merger agreement are covered by our existing directors’ and officers’ liability insurance policy with a claims period of at least six years following the effective time.

Employee Benefits

Following the completion of the merger, the surviving corporation shall employ or retain each of the employees that are employees of ATC or any of our subsidiaries as of the time of the merger, on substantially the same terms and conditions as such employees were employed prior to the merger. AVX has agreed to either maintain the current company benefit plans or cover each employee under benefit plans provided to similarly situated employees of AVX, provided that the plans are at least as favorable to such employees as the ATC plans. AVX has also agreed to cause any new benefit plans in which our employees are eligible to participate to take into account, for eligibility and vesting purposes, our employees’ services with ATC prior to the merger as though such service was with AVX. AVX will also use its reasonable best efforts to credit any employees for any co-payments or deductibles paid under ATC plans prior to the employees’ participation in AVX plans and waive all pre-existing condition exclusions and limitations applicable to such employees under the AVX plans. However, these provisions are not intended to create any employment contract or other agreement with any person or to amend any ATC or AVX benefit plan.

Other Covenants

The merger agreement contains additional agreements between ATC and AVX relating to, among other things:

•	the filing of this proxy statement with the SEC (and cooperation in response to any comments from the SEC with respect to the proxy statement);

•	the special meeting of stockholders of ATC and the recommendation of our board of directors;

•	AVX’s access to our properties, books, contracts, records and other information between the date of the merger agreement and closing;

•	notification to ATC or AVX of any event, condition, fact or other item of which the other party becomes aware between the date of the merger agreement and closing that would constitute a material breach of the merger agreement;

•	coordination of press releases and other public announcements or filings related to the merger;

•	updates to the disclosure schedules to the merger agreement for post-signing events.

Conditions to the Merger

The obligations of ATC, Acquisition Sub and AVX to complete the merger are subject to the satisfaction of the following conditions:

•	expiration or termination of all waiting periods under the HSR Act or other applicable antitrust laws;

•	receipt of all approvals of, or declarations and filings with, any necessary governmental authority; and

•	approval of the merger by a majority of holders of our outstanding common stock.

In addition, the obligations of AVX and Acquisition Sub to complete the merger are subject to the satisfaction of the following conditions:

•	the representations and warranties that we made in the merger agreement that are qualified as to materiality being true and correct, and each of the representations and warranties that are not so qualified being true and correct in all material respects, each as of the date of the merger agreement and as of the date of the closing of the merger (except for those representations and warranties made as of a specified date), in each case, after taking into account any disclosure we make prior to closing with respect to post-signing events;

•	our performance, in all material respects, of the obligations, agreements and covenants required under the merger agreement to be performed by us prior to the closing;

•	the receipt of a certificate signed on behalf of ATC by our president or chief executive officer certifying that the above conditions have been met;

•	the receipt of all third party consents that are necessary for the consummation of the merger;

•	the delivery of good standing certificates for us and each of our subsidiaries;

•	except as specified by AVX, the resignation of each member of the boards of directors and each officer of ATC and each subsidiary;

•	the receipt of a certificate signed by a senior executive officer of ATC certifying the resolutions authorizing the merger agreement and the merger, the signatures of each officer of ATC executing the merger agreement and copies of ATC’s and each subsidiary’s certificate of incorporation and by-laws or other organizational documents;

•	the execution of an exchange agreement among ATC, AVX and the exchange agent;

•	there being no law, temporary restraining order, injunction, order, action or other legal restraint that prevents or seeks to prevent the merger;

•	there being not more than 10% of the outstanding common stock dissenting from the vote to approve the merger; and

•	us having no uncured material adverse effect.

In addition, our obligations to complete the merger are subject to the satisfaction of the following conditions:

•	the representations and warranties that AVX and Acquisition Sub made in the merger agreement being true and correct in all material respects as of the date of the merger agreement and as of the date of the closing (except for representations and warranties made as of a specified date);

•	AVX’s and Acquisition Sub’s performance, in all material respects, of the obligations, agreements and covenants required under the merger agreement to be performed by them prior to the closing;

•	our receipt of a certificate signed on behalf of AVX by its president or chief executive officer certifying that the above conditions have been met;

•	the receipt of all third party consents that are necessary for the consummation of the merger;

•	the execution of an exchange agreement among ATC, AVX and the exchange agent; and

•	there being no law, temporary restraining order, injunction, order, action or other legal restraint that prevents or seeks to prevent the merger.

Termination

The merger agreement may be terminated by written notice of the terminating party at any time prior to the effective time of the merger, even after our stockholders have approved the merger, under the following circumstances:

•	by mutual written consent of all parties;

by either party if:

•	the merger has not been completed by February 28, 2008 (or March 29, 2008 if the merger has not been completed solely due to (i) the non-receipt of any approval from a governmental authority, or (ii) the non-receipt of stockholder approval), which date we refer to in this proxy statement as the outside date; or

•	any order permanently restraining, enjoining or prohibiting the merger has become final and non-appealable;

by AVX if:

•	neither AVX nor Acquisition Sub is in material breach of any of its obligations and we have breached any of our representations or warranties or failed to perform in any material respect any covenants or agreements in the merger agreement, which breach or failure to perform is either incapable of being cured or is not cured by the later of the outside date and the date that is 10 days after AVX notifies us of such breach; or

•	our board of directors withdraws or modifies its recommendation to approve the merger in a manner adverse to AVX;

by us if:

•	we are not in material breach of our obligations and AVX or Acquisition Sub is in material breach of any representations or warranties or failed to perform in any material respect any covenants or agreements, which breach or failure to perform is incapable of being cured or is not cured by the later of the outside date and the date that is 10 days after we notify them of such breach; or

•	we receive a superior proposal, give AVX the necessary written notice, and AVX has not, within three business days, proposed an improved transaction to our board of directors which our board determines in good faith (after consultation with our financial advisors and legal counsel) to be at least as favorable to our stockholders as a superior proposal.

Termination Fees

We will have to pay AVX a termination fee of $5,000,000 if the merger agreement is terminated:

•	by us, because we have received a superior proposal and, after giving AVX the necessary written notice, AVX has not, within three business days, proposed an improved transaction to our board of directors which our board has determined in good faith (after consultation with our financial advisors and legal counsel) to be at least as favorable to stockholders as the superior proposal;

•	by AVX because our board of directors withdraws or modifies its recommendation to approve the merger in a manner adverse to AVX; or

•	by either party, because the merger agreement has not been consummated on or before the outside date and within six months of such termination, we enter into an agreement with a third party with respect to an acquisition proposal.

Expenses

The merger agreement provides that each party shall pay its own transaction expenses, whether or not the merger is consummated. All expenses incurred by us and our subsidiaries through the closing date shall be paid on the closing date. All sales and transfer taxes, antitrust filing fees and fees of the exchange agent shall be paid by AVX.

Amendment and Waiver

The merger agreement may be amended only by a written agreement signed by authorized representatives of AVX, Acquisition Sub and ATC.

At any time prior to the effective time of the merger, any party may, by written instrument, extend the time for the performance of any obligations or other acts required by the other party, waive any inaccuracies in the representations and warranties of the other party and waive compliance by the other party with any of the agreements or conditions contained in the merger agreement.

THE VOTING AGREEMENT

The following summary is qualified in its entirety by reference to the complete text of the voting agreement, which is attached as Annex D to this proxy statement and is incorporated into this proxy statement by reference. We urge you to carefully read the voting agreement in its entirety.

The 4,405,280 shares owned by Mr. Insetta and certain grantor retained annuity trusts for his benefit and the benefit of members of his family are subject to a Voting Agreement, dated June 15, 2007, among Mr. Insetta, such grantor retained annuity trusts, AVX and Acquisition Sub entered into in connection with the merger agreement pursuant to which Mr. Insetta and the grantor retained annuity trusts have agreed (i) to vote all of such shares (x) in favor of the adoption of the merger agreement and the approval of the transactions contemplated thereby, including the merger, (y) against any competing acquisition proposal, and (z) against certain other actions, including any action or agreement that would reasonably by expected to result in any condition to the consummation of the merger not being fulfilled; (ii) not to transfer any shares of common stock beneficially owned by them (other than for estate planning or similar purposes) or otherwise restrict their ability to exercise all voting rights with respect to such shares; and (iii) not to (x) solicit, initiate, encourage or take any other actions to facilitate a competing proposal, (y) enter into any agreement, arrangement or understanding with respect to a competing proposal or which requires or is intended to, or which could reasonably be expected to result in the abandonment, termination or failure to consummate the merger, or (z) participate in negotiations or discussions concerning, or furnish any information to any third party with respect to, a competing acquisition proposal. Such obligations terminate upon the earliest to occur of (A) the termination of the merger agreement, (B) the written consent of the parties to the voting agreement, (C) the effective time of the merger, and (D) the withdrawal or modification by our board of directors of its recommendation to vote in favor of the adoption of the merger agreement.

PROPOSAL NO. 2

ADJOURNMENT OF THE SPECIAL MEETING

If at the special meeting of the stockholders, either (i) there are not sufficient shares of our common stock present, in person or represented by proxy, to constitute a quorum, or (ii) there are not sufficient votes in favor of adoption of the merger agreement, we intend, in accordance with the DGCL and our amended and restated bylaws, to move to adjourn the special meeting in order to enable our board of directors to solicit additional proxies to achieve a quorum and adopt the merger agreement. In that event, we will ask our stockholders to vote only upon the adjournment proposal and not the proposal regarding the adoption of the merger agreement. We currently do not intend to propose adjournment at our special meeting if there are sufficient votes to adopt the merger agreement.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our board of directors to vote in favor of granting discretionary authority to the proxy or attorney-in-fact to adjourn the special meeting to another time and place, if necessary, for the purpose of soliciting additional proxies. If the stockholders approve the adjournment proposal, we could, whether or not a quorum is present, adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously voted. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the adoption of the merger agreement to defeat that proposal, we could adjourn the special meeting without a vote on the merger agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the merger agreement.

Any such adjournment may be made by majority vote of the shares present in person or represented by proxy at the special meeting, provided an announcement is made at the special meeting of the time, date and place of the adjourned meeting.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS

As of August 16, 2007, our executive officers and directors beneficially owned an aggregate of 5,002,364 shares of common stock, including shares issuable upon exercise of outstanding options which are vested or will vest within 60 days and excluding any shares underlying any options that will vest by reason of the merger.

The following table sets forth, as of August 16, 2007, certain information with respect to the ownership of our common stock by (i) each of our directors, (ii) each of our executive officers, (iii) all persons who are known by us to be the beneficial owners of more than 5% of the outstanding shares of common stock, and (iv) all of our directors and executive officers as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Victor Insetta C/O American Technical Ceramics Corp. 2201 Corporate Square Boulevard Jacksonville, Florida	4,405,280(2)	48.8%
Joseph Colandrea 911 South Ocean Boulevard Boca Raton, Florida	210,400(3)	2.3%
Richard Monsorno C/O American Technical Ceramics Corp. 2201 Corporate Square Boulevard Jacksonville, Florida	153,160(4)	1.7%
Judah Wolf C/O American Technical Ceramics Corp. 2201 Corporate Square Boulevard Jacksonville, Florida	125,000(5)	1.4%
Kathleen M. Kelly C/O American Technical Ceramics Corp. One Norden Lane Huntington Station, New York	69,174(6)	*
Andrew R. Perz C/O American Technical Ceramics Corp. One Norden Lane Huntington Station, New York	46,000(7)	*
David Ott C/O American Technical Ceramics Corp. One Norden Lane Huntington Station, New York	44,200(8)	*
Harrison Tarver C/O American Technical Ceramics Corp. One Norden Lane Huntington Station, New York	40,500(9)	*
Chester E. Spence 269 Windsor Place Brooklyn, New York	29,000(10)	*
Stuart P. Litt C/O Northport Systems, Inc. 215 Scudder Avenue Northport, New York	22,600(11)	*

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Thomas J. Volpe C/O Babcock & Brown LP 1 Dag Hammarskjold Plaza 885 Second Avenue, New York, New York	22,000(12)	*
Dov S. Bacharach C/O GEI Industries, Inc. 560 Sylvan Avenue Englewood Cliffs, New Jersey	20,500(13)	*
William Johnson C/O American Technical Ceramics Corp. 2201 Corporate Square Boulevard Jacksonville, Florida	22,000(14)	*
Robert Grossbach C/O American Technical Ceramics Corp. One Norden Lane Huntington Station, New York	2,950(15)	*
Royce & Associates, LLC 1414 Avenue of the Americas New York, NY	464,800(16)	5.2%
All executive officers and directors as a group (14 persons)	5,002,364(17)	53.9%

*	Less than one percent.
(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 and generally includes voting or investment power with respect to securities. Shares of our common stock that a person has the right to acquire within 60 days of August 16, 2007, are treated as outstanding for computing the percentage of the person holding the right but are not treated as outstanding for computing the percentage of any other person. All shares are beneficially owned, and the sole voting and investment power over such shares is held, by the persons named, except to the extent described in the following footnotes. None of the shares owned by any of our officers or directors are currently subject to a pledge.
(2)	Includes 387,459 shares held in grantor retained annuity trusts. Does not include (a) 210,400 shares owned by Mr. Colandrea which are subject to a restated shareholders’ agreement, dated April 15, 1985, among the Company and Messrs. Insetta and Colandrea, which is referred to in this proxy statement as the restated shareholders’ agreement, (b) 4,500 shares owned by Mr. Insetta’s wife, as to which Mr. Insetta disclaims beneficial ownership, and (c) shares subject to voting and transfer agreements entered into in connection with options granted under a stock option plan which has expired. Pursuant to the restated shareholders’ agreement, Messrs. Insetta and Colandrea have agreed that, so long as they own shares of our common stock, they will vote their shares for the election of either three designees of Mr. Insetta (if Mr. Insetta elects not to be a director) or of Mr. Insetta and two of his designees, and for the election of Mr. Colandrea (if Mr. Colandrea elects to be a director) to the board of directors of ATC. Mr. Colandrea has waived his right to be designated as a director indefinitely until written notice is served to the contrary at least 90 days prior to the next scheduled annual meeting of stockholders. The restated shareholders’ agreement will terminate upon the death of Mr. Insetta or at such time as Mr. Insetta does not own at least 10% of the outstanding shares of our common stock. The restated shareholders’ agreement also provides for certain rights of first refusal and registration rights. The voting and transfer agreements referred to above contain provisions requiring the holders of shares purchased upon the exercise of options granted under said plan to vote such shares for the election as directors of ATC of certain persons (currently Victor Insetta). We have not regularly enforced these provisions. See ‘‘The Voting Agreement’’ on page 49 for information concerning an agreement entered into by Mr. Insetta and the grantor retained annuity trusts requiring them, subject to certain exceptions, to vote in favor of the adoption of the merger agreement.
(3)	Does not include 4,405,280 shares owned by Mr. Insetta and certain grantor retained annuity trusts of which Mr. Insetta is the grantor which are subject to the restated shareholders’ agreement. See Note (2) above. By virtue of such agreement, Mr. Colandrea may be deemed to beneficially own the shares owned by Mr. Insetta, although Mr. Colandrea does not control the voting of such shares with respect to the merger agreement.
(4)	Includes 40,000 shares which Mr. Monsorno may acquire pursuant to options which are presently exercisable and 1,800 shares held in trust by Mr. Monsorno for the benefit of his children.
(5)	Includes 20,000 shares which Mr. Wolf may acquire pursuant to options which are presently exercisable.
(6)	Includes 4,174 shares which Ms. Kelly owns jointly with her husband.
(7)	Includes 2,000 shares which Mr. Perz owns jointly with his wife and 44,000 shares which Mr. Perz may acquire pursuant to options which are presently exercisable.
(8)	Includes 37,200 shares which Mr. Ott may acquire pursuant to options which are presently exercisable.
(9)	Includes 29,000 shares which Mr. Tarver may acquire pursuant to options which are presently exercisable.
(10)	Includes 11,500 shares owned jointly by Mr. Spence and his wife and 17,500 shares which Mr. Spence may acquire pursuant to options which are presently exercisable or which vest within 60 days. Does not include 7,500 shares issuable upon exercise of options which are not currently vested and will not vest in accordance with an applicable vesting schedule within the next 60 days, but will vest by reason of the merger.
(11)	Includes 17,500 shares which Mr. Litt may acquire pursuant to options which are presently exercisable or which vest within 60 days. Does not include 7,500 shares issuable upon exercise of options which are not currently vested and will not vest in accordance with an applicable vesting schedule within the next 60 days, but will vest by reason of the merger.
(12)	Includes 2,500 shares owned by Mr. Volpe’s wife and 17,500 shares which Mr. Volpe may acquire pursuant to options which are presently exercisable or which vest within 60 days. Does not include 7,500 shares issuable upon exercise of options which are not currently vested and will not vest in accordance with an applicable vesting schedule within the next 60 days, but will vest by reason of the merger.
(13)	Includes 17,500 shares which Mr. Bacharach may acquire pursuant to options which are presently exercisable or which vest within 60 days. Does not include 7,500 shares issuable upon exercise of options which are not currently vested and will not vest in accordance with an applicable vesting schedule within the next 60 days, but will vest by reason of the merger.
(14)	Includes 20,000 shares which Mr. Johnson may acquire pursuant to options which are presently exercisable or which vest within 60 days. Does not include 20,000 shares issuable upon exercise of options which are not currently vested and will not vest in accordance with an applicable vesting schedule within the next 60 days, but will vest by reason of the merger.
(15)	Includes 2,000 shares which Mr. Grossbach may acquire pursuant to options which are presently exercisable or which vest within 60 days. Does not include 10,000 shares issuable upon exercise of options which are not currently vested and will not vest in accordance with an applicable vesting schedule within the next 60 days, but will vest by reason of the merger.

(16)	Based on a Schedule 13G filed on January 17, 2007 by Royce & Associates, LLC. The Schedule 13G discloses that, as of December 31, 2006, Royce & Associates, LLC had sole voting and sole dispositive power as to 464,800 shares.
(17)	Includes (i) 262,200 shares which may be acquired pursuant to options which are presently exercisable or which vest within 60 days, (ii) 387,459 shares held in grantor retained annuity trusts established by an officer/director (see Note (2) above), (iii) 1,800 shares held in trust by an officer for the benefit of his children (see Note (4) above), (iv) 4,174 shares owned by an officer jointly with her husband (see Note (6) above), (v) 2,000 shares which an officer owns jointly with his wife (see Note (7) above), (vi) 11,500 shares owned by a director jointly with his wife (see Note (10) above), and (vii) 2,500 shares owned by the wife of a director (see Note (12) above). See also Note (2) above with respect to certain shares which are not included. Does not include 60,000 shares issuable upon exercise of options which are not currently vested and will not vest in accordance with an applicable vesting schedule within the next 60 days, but will vest by reason of the merger.

MARKET PRICE OF OUR COMMON STOCK

Our common stock is traded on the American Stock Exchange, or AMEX, under the symbol ‘‘AMK.’’ The following table sets forth the high and low sales prices per share of our common stock on the AMEX for the periods indicated.

	Fiscal Year 2007		Fiscal Year 2006		Fiscal Year 2005
Quarter Ended:	High	Low	High	Low	High	Low
September 30	$14.45	$10.25	$13.86	$9.89	$9.30	$6.53
December 31	16.40	11.75	11.46	8.40	12.00	8.90
March 31	20.41	11.53	15.75	8.61	10.58	7.50
June 30	24.11	13.60	16.05	11.90	11.09	7.77

As of August 16, 2007, the high and low sales prices per share of our common stock for the quarter ending September 30, 2007 (our first fiscal quarter for fiscal year 2008) were $24.49 and $23.80, respectively.

On May 2, 2006, the trading date when our board of directors first determined to engage an investment banking firm to explore various alternatives available to us, our common stock closed at $14.64 per share. On December 4, 2006, the trading date on which we engaged TWP, our common stock closed at $12.95 per share. On June 15, 2007, the last full trading day prior to the public announcement of the merger agreement, the closing price of our common stock was $16.81 per share. On August 16, 2007, the latest practicable trading day before this proxy statement was printed, our common stock closed at $23.98. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares.

If the merger is consummated, our common stock will be delisted from AMEX, there will be no further public market for shares of our common stock and each share of our common stock will be converted into the right to receive $24.75 in cash, without interest and less any applicable withholding taxes.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, we will have no public stockholders and no public participation in any of our future stockholder meetings. We intend to hold an annual meeting of stockholders in 2007 only if the merger is not completed by November 30, 2007. If we hold an annual meeting of stockholders in 2007, any stockholder who wished to have a stockholder proposal included in our proxy statement for the 2007 Annual Meeting must have submitted the proposal in writing to the Corporate Secretary, American Technical Ceramics Corp., One Norden Lane, Huntington Station, New York 11746, for receipt by June 20, 2007. For any proposal that is not submitted for inclusion in the annual proxy statement, but is instead sought to be presented directly at the annual meeting, SEC rules permit proxies to be voted at the discretion of management if (a) we receive notice of the proposal before the close of business on September 3, 2007 and advise stockholders in such proxy statement about the nature of the matter and how management intends to vote on such matter, or (b) we do not receive notice of the proposal prior to the close of business on September 3, 2007.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements, or other information that we file with the SEC at the SEC’s public reference room, 100 F Street, N.E. Washington, D.C. 20549.

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our public filings are also available to the public from document retrieval services and from the Internet website that is maintained by the SEC at www.sec.gov.

If you have questions about the special meeting or the merger after reading this proxy statement, or if you would like additional copies of this proxy statement or the proxy card, you should contact Kathleen M. Kelly, Corporate Secretary, One Norden Lane, Huntington Station, New York 11746, or by telephone at (631) 622-4700.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that differs from or adds to what is contained in this proxy statement. If you are in a jurisdiction where the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date indicated on the cover of this document unless the information specifically indicates that another date applies.

Annex A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

AVX CORPORATION,

ADMIRAL BYRD ACQUISITION SUB, INC.

AND

AMERICAN TECHNICAL CERAMICS CORP.

Dated as of June 15, 2007

agreement and plan of merger

AGREEMENT AND PLAN OF MERGER (the ‘‘Agreement’’), dated as of June 15, 2007, by and among AVX CORPORATION, a Delaware corporation (‘‘Parent’’), ADMIRAL BYRD, INC., a Delaware corporation and wholly-owned subsidiary of Parent (‘‘Acquisition Sub’’), and AMERICAN TECHNICAL CERAMICS CORP., a Delaware corporation (the ‘‘Company’’).

WHEREAS, Parent seeks to acquire the Company upon the terms and subject to the conditions set forth herein;

WHEREAS, the Boards of Directors of Parent, Acquisition Sub and the Company have each approved, and declared it to be advisable and in the best interests of their respective stockholders, for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;

WHEREAS, in furtherance of such acquisition, the Boards of Directors of Parent, Acquisition Sub and the Company have each approved and declared advisable this Agreement and the merger (the ‘‘Merger’’) of Acquisition Sub with and into the Company, in accordance with the General Corporation Law of the State of Delaware (the ‘‘DGCL’’), upon the terms, and subject to the conditions, set forth herein, which Merger will result in, among other things, the Company becoming a wholly-owned subsidiary of Parent;

WHEREAS, the Company Board of Directors has determined to recommend to the stockholders of the Company the adoption of this Agreement;

WHEREAS, Parent, as the sole stockholder of Acquisition Sub, has adopted this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, Victor Insetta and certain of his Affiliates are entering into a voting agreement with Parent in substantially the form of Exhibit A attached hereto (the ‘‘Voting Agreement’’), whereby Mr. Insetta and such Affiliates will vote in favor of the Merger unless the Company Board of Directors receives a Superior Proposal and withdraws or modifies the Company Recommendation in accordance with Section 5.7 hereof; and

WHEREAS, capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Schedule of Defined Terms attached hereto as Schedule I;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
THE MERGER

1.1.    The Merger.    Upon the terms, and subject to the conditions, set forth in this Agreement, and in accordance with the DGCL, Acquisition Sub shall be merged with and into the Company at the Effective Time. From and after the Effective Time, the separate corporate existence of Acquisition Sub shall cease and the Company, as the surviving corporation in the Merger, shall continue its existence under the laws of the State of Delaware as a wholly-owned subsidiary of Parent. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the ‘‘Surviving Corporation.’’

1.2.    Effective Time.    On the Closing Date, subject to the terms and conditions set forth in this Agreement, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the ‘‘Certificate of Merger’’) in substantially the form of Exhibit B attached hereto and executed in accordance with the relevant provisions of the DGCL (the date and time of such filing, or such later date and time as may be specified in the Certificate of Merger by mutual agreement of Parent and the Company, being the ‘‘Effective Time’’).

1.3.    Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, immunities, powers and franchises of the Company and Acquisition Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4.    Certificate of Incorporation and By-Laws of the Surviving Corporation.    At the Effective Time and without further action on the part of the parties hereto, (a) the Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety as set forth in Exhibit C attached hereto, and (b) the By-Laws of Acquisition Sub shall be the By-Laws of the Surviving Corporation (the form of which is attached hereto as Exhibit D), in each case, until thereafter amended as provided by the DGCL.

1.5.    Directors and Officers.    From and after the Effective Time, (a) the directors of Acquisition Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and (b) the officers of Acquisition Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case, to hold office in accordance with the Certificate of Incorporation and the By-Laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, or their resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and By-Laws or the terms of any contract pursuant to which they may be serving as such.

1.6.    Conversion of Capital Stock; Stock Options.    At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Acquisition Sub or the Company or their respective stockholders:

(a)    Acquisition Sub Capital Stock.    Each share of common stock, par value $0.01 per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation;

(b)    Treasury Shares.    Each share of capital stock of the Company held in the treasury of the Company (the ‘‘Treasury Shares’’) shall be cancelled and retired, and no payment shall be made in respect thereof;

(c)    Excluded Shares.    Each share of capital stock of the Company held by Parent or Acquisition Sub or any of their respective Affiliates (the ‘‘Excluded Shares’’) shall be cancelled and retired, and no payment shall be made in respect thereof; and

(d)    Conversion of Common Stock and Options.

(i)    Each share of common stock, par value $0.01 per share, of the Company (the ‘‘Common Stock’’) issued and outstanding immediately prior to the Effective Time, but excluding Dissenting Shares, Treasury Shares and the Excluded Shares:

(A)    shall be converted into the right to receive an amount equal to $24.75 in cash (the ‘‘Per Share Merger Consideration’’), less any required tax withholding, payable to the holder thereof, without interest in accordance with the provisions of Section 2.2 below; and

(B)    shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and, subject to Section 1.8 below, each holder of such Common Stock (a ‘‘Stockholder’’) shall cease to have any rights with respect thereto, except the right to receive the payment contemplated by Section 1.6(d)(i)(A) above in accordance with the provisions of Section 2.2 below.

(ii)    Each unexercised option (whether vested or unvested) outstanding at the Effective Time and which is (or may become) exercisable for shares of Common Stock (an ‘‘Option’’) immediately prior to the Effective Time:

(A)    shall be converted into the right to receive an amount in cash (without interest) equal to (x) the product of (1) the total number of shares of Common Stock issuable upon full exercise of such Option immediately prior to the Effective Time (whether or not vested or exercisable), multiplied by (2) the amount by which the Per Share Merger Consideration exceeds the exercise price per share of Common Stock payable upon exercise of such Option immediately prior to the Effective Time, less (y) any required tax withholding in accordance with the provisions of Section 2.2 below; provided, that, each holder of an Option (an ‘‘Optionholder’’) is given notice of such conversion as required under the Company Stock Option Plan; and, provided, further, that any Option that has an exercise price per share of Common Stock that is equal to or greater than the Per Share Merger Consideration shall be terminated without any payment in respect thereof; and

(B)    shall automatically be terminated and be of no further force and effect, and each Optionholder shall cease to have any rights with respect thereto, except the right to receive the payment contemplated by Section 1.6(d)(ii)(A) above in accordance with the provisions of Section 2.2 below.

(iii)    The term ‘‘Merger Consideration’’ means the consideration payable to Stockholders (other than holders of Dissenting Shares, Treasury Shares and Excluded Shares) and Optionholders pursuant to Section 1.6(d)(i) and (ii) above and may refer to the aggregate consideration payable to all Stockholders (other than holders of Dissenting Shares, Treasury, Shares and Excluded Shares) and Optionholders or to any part thereof, as the context may require.

(e)    Stock Splits; Etc.    If, between the date of this Agreement and the Effective Time, the outstanding shares of Common Stock shall have changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or any similar event, the Per Share Merger Consideration shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or similar event.

1.7.    Closing.    Subject to the terms and conditions hereof, the closing of the Merger and the transactions contemplated by this Agreement (the ‘‘Closing’’) will take place at 10:00 a.m., local time, on the third Business Day following the date on which the last of the conditions set forth in Article VI have been satisfied or waived (other than any such conditions that by their terms cannot be satisfied until the Closing Date, which conditions shall be required to be so satisfied or waived on the Closing Date) and, in any event, subject to extension as set forth in Section 7.1(b), no later than the Outside Date, unless another time or date is agreed to in writing by the Company and Parent (the date upon which the Closing occurs being the ‘‘Closing Date’’). The Closing shall be held at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Chrysler Center, 666 Third Avenue, New York, New York, or remotely via the exchange of executed documents and other closing deliverables.

1.8.    Dissenting Shares.    Shares of Common Stock that are held by a Stockholder who (a) has not voted such shares in favor of the Merger, (b) shall have delivered a timely written demand for appraisal of such shares in the manner provided for in Section 262 of the DGCL, and (c) shall not have effectively withdrawn or lost such right to appraisal as of the Effective Time (such shares, the ‘‘Dissenting Shares’’), shall be entitled to such rights (but only such rights) as are granted by Section 262 of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such Dissenting Shares pursuant to Section 262 of the DGCL shall, subject to the terms of this Agreement, receive payment therefor from the Surviving Corporation in accordance with the DGCL; provided, however, that (i) if any such holder of Dissenting Shares shall have failed to establish such holder’s entitlement to appraisal rights as provided in Section 262 of the DGCL, (ii) if any holder of Dissenting Shares shall have effectively withdrawn its demand for appraisal of such Dissenting Shares or lost its right to appraisal and payment for its Dissenting Shares under Section 262 of the DGCL, or (iii) if no holder of Dissenting Shares has filed a petition demanding a determination of the value of all Dissenting Shares within the time provided for the filing of such petition in Section 262 of the DGCL, then (A) such holder shall forfeit the right to appraisal of such Dissenting Shares and cease to be deemed a holder of Dissenting Shares, and (B) each such Dissenting Share shall be deemed to have been converted into, as of the Effective Time, the right to receive the Per Share Merger Consideration, less any required tax withholding, without any interest thereon, upon surrender, in the manner provided in Article II below, of the Certificate that formerly evidenced such share or, in the event that such Certificate is lost, stolen, mutilated or destroyed, a properly completed and executed Affidavit of Loss. The Company shall give Parent (x) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company, and (y) the opportunity to lead all negotiations and proceedings with respect to demands for appraisal under the DGCL (it being understood that the Company shall be entitled to participate therein). The Company shall not make any payment with respect to, or settle or offer to settle, any such demand, except with the prior written consent of Parent or as may otherwise be required by applicable Law.

1.9.    Taking of Necessary Action; Further Action.    If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Acquisition Sub, the officers and directors of the Surviving Corporation are fully authorized, in the name of the Company and Acquisition Sub respectively, to take all such lawful and necessary action.

ARTICLE II
CLOSING PAYMENTS; PAYMENTS OF MERGER CONSIDERATION

2.1.    Closing Payments.    On the Closing Date, the Company will pay (or cause to be paid) the Closing Date Company Transaction Expenses.

2.2.    Exchange of Certificates and Option Agreements.

(a)    Exchange Agent.    Effective as of the Closing Date, Parent, the Company and the Surviving Corporation will appoint a bank or trust company to act as exchange agent (the ‘‘Exchange Agent’’) for the payment of the Merger Consideration.

(b)    Exchange Fund.    Prior to the Effective Time, Parent will deposit with the Exchange Agent, by wire transfer of immediately available funds to an account designated by the Exchange Agent (the ‘‘Exchange Account’’), $231,000,000, such amount being the aggregate amount estimated to pay the Merger Consideration due to all Stockholders and Optionholders in respect of all shares of Common Stock (other than the Dissenting Shares, Treasury Shares and the Excluded Shares) and Options outstanding immediately prior to the Effective Time. The aggregate amounts deposited with the Exchange Agent prior to the Effective Time and, to the extent applicable, from time to time thereafter in accordance with this Agreement, plus any interest earned thereon, less the aggregate amounts disbursed by the Exchange Agent shall be referred to as the ‘‘Exchange Fund.’’ If at any time after the Effective Time, the Exchange Fund is insufficient to pay the amounts due in respect of any shares of Common Stock or Options, Parent shall immediately deposit (or cause to be deposited) with the Exchange Agent, by wire transfer of immediately available funds to the Exchange Account, an amount at least equal to such deficiency. The Exchange Fund shall not be used for any purpose other than the payment of the Merger Consideration to Stockholders and Optionholders. Any portion of the Exchange Fund that remains undistributed to Stockholders and Optionholders for 18 months after the Effective Time shall be delivered by the Exchange Agent to Parent and any Stockholder or Optionholder who has not theretofore exchanged a Certificate or Option Agreement (or Affidavit of Loss) for Merger Consideration in accordance with this Section 2.2 shall thereafter only look to Parent for payment of Merger Consideration. The Exchange Agent shall invest the Exchange Fund as directed by Parent; provided, that, such investment shall be in (i) securities issued, or directly and fully guaranteed or insured, by the United States of America government or any agency or instrumentality thereof, (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investor Services, Inc. or Standard & Poor’s Corporation, respectively, or (iii) certificates of deposit and bankers’ acceptances and overnight bank deposits with any commercial bank, depository institution or trust company incorporated or doing business under the laws of the

United States of America, any state thereof or the District of Columbia. Any interest and other income resulting from such investments after payment in full of the Merger Consideration to Stockholders and Optionholders in accordance with this Article II shall be paid to Parent. Any portion of the Exchange Fund or any other amount otherwise payable as Merger Consideration remaining unclaimed by Stockholders or Optionholders as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by Applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(c)    Letter of Transmittal.    As soon as reasonably practicable after the Effective Time (but in any event within three Business Days after the Effective Time), Parent and the Surviving Corporation will cause the Exchange Agent to send to each Stockholder and Optionholder a letter of transmittal in substantially the form of Exhibit E attached hereto (a ‘‘Letter of Transmittal’’), which shall, among other things, provide instructions for (i) effecting the surrender of stock certificates representing Common Stock (‘‘Certificates’’), or option agreements and other documents evidencing Options (collectively, ‘‘Option Agreements’’), and (ii) effecting the delivery of an affidavit of loss, substantially in the form of Exhibit F attached hereto (an ‘‘Affidavit of Loss’’), in lieu of any lost, stolen, mutilated or destroyed Certificate or Option Agreement, in each case, in exchange for Merger Consideration.

(d)    Surrender of Certificates and Option Agreements.    Upon surrender to the Exchange Agent of a Certificate or Option Agreement (or, in lieu thereof, an executed and completed Affidavit of Loss), together with a duly executed and completed Letter of Transmittal and such other documents as may reasonably be required by the Exchange Agent, (i) the Stockholder or Optionholder, as the case may be, shall be entitled to receive in exchange therefore, a check in the amount (after giving effect to any required tax withholding) of the Merger Consideration that such Stockholder or Optionholder is entitled to receive under Section 1.6 above, and (ii) the surrendered Certificate or Option Agreement, if any, shall immediately be canceled. No interest will be paid or accrued with respect to any Merger Consideration deliverable upon due surrender of any Certificate or Option Agreement (or delivery of an Affidavit of Loss). In the event of a transfer of ownership of Common Stock or an Option that is not registered in the transfer records of the Company, payment may be made to a transferee if, and only if, the Certificate or Option Agreement representing such Common Stock or Option is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer together with evidence that any applicable transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate (other than the Certificates representing Dissenting Shares) and Option Agreement shall be deemed at any time after the Effective Time for all purposes to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate or Option Agreement, as applicable, pursuant to this Article II. Certificates representing Dissenting Shares shall be deemed at any time after the Effective Time for all purposes to represent only the right to receive the fair value of such Dissenting Shares pursuant to the DGCL.

(e)    No Further Ownership Rights.    All Merger Consideration paid in exchange of shares of Common Stock or Options shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Common Stock or Options. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of the Common Stock or Options that were outstanding immediately prior to the Effective Time. If, after the Effective Time, the Certificates or Option Agreements are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.2, subject to applicable Law in the case of Certificates representing Dissenting Shares. From and after the Effective Time, Stockholders shall cease to have any rights as stockholders of the Company, except as provided by Law.

(f)    No Liability.    None of Parent, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Stockholder or Optionholder for any amount properly paid to a Governmental Authority pursuant to any applicable abandoned property, escheat or similar Law.

(g)    Withholding Rights.    Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to any Stockholder or Optionholder such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code or under any provision of any state, county, local or foreign tax Law. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Stockholder or Optionholder, as applicable.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed by the Company in the disclosure schedule, dated as of the date of this Agreement and delivered by the Company to Parent together with this Agreement (the ‘‘Disclosure Schedule’’), the Company hereby represents and warrants to Parent and Acquisition Sub as follows:

3.1.    Organization, Good Standing and Qualification of the Company.    The Company is a corporation validly existing and in good standing under the DGCL, and is qualified or licensed as a foreign corporation to do business, and is in good standing, in the jurisdictions listed in Section 3.1 to the Disclosure Schedule, which jurisdictions are the jurisdictions where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified, licensed or in good standing would not have a Company Material Adverse Effect. The Company has the corporate power and authority, and is in possession of all Approvals necessary, to own, lease and operate its properties and to carry on its business as it is now being conducted, other than those, the failure of which to possess would not have a Company Material Adverse Effect. The Company has previously provided or made available to Parent and Acquisition Sub copies of (a) its certificate of incorporation and all amendments thereto or restatements thereof, (b) its by-laws as currently in effect, and (c) copies of the certificate or articles of incorporation and by-laws or other organizational documents, as applicable and as currently in effect, of each Subsidiary. Such certificates of incorporation, by-laws or equivalent organizational documents are in full force and effect.

3.2.    Subsidiaries.

(a)    Section 3.2(a) of the Disclosure Schedule, sets forth a list of each corporation, partnership, joint venture, limited liability company, trust or other legal entity in which the Company is a general partner or owns, directly or indirectly, at least 5% of the stock or other equity, partnership, membership or similar interests in such entity (each of such entities, a ‘‘Subsidiary’’), together with the percentage of each Subsidiary’s outstanding capital stock or other equity or similar interest owned by the Company or another direct or indirect Subsidiary of the Company. Except as set forth in Section 3.2(a) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries owns any equity, partnership, membership or similar interest in, or any interest convertible into or exchangeable or exercisable for, directly or indirectly, any equity, partnership, membership or similar interest in, any Person, or is under any obligation to form or participate in, provide funds to, or make any loan, capital contribution or other investment in, any Person. Except as set forth in Section 3.2(a) of the Disclosure Schedule, all of the outstanding capital stock or other ownership interests of each Subsidiary is owned by the Company, directly or indirectly, free and clear of any Liens or any other limitation or restriction other than restrictions on transfer of securities imposed by applicable state and federal securities Laws and Permitted Liens.

(b)    Each Subsidiary is an entity, incorporated or organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization as set forth in Section 3.2(b) of the Disclosure Schedule and has all the requisite corporate or other organizational power and authority, and is in possession of all Approvals necessary, to own, lease and operate its properties and to carry on its business as it is now being conducted, other than those, the failure of which to possess would not have a Company Material Adverse Effect. Each Subsidiary is qualified or licensed as a foreign entity to do business, and is in good standing, in the jurisdictions listed in Section 3.2(b) of the Disclosure Schedule which are the jurisdictions where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified, licensed or in good standing would not have a Company Material Adverse Effect.

3.3.    Authorization; Binding Obligations.

(a)    The Company has all necessary corporate power and authority to execute and deliver this Agreement, each Related Agreement to which it is a party and each other instrument or document required to be executed and delivered by it pursuant to this Agreement or any such Related Agreement, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Subject to Stockholder Approval, the execution and delivery by the Company of this Agreement and each Related Agreement to which it is a party, the performance of its obligations hereunder and thereunder, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly and validly authorized by all corporate action on the part of the Company and, other than the receipt of the Stockholder Approval, no other corporate proceedings on the part of the Company or any Subsidiary are necessary to authorize this Agreement or any Related Agreement to which it is a party or to consummate the transactions so contemplated hereby and thereby.

(b)    This Agreement has been, and each of the Related Agreements to which the Company is a party, when executed and delivered by the Company will be, duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Related Agreement to which the Company is a party, when executed and delivered, will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.4.    Capitalization.

(a)    The authorized capital of the Company consists solely of shares of Common Stock. As of June 13, 2007, (i) 9,013,603 shares of Common Stock are issued and outstanding; (ii) 414,140 shares of Common Stock are held in the treasury of the Company; (iii) 527,365 shares of Common Stock are reserved for future issuance pursuant to outstanding Options; and (iv) 71,200 shares of Common Stock are reserved for future issuance pursuant to Options not currently outstanding but eligible to be granted under the 2000 Stock Plan. All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable. No shares of Common Stock are held by any Subsidiary of the Company.

(b)    As of the date hereof, except as set forth above in Section 3.4(a) or in Section 3.4(c) of the Disclosure Schedule, no shares of voting or non-voting capital stock, other equity interests or other securities of the Company are issued, reserved for issuance or outstanding. Section 3.4(b) of the Disclosure Schedule lists all Options outstanding as of June 13, 2007, including with respect to each such Option (i) the record holder thereof, (ii) the exercise price thereof, and (iii) the number of shares of Common Stock that remain subject to such Option. All outstanding Options were granted under a Company Stock Option Plan. The Company has made available to Parent copies of (A) its standard form of option agreement, (B) any option agreement which deviates in any material respect from the standard form of option agreement, and (C) the Company Stock Option Plans.

(c)    Section 3.4(c) of the Disclosure Schedule sets forth, as of the date hereof, the number of authorized and outstanding shares of voting or non-voting capital stock or other security or equity interest, and ownership thereof, of each Subsidiary and, except as set forth in Section 3.4(d) of the Disclosure Schedule, no shares of voting or non-voting capital stock, other equity interests or other securities of any Subsidiary are outstanding and neither the Company nor any of its Subsidiaries has issued or agreed to issue any Voting Debt or any stock appreciation rights, phantom stock or other equity equivalent or equity-based award or right. All of the outstanding shares of capital stock or other securities or equity interests of each Subsidiary are duly authorized and validly issued, and, with respect to Subsidiaries that are corporations, fully paid and nonassessable.

(d)    Except for the Options and as described in Section 3.4(d) of the Disclosure Schedule, as of the date hereof, there are no outstanding securities, options (whether vested or unvested), warrants, calls, rights, commitments or agreements to which the Company or any Subsidiary is a party or by which any of them is bound obligating the Company or any Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other securities of the Company or of any Subsidiary. Except as described in Section 3.4(d) of the Disclosure Schedule, there are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock (or options to acquire any such shares) or other securities or equity interests of the Company or any Subsidiary.

(e)    All outstanding Options have been duly authorized and validly issued. All Options shall, by their terms and the terms of the Company Stock Option Plan pursuant to which they were granted, be automatically cancelled in accordance with their terms as of the Effective Time without any payment therefor other than as provided in Section 1.6(d) above. Except for the Option Agreements and except as set forth in Section 3.4(e) of the Disclosure Schedule, there are no voting trusts, proxies or other agreements to which the Company or any Subsidiary or, to the Company’s Knowledge, any of the stockholders of the Company, is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or other securities or equity interests of the Company or any Subsidiary.

(f)    None of the shares of Common Stock or Options were issued or have been transferred in violation of, or are subject to, any preemptive rights or rights of first offer.

(g)    There are no obligations, contingent or otherwise, of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any of its securities. There are no declared or accrued unpaid dividends with respect to any of the Company’s securities.

3.5.    Consents and Approvals.    Except as set forth in Section 3.5 of the Disclosure Schedule, the execution and delivery by the Company of this Agreement and each Related Agreement to which it is a party do not, and the performance by the Company or any of its Subsidiaries or their respective obligations under this Agreement and each Related Agreement to which it or any of them is a party shall not, require the Company or any Subsidiary to obtain any Approval of any Person or Approval of, or give notification to or observe any waiting period imposed by, or make any filing with or notification to, any Governmental Authority, except for (a) Stockholder Approval, (b) any request under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the ‘‘HSR Act’’), from the United States Federal Trade Commission or the United States Department of Justice or any other Governmental Authority for additional information, documents or other materials relating to the pre-merger notification requirements of the HSR Act, (c) the filing of the Certificate of Merger in accordance with the DGCL, (d) compliance with applicable requirements of Sections 13 and 14(a) of the Exchange Act and rules of the SEC promulgated thereunder, (e) filings required to be made with the American Stock Exchange, and (f) such other Approvals as are not material to the operation of the business of the Surviving Corporation or any of its Subsidiaries from and after the Effective Time.

3.6.    No Violation.    Except as set forth in Section 3.6 of the Disclosure Schedule, the execution and delivery by the Company of this Agreement and each Related Agreement to which it is a party do not, and the performance by the Company of its obligations under this Agreement and each Related Agreement to which it is a party, will not (a) conflict with or violate the Certificate of

Incorporation or By-Laws or other equivalent organizational or governing documents of the Company or any Subsidiary, (b) conflict with or violate any Law or Order to which the Company or any of the Subsidiaries is subject or by which any of their respective properties are bound, or (c) conflict with, result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any Subsidiary pursuant to, any Company Contract or Approval to which the Company or any Subsidiary is a party or by which the Company or any of the Subsidiaries or its or any of their respective properties is bound or subject, which conflict, violation, breach or default, in the case of subsections (b) and (c) hereof, would have a Company Material Adverse Effect.

3.7.    SEC Filings.

(a)    All required reports, prospectuses, forms, schedules, proxy statements or registration statements filed by the Company with the SEC since July 1, 2004 are collectively referred to herein as the ‘‘Company SEC Reports’’. Since July 1, 2004, the Company has filed on a timely basis all reports, prospectuses, forms, schedules, proxy statements or registration statements required to be so filed by the Company with the SEC. No Subsidiary of the Company is required to file any report, prospectus, form, schedule, proxy statement or registration statement with the SEC or any national securities exchange or quotation service.

(b)    All Company SEC Reports, as of their respective filing dates (with respect to filings made under the Exchange Act) or as of the respective dates upon which such filings became effective (with respect to filings made under the Securities Act), complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder. The Company has made available to Parent all correspondence between the Company and the SEC from July 1, 2004 through the date of this Agreement.

(c)    Except as set forth in Section 3.7(c) of the Disclosure Schedule, none of the Company SEC Reports, as of their respective filing dates (with respect to filings made under the Exchange Act) or as of the respective dates upon which such filing became effective (with respect to filings made under the Securities Act), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d)    The Company is in compliance in all material respects with (i) the provisions of SOX with which it is required to comply, and (ii) the applicable listing and corporate governance rules and regulations of the American Stock Exchange.

(e)    Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Reports. For purposes of this Section 3.7(e), ‘‘principal executive officer’’ and ‘‘principal financial officer’’ shall have the meanings given to such terms in SOX.

(f)    Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand or any ‘‘off-balance sheet arrangements’’ (as defined in Item 303(a) of Regulation S-K promulgated by the SEC)), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other of the Company SEC Reports.

(g)    There are no significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls which could materially adversely affect the Company’s ability to record, process, summarize and report financial data. To the Company’s Knowledge, there is no fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

(h)    The Company has furnished to Parent a copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments that previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

3.8.    Licenses and Permits.    Except for matters governed by Environmental Laws which are addressed in Section 3.12 below, Section 3.8 of the Disclosure Schedule contains a list of all licenses, permits, consents, approvals, authorizations, registrations, qualifications and certifications of any Governmental Authority necessary for the business operations of the Company and each Subsidiary as currently conducted the failure of which to obtain or maintain would have a Company Material Adverse Effect (collectively, the ‘‘Company Licenses’’). Each Company License is valid and in full force and effect and the Company and each Subsidiary is, in all material respects, in compliance with each such Company License. To the Company’s Knowledge, there is no default under any Company License. Section 3.8 of the Disclosure Schedule specifies the holder of each Company License. Except as set forth in Section 3.8 of the Disclosure Schedule, there is no Action pending or overtly threatened that could result in the termination, revocation, limitation, suspension, restriction or impairment of any Company License or the imposition of any fine, penalty or other sanctions for violation of any legal or regulatory requirements relating to any Company License.

3.9.    Required Vote.    The Company Board of Directors, by the unanimous vote of all of the directors participating at a meeting duly called and held (which directors constitute a majority of the directors then in office), has (a) approved and declared advisable this Agreement and approved each Related Agreement to which the Company is a party, (b) determined that the transactions contemplated hereby and thereby are advisable, fair to and in the best interests of the Stockholders, (c) resolved to recommend adoption of this Agreement, and the approval of the Merger, the Related Agreements to which the Company is a party and the other transactions contemplated hereby and thereby to the Stockholders, and (d) directed that this Agreement be submitted to the Stockholders for their adoption. The affirmative vote of a majority of all outstanding shares of Common Stock (such holders, the ‘‘Requisite Holders’’), at a special meeting of the Stockholders, are the only votes of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement, and to approve the Merger, the Related Agreements to which the Company is a party and the other transactions contemplated hereby and thereby (‘‘Stockholder Approval’’).

3.10.    Title to Properties and Assets.

(a)    Except as set forth in Section 3.10(a) of the Disclosure Schedule, the Company and each Subsidiary is the legal and equitable owner of all right, title and interest in, and has good and valid title to, all of its owned properties and assets (collectively, the ‘‘Company Assets’’), free and clear of all Liens, other than Permitted Liens. The assets owned or leased by the Company and its Subsidiaries constitute all of the assets necessary for and used by the Company and its Subsidiaries to carry on their respective businesses as currently conducted.

(b)    With respect to personal properties and assets that are leased, the Company or one of its Subsidiaries has a valid leasehold interest in such properties and assets and all such leases are in full force and effect and, to the Company’s Knowledge, constitute valid and binding obligations of the other party(ies) thereto. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party thereto is in violation of any of the terms of such lease, the violation of which would constitute a Company Material Adverse Effect.

3.11.    Real Property.

(a)    Section 3.11(a) of the Disclosure Schedule identifies all real property owned by the Company or any of the Subsidiaries (‘‘Owned Real Property’’). The Company or a Subsidiary has

good and marketable fee simple title with respect to each parcel of Owned Real Property, free and clear of all Liens except for Permitted Liens. Except as set forth in Section 3.11(a) of the Disclosure Schedule, there are no outstanding contracts for the purchase and sale of, or any option or right of first offer or right of first refusal to purchase, any Owned Real Property or any portion thereof or interest therein and no outstanding contracts for the Company or a Subsidiary to purchase any real property. As of the date hereof, there are no pending or overtly threatened condemnation or eminent domain proceedings affecting the Owned Real Property or any portion thereof. The Company has made available to Parent all Real Property Reports. With respect to each such Real Property Report, there has been no change since the date thereof relating to the subject matter thereof that would constitute a Company Material Adverse Effect, except for any such change as may be reflected in another later dated Real Property Report.

(b)    Section 3.11(b) of the Disclosure Schedule identifies all real property leased by the Company or any of the Subsidiaries (‘‘Leased Real Property’’). Copies of all of the leases, subleases, licenses or other contracts pursuant to which the Company or any Subsidiary leases Leased Real Property (collectively, ‘‘Real Property Leases’’) have been made available to Parent. With respect to each of the Real Property Leases, the Company or its Subsidiary, as applicable, has a valid leasehold interest to the leasehold estate in the Leased Real Property granted to the Company or such Subsidiary, as applicable, pursuant to each pertinent Real Property Lease.

(c)    Except as disclosed in Section 3.11(c) of the Disclosure Schedule, there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties other than the Company or a Subsidiary the right of use or occupancy of any portion of the Owned Real Property or Leased Real Property (collectively, ‘‘Real Property’’), and there are no parties (other than Company or any Subsidiary) in possession of any Real Property.

3.12.    Environmental Matters.

(a)    Except as disclosed in the environmental reports and other written materials (the ‘‘Environmental Reports’’) listed in Section 3.12(a) of the Disclosure Schedule, no Environmental Claim has been issued or filed, no penalty has been assessed and no Action is pending or overtly threatened by any Governmental Authority or any Third Party, which Environmental Claim, penalty, or Action would have a Company Material Adverse Effect, with respect to: (i) any alleged violation of, noncompliance by the Company or any Subsidiary with, or Liability of the Company or any Subsidiary under, any Environmental Law or Order by which the Company or any Subsidiary or any of their respective assets are bound, (ii) any alleged failure by the Company or any Subsidiary to have or comply with any Environmental Permits, or (iii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transportation, abatement, release, exposure to removal, remediation, possession or handling by the Company or any Subsidiary, or presence on, under or above, or discharge from, the Real Property of Hazardous Substances in violation of any Environmental Law or Order. Except as disclosed in the Environmental Reports, the Company has not to the Company’s Knowledge, (A) been notified that it is potentially liable, (B) received any requests for information or other correspondence concerning any site or facility, or (C) received any notice that it is considered potentially liable, under the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq.

(b)    Except as disclosed in the Environmental Reports, the Company, each Subsidiary and the Real Property are and, except for instances of non-compliance which have been cured, to the Company, each Subsidiary and, to the Company’s Knowledge, the Real Property, have been, in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by or the taking of appropriate steps to obtain by the Company and each Subsidiary of all Environmental Permits and other Approvals required under applicable Environmental Laws, and compliance in all material respects with the terms and conditions thereof.

(c)    Except as disclosed in the Environmental Reports, there are no above-ground and, to the Company’s Knowledge, no underground storage tanks, oil/water separators, sumps and septic systems located on the Real Property.

(d)    The Company has provided to Parent copies of all material environmental reports, audits, assessments and investigations relating to the Real Property and the operations of the Company and its Subsidiaries, to the extent the foregoing are in the possession of the Company or any Subsidiary.

3.13.    Financial Statements; Undisclosed Liabilities.

(a)    The audited consolidated balance sheet of the Company and the Subsidiaries as at June 30, 2006, and the related audited consolidated statements of income, cash flow and stockholders’ equity for the fiscal year then ended, certified by the Company’s independent public accountants and accompanied by a copy of such auditor’s report (the ‘‘Year-End Financial Statements’’), and the unaudited consolidated balance sheet of the Company and the Subsidiaries as of March 31, 2007 (‘‘Interim Balance Sheet’’) and the related unaudited consolidated statements of income, cash flow and stockholders’ equity for the nine months then ended (the ‘‘Interim Financial Statements’’ and, together with the Year-End Financial Statements, the ‘‘Financial Statements’’), in each case, as included in the Company SEC Reports, fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the dates indicated, and the results of operations and cash flows of the Company and its Subsidiaries for the respective periods indicated, in accordance with U.S. generally accepted accounting principles (‘‘GAAP’’), applied on a consistent basis throughout the periods indicated (unless otherwise required by GAAP) except that the Interim Financial Statements are subject to customary inter-period and year-end adjustments and do not contain all footnotes required by GAAP.

(b)    Except as set forth in the financial statements (including the footnotes thereto) included in the Company’s Form 10-K for the year ended June 30, 2006 and in the Company’s Form 10-Qs for the quarters ended September 30, 2006, December 31, 2006 and March 31, 2007 or as otherwise disclosed in the Company SEC Reports, the Company and its Subsidiaries have no accrued, contingent or other Liabilities of any nature, either matured or unmatured and whether due or to become due of a type required to be reflected in financial statements prepared in accordance with GAAP, other than (i) liabilities or obligations incurred in the ordinary course of business since the date of the most recent balance sheet of the Company included in the Company SEC Reports filed prior to the date of this Agreement, (ii) liabilities or obligations which are not, individually or in the aggregate, material in amount, (iii) Company Transaction Expenses, (iv) liabilities not yet due under Contracts to which the Company or any Subsidiary is a party or by which any of their respective assets or properties are bound or subject, and (v) liabilities identified in Section 3.13(b) of the Disclosure Schedule.

3.14.    Absence of Certain Events.    Except as disclosed in the Company SEC Reports filed prior to the date hereof or as set forth in Section 3.14 of the Disclosure Schedule, since March 31, 2007, the Company and the Subsidiaries have conducted their respective businesses in the ordinary course and consistent with past practice. Since March 31, 2007, except as set forth in Section 3.14 of the Disclosure Schedule, there has not been:

(a)    Any sale, assignment, license or other disposition, of any material portion of the assets or properties of the Company and the Subsidiaries taken as a whole, except in the ordinary course of business;

(b)    Any Lien imposed or created on any of the assets or properties of the Company or any Subsidiary, other than Permitted Liens;

(c)    Any damage, destruction or loss of any of the material assets or properties of the Company and the Subsidiaries taken as a whole by fire or other casualty, whether or not covered by insurance;

(d)    Any termination, modification or amendment of any material Contract to which the Company or any Subsidiary was or is a party, except for terminations, modifications or amendments made in the ordinary course of business;

(e)    Any change in any of the accounting principles adopted by the Company or any Subsidiary or any change in the Company’s or any Subsidiary’s accounting policies, procedures, practices or methods with respect to applying such principles, other than as required by GAAP or by applicable Law;

(f)    Any termination of any officer or other key personnel of the Company or any Subsidiary;

(g)    Any cancellation or forfeiture of any material debts or claims of the Company or any Subsidiary or any waiver of any rights of material value to the Company or any Subsidiary;

(h)    Any incurrence, assumption or guarantee by the Company or any Subsidiary of any indebtedness for borrowed money other than in the ordinary course of business;

(i)    Any loan, advance or capital contribution made by the Company or any Subsidiary to, or investment in, any person other than (i) loans or advances to employees in connection with business-related travel and entertainment, in each case made in the ordinary course of business, (ii) loans, advances or capital contributions or investments by the Company to or in any Subsidiary, by any Subsidiary to or in the Company, or by any Subsidiary to or in any other Subsidiary, and (iii) liabilities set forth on Section 3.13(b) of the Disclosure Schedule; or

(j)    Any agreement, understanding, authorization or proposal for the Company or any Subsidiary to take any of the actions specified in this Section 3.14.

3.15.    Legal Proceedings; Orders.    Except for matters governed by Environmental Laws which are addressed in Section 3.12 and except as set forth in Section 3.15 of the Disclosure Schedule, (a) there is no Action pending or, overtly threatened by or against the Company or any Subsidiary or relating to the Company, any Subsidiary or their respective business or properties (i) which, if determined adversely to the Company, could reasonably be expected to have a Company Material Adverse Effect, or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the Merger, and (b) no officer or director of the Company or any Subsidiary is a defendant in any Action in connection with his or her status as such. Neither the Company nor any Subsidiary, nor any material property or asset of the Company or any Subsidiary, is subject to any outstanding Order. There is no unsatisfied judgment, penalty or award against or affecting the Company or any of its Subsidiaries or any of their respective properties or assets.

3.16.    Compliance with Laws.    Except for matters governed by Environmental Laws which are addressed in Section 3.12 and the Actions addressed in Section 3.15, the Company and each of its Subsidiaries is in compliance with all Laws applicable to them or any of their respective assets or properties the failure with which to be in compliance would have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice to the effect that it is not in compliance with any Laws and there is no Action pending or overtly threatened by any Governmental Authority with respect to any alleged violation by the Company or any of its Subsidiaries of any applicable Law.

3.17.    Employment and Labor Matters.

(a)    Except as set forth in Section 3.17(a) of the Disclosure Schedule, (i) there are no employment, consulting, independent contractor, severance pay, continuation pay, termination or indemnification Contracts between the Company or any Subsidiary and any current or former stockholder, officer, director, employee, consultant or independent contractor, and (ii) there are no obligations to pay bonuses, change of control payments or other forms of compensation arising, vesting (whether fully or partially) or payable (whether or not at the Closing), to directors, officers, employees, consultants or agents of the Company as a result of the consummation of the transactions contemplated by this Agreement (but excluding bonus compensation payable in the ordinary course of business consistent with past practice that is not contingent on the consummation of such transactions).

(b)    Neither the Company nor any Subsidiary is a party to any collective bargaining Contracts or any other Contracts with any labor unions or other representatives of any employees of the Company or any Subsidiary, and no such Contract is being negotiated, nor are any union organizing efforts underway or overtly threatened. Since June 30, 2002, there has not been any labor strike, dispute, claim, charge, lawsuit, proceeding, labor slowdown or stoppage and none of such actions are pending or overtly threatened against or involving the Company or any Subsidiary or with respect to any employees of the Company or any Subsidiary.

(c)    Within the past three years, neither the Company nor any of its Subsidiaries has implemented any plant closing or layoff of employees that could implicate the WARN Act.

3.18.    Employee Benefit Plans.

(a)    Section 3.18(a) of the Disclosure Schedule sets forth a list of each Company Plan that provides benefits in respect of any employee or former employee of the Company or any Subsidiary. Each Company Plan has been funded and administered in all material respects in accordance with its terms and applicable Law, including ERISA and the Code. For purposes of this Agreement, the term ‘‘Company Plan’’ shall include each ‘‘employee benefit plan,’’ as such term is defined in Section 3(3) of ERISA, and each other material benefit plan, arrangement, agreement, policy or understanding sponsored, maintained or contributed to by the Company or any Subsidiary or under which the Company or any Subsidiary has any current or, to the Company’s Knowledge, future liability. Except as set forth in Section 3.18(a) of the Disclosure Schedule, no Company Plan has been established or maintained for employees living outside of the United States. The Company has made available to Parent copies of all material documents pursuant to which each Company Plan is administered.

(b)    Except as set forth in Section 3.18(b) of the Disclosure Schedule, no Contract identified in Section 3.17(a) of the Disclosure Schedule will, as a result of the transactions contemplated hereby, either require any payment by the Company (or the Surviving Corporation) or Parent or any of their respective subsidiaries (including the Subsidiaries) or any consent or waiver from any stockholder, officer, director, employee, consultant or independent contractor, or result in any change in the nature of any rights of any stockholder, officer, director, employee, consultant or independent contractor, including, but not limited to, any accelerated payments, deemed satisfaction of goals or conditions, new or increased benefits or additional or accelerated vesting.

(c)    Except as set forth in Section 3.18(c) of the Disclosure Schedule, no individual will as a direct or indirect result of the transactions contemplated hereby, accrue or receive additional benefits, service or accelerated rights to payments under any Company Plan, including the right to receive any parachute payment (as defined in Section 280G of the Code) or become entitled to severance, termination allowance or similar payments that could result in the payment of any such benefits or payments, and no such benefits, rights or payments have accrued as of any other transaction or event that remains unsatisfied as of the date of this Agreement. Except pursuant to Contracts identified in Section 3.17(a) or as set forth in Section 3.18(c) of the Disclosure Schedule, the Company has not been and will not be required to ‘‘gross up’’ or otherwise compensate any individuals because of the imposition of any excise tax upon payment to such individual.

(d)    Neither the Company nor any ERISA Affiliate maintains or contributes or, in the last seven years has ever maintained or contributed to, or otherwise participates or, in the last seven years participated in, a ‘‘defined benefit plan’’ within the meaning of Section 3(35) of ERISA or Section 414(j) of the Code, or a plan that is subject to the requirements of Section 412 of the Code or Title IV of ERISA, or is or, in the last seven years was, a party to a ‘‘multiemployer plan’’ within the meaning of Section 3(37), 4001(a)(3), 4063 or 4064 of ERISA or Section 414(f) of the Code. For purposes of this Agreement, the term ‘‘ERISA Affiliate’’ shall include any organization that is or has ever been treated as a single employer with the Company or any Subsidiary under Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA. No liability under Title IV or ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that would give rise to any such liability thereunder. Except as set forth in Section 3.18(d) of the Disclosure Schedule, the Company does not maintain a Company Plan providing retiree, medical or life benefits (as defined in Section

3(1) of ERISA) to employees or former employees after retirement or other separation from service other than as required by COBRA.

(e)    No Actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or overtly threatened with respect to any Company Plan. Except as set forth under ERISA, the Code or the terms of the relevant Company Plan, there are no material restrictions on the rights of the Company to amend or terminate any Company Plan without incurring any liability thereunder.

(f)    To the Company’s Knowledge, no ‘‘party in interest’’ (as defined in Section 3(14) of ERISA) or ‘‘disqualified person’’ (as defined in Section 4975(e)(2) of the Code) with respect to any Company Plan has engaged in any nonexempt ‘‘prohibited transaction’’ (as described in Section 4975(c) of the Code or Section 406 of ERISA). No tax under Code Sections 4980B or 5000 has been incurred with respect to any Company Plan and no circumstances exist that could give rise to such tax.

(g)    Except as set forth in Section 3.18(g) of the Disclosure Schedule, all of the Company Plans that are intended to be qualified under Section 401(a) of the Code have been administered in all material respects in accordance with their terms and are in compliance in all material respects with the currently applicable provisions of ERISA and the Code, have received favorable determination letters from the Internal Revenue Service to the effect that such Company Plans are qualified, or are entitled to rely on opinion letters issued to a prototype sponsor, and no such letter has been revoked and revocation is not threatened. All contributions to each Company Plan have been made in material compliance with all applicable Law, and the terms of such Company Plan.

(h)    All of the Company’s nonqualified deferred compensation plans subject to Code Section 409A have been operated and administered in good faith compliance with Code Section 409A from the period beginning January 1, 2005 through the date of this Agreement. Except as reflected in Section 3.17(a) of the Disclosure Schedule, since October 3, 2004, none of the Company’s nonqualified deferred compensation plans has been materially modified (as defined in Code Section 409A).

3.19.    Taxes.

(a)    Except as set forth in Section 3.19(a) of the Disclosure Schedule, all federal, state, local and foreign Tax Returns required to be filed (taking into account extensions) by or on behalf of the Company and each Subsidiary have been timely filed and have been prepared in good faith in accordance with applicable Law in all material respects. All Taxes shown on such Tax Returns to be due and payable by or with respect to the Company and each Subsidiary have been timely paid, or such amounts, together with Taxes accruing but not subject to Tax Returns required to be filed are reserved for (other than a reserve for deferred Taxes established to reflect timing differences between book and Tax treatment) in accordance with GAAP on the Financial Statements. Subject to the results of any audit listed on Schedule 3.19(a) of the Disclosure Schedule, to the Company’s Knowledge, no Taxes other than those shown on such Tax Returns or so reserved for on the Financial Statements are due and payable by or with respect to the Company or any Subsidiary. No deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any Subsidiary that are not reserved for on the Interim Financial Statements.

(b)    Except as set forth in Section 3.19(b) of the Disclosure Schedule, there are no pending or, based on written notice, threatened, audits in respect of Taxes of the Company or any Subsidiary.

(c)    Except as set forth in Section 3.19(c) of the Disclosure Schedule, neither the Company nor any Subsidiary has granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax which has not since expired. No extension or waiver of time within which to file any Tax Return of, or applicable to, the Company or any Subsidiary has been granted or requested which has not since expired.

(d)    Except for such matters as are referred to in Sections 3.19(a) or (b) above or disclosed in Sections 3.19(a) or 3.19(b) of the Disclosure Schedule, the Company and each Subsidiary has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have, within the time and in the manner required by Law, withheld from employee wages and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over under all applicable Laws.

(e)    The Company and each U.S. Subsidiary is a member of the same affiliated group (within the meaning of Section 1504(a)(i) of the Code) for which the Company files a consolidated U.S. federal income Tax Return as the common parent, and neither the Company nor any U.S. Subsidiary has been included in any other consolidated U.S. federal income Tax Return, or consolidated, combined, affiliated or unitary group for non-Federal Tax purposes other than one of which the Company is or was the common parent, for any taxable period for which the statute of limitation has not expired.

(f)    Neither the Company nor any Subsidiary is a party to any agreement or arrangement that would result, separately or in the aggregate, in the actual or deemed payment by the Company or ay Subsidiary that could be disallowed as a deduction under Section 280G or Section 162(m) of the Code.

(g)    Neither the Company nor any Subsidiary is a party to any tax sharing or allocation agreement, nor has any of them given any indemnity against Taxes imposed on any other Person, that has not expired by its terms or otherwise have been terminated and for which no amount is claimed to be owed.

(h)    The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(i)    No election has been filed under Section 1295(b) of the Code to treat the Company or any Subsidiary as a ‘‘qualified elected fund’’ and on no Tax Return has the Company or any Subsidiary been required to be designated as a ‘‘passive foreign investment company’’ under Section 1296 of the Code.

(j)    Except as set forth in Section 3.19(j) of the Disclosure Schedule, neither the Company nor any Subsidiary has been required to be designated as a ‘‘controlled foreign corporation’’ within the meaning of Section 957 of the Code.

(k)    Neither the Company nor any Subsidiary made any entity classification election pursuant to Treasury Regulation Section 301.7701-3 on IRS Form 8832.

(l)    Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) any ‘‘closing agreement’’ as described in Section 7121 of the Code (or any corresponding or similar provision of state, local of foreign Tax law) execute on or prior to the Closing Date, (iii) any intercompany transaction or any excess loss account described in the Treasure Regulations under Section 1502 of Code (or any corresponding or similar provision of state, local or foreign Tax law), (iv) any installment sale or open transaction disposition made on or prior to the Closing Date, or (v) any prepaid amounts received on or prior to the Closing Date.

(m)    Neither the Company nor any of its Subsidiaries (i) is a party to any ‘‘reportable transaction’’ within the meaning of Section 1.6011-4 of the Treasury Regulations, or (ii) during the five-year period ending on the date hereof, was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 or Section 361 of the Code.

(n)    Except as set forth in Section 3.19(n) of the Disclosure Schedule, the Company has not issued or assumed (i) any obligations described in Section 279(a) of the Code, (ii) any applicable high yield discount obligations, as defined in Section 163(i) of the Code, or (iii) any registration-required obligations, within the meaning of Section 163(f)(2) of the Code, that are not in registered form.

3.20.    Contracts.

(a)    Except as disclosed in the Company SEC Reports filed prior to the date hereof or as set forth in Section 3.20(a) of the Disclosure Schedule, neither the Company nor any Subsidiary is a party to or is otherwise bound or by (i) any ‘‘material contract’’ (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (ii) any Contract that relates to any Indebtedness in excess of $500,000; (iii) any Contract pursuant to which the Company or any Subsidiary purchases products or services which involves (A) annual payments by the Company or any Subsidiary of $500,000 or more, or (B) aggregate payments by the Company and its Subsidiaries under such Contract of more than $500,000 over the remaining term of such Contract; (iv) any Contract pursuant to which the Company or any Subsidiary sells any product or service to a Third Party which involves annual payments to the Company or any Subsidiary of $500,000 or more (excluding purchase orders for products or services sold by the Company or any Subsidiary in the ordinary course of business); (v) any license of, or other Contract for the payment of royalties with respect to, Intellectual Property (excluding off-the-shelf software programs licensed by the Company pursuant to ‘‘shrink wrap’’ licenses); (vi) any Contract with any Affiliate of the Company or any Subsidiary; (vii) any Real Property Lease; (viii) any lease of personal property which is material to the business of the Company or any Subsidiary; (ix) any contract that purports to limit the right of the Company or any Subsidiary to (A) engage or compete in any line of business, or (B) compete with any person or operate in any location; (x) any acquisition Contract pursuant to which the Company or any of its Subsidiaries has ‘‘earn-out’’ or other contingent payment obligations that would be reasonably likely to result in aggregate payments in excess of $500,000; or (xi) any employment agreements or consulting or severance agreements, in each case, that involve an aggregate future or potential liability in excess of $150,000 (collectively, the ‘‘Company Contracts’’). The Company has made available to Parent true and complete copies of all Company Contracts.

(b)    Neither the Company nor any Subsidiary is in default under the terms of any Company Contract which default could result in a Company Material Adverse Effect. To the Company’s Knowledge, no other party to any Company Contract is, or is alleged to be, in default under the terms thereof.

(c)    The Company Contracts are in full force and effect and are valid and binding obligations of the Company or one of the Subsidiaries and, to the Company’s Knowledge, the other parties thereto, except that enforcement thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditor’s rights in effect from time to time and general principles of equity. Neither the Company nor any Subsidiary has received any written notice from any other party to a Company Contract of the termination or threatened termination thereof, or of any claim, dispute or controversy with respect thereto.

3.21.    Transactions With Related Parties.

(a)    Except as set forth in Section 3.21(a) of the Disclosure Schedule, no Related Party is currently (i) a party to any transaction with the Company or any Subsidiary (including, but not limited to, any Contract providing for the employment of, furnishing of goods or services by, rental of real or personal property from, use or disclosure of Intellectual Property to, borrowing money from or lending money to, or otherwise requiring payments to, any such Person, but excluding payments for normal salary and bonuses and reimbursement of expenses), (ii) to the Company’s Knowledge, the direct or indirect owner of a material interest in any Person which is a competitor, supplier or customer of the Company or any Subsidiary, or (iii) the direct or indirect owner of any property or assets used in the business of the Company or any Subsidiary.

(b)    Except as set forth in Section 3.21(b) of the Disclosure Schedule, no Related Party has any outstanding Indebtedness payable to the Company or any Subsidiary and neither the Company nor any Subsidiary has guaranteed any obligation or Indebtedness of any such Related Party to a third party.

3.22.    Insurance.    Section 3.22 of the Disclosure Schedule lists, by type, carrier, policy number and expiration date, of all insurance coverage carried by the Company and the Subsidiaries. All such policies are, as of the date hereof, in full force and effect and all premiums which are due and payable with respect thereto through the date hereof are currently paid. Except as set forth in Section 3.22 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has received written notice of cancellation or non-renewal of any such policy or binder. Except for claims made under the Company’s Self-Insured Medical/Dental Employee Benefit Plan, no claim is currently under any such policy involving an amount in excess of $50,000. Such policies are sufficient for compliance with all Laws and Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound, there is no overtly threatened termination of, or material premium increase with respect to, any policy and none of such polices provides for retroactive premium adjustments. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries is in material breach or default (including any such breach or default with respect to any payment of premiums or the giving of notice), and no event has occurred which, with notice or lapse of time, would constitute a breach or default, or permit termination or modification under the policy.

3.23.    Certain Business Practices.    None of the Company, any Subsidiary or, to the Company’s Knowledge, any director or officer or employee of the Company or any Subsidiary (on behalf of the Company or any Subsidiary), has used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any payments in the nature of criminal bribery.

3.24.    Intellectual Property.

(a)    Section 3.24(a) of the Disclosure Schedule sets forth a list of all registrations or applications for registration in respect of Intellectual Property owned by the Company or any Subsidiary.

(b)    To the Company’s Knowledge, except as set forth in Section 3.24(b) of the Disclosure Schedule, there has been no infringement by the Company or any Subsidiary with respect to any Intellectual Property rights of others and, to the Company’s Knowledge, the conduct of the Company’s and the Subsidiaries’ businesses as currently conducted does not infringe upon any Intellectual Property rights of any third party. To the Company’s Knowledge, the Company and the Subsidiaries own or possess adequate licenses or other rights to use all Intellectual Property necessary to conduct their respective businesses as currently conducted. None of the Intellectual Property listed in Section 3.24(b) of the Disclosure Schedule is involved in any interference or opposition proceeding, and the Company has received no written notice that any such proceeding will hereafter be commenced, except as set forth in Section 3.24(b) of the Disclosure Schedule. To the Company’s Knowledge, no third party is misappropriating, infringing or violating any Intellectual Property owned by the Company or any Subsidiary and, except as set forth in Section 3.24(b) of the Disclosure Schedule, no such claims have been brought against any third party by the Company or any Subsidiary. Execution and delivery of this Agreement and consummation of the transactions contemplated hereby will not impair the validity, enforceability, ownership or any right of the Company (including the Surviving Corporation) or any Subsidiary to use any Intellectual Property. Notwithstanding anything contained herein to the contrary, the Company makes no representation with respect to the Intellectual Property occasionally licensed from customers or third party software vendors, in the ordinary course of business, in connection with assisting customers in the design of products incorporation the Company’s products.

3.25.    No Brokers.    Except as set forth in Section 3.25 of the Disclosure Schedule, neither the Company nor any Subsidiary has employed or incurred any Liability to any broker, finder, investment banker or other agent in connection with the transactions contemplated by this Agreement.

3.26.    Fairness Opinion.    The Company Board of Directors has received a written Fairness Opinion, dated as of the date of this Agreement, to the effect that, subject to the assumptions, qualifications and limitations contained therein, the Per Share Merger Consideration to be received by the Stockholders, is fair to the Stockholders, from a financial point of view. The Company has delivered to Parent a copy of such opinion.

3.27.    Computer Systems.    For purposes of this Agreement, ‘‘Computer Systems’’ means the software, hardware, network and telecommunications equipment and Internet-related information technology that are material to the Company and its Subsidiaries in connection with the operation of their business as currently conducted. The Company or one of its Subsidiaries is the owner of or is validly licensed to use or, in the case of outsourced services, is entitled to receive the benefits of use of, the Computer Systems, and will continue to be the owner of or, subject to obtaining any Approval listed in Section 3.5 of the Disclosure Schedule, to be so validly licensed or entitled to receive the benefits of use immediately following the Closing Date. There have been no downtimes, security breaches, virus attacks, hacking incidents, junk e-mail attacks, or system crashes of the Computer Systems in the 12 months prior to the date of this Agreement that have had, or would reasonably be expected to have, a Company Material Adverse Effect. The Computer Systems have sufficient capacity to meet the needs of the business of the Company and its Subsidiaries as that business is currently conducted (and at the levels it is currently conducted).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Parent and Acquisition Sub hereby jointly and severally represent and warrant to the Company as follows:

4.1.    Organization, Good Standing and Qualification.    Each of Parent and Acquisition Sub is a corporation organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted.

4.2.    Authorization; Binding Obligations.

(a)    Each of Parent and Acquisition Sub has all necessary corporate power and authority to execute and deliver this Agreement and each Related Agreement to which it is a party, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Parent and Acquisition Sub of this Agreement and each Related Agreement to which it is a party, the performance of its obligations hereunder and thereunder, and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby and thereby, have been duly and validly authorized by all corporate action on the part of Parent and Acquisition Sub and no other corporate proceedings on the part of Parent or Acquisition Sub are necessary to authorize this Agreement or any Related Agreement to which it is a party or to consummate the transactions so contemplated hereby and thereby.

(b)    This Agreement has been, and each of the Related Agreements to which Parent or Acquisition Sub is a party, when executed and delivered by Parent or Acquisition Sub (and assuming the due authorization, execution and delivery by the other parties hereto and thereto), will be, duly and validly executed and delivered by such party, and this Agreement constitutes, and each Related Agreement to which Parent or Acquisition Sub is a party, when executed and delivered, will constitute, a legal, valid and binding obligation of Parent and/or Acquisition Sub enforceable against such party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.3.    Capitalization of Acquisition Sub.    The authorized capital stock of Acquisition Sub consists of 1,000,000 shares of common stock, par value $0.01 per share, 1,000 shares of which are duly authorized, validly issued and outstanding, fully paid, non-assessable and owned by Parent free and clear of all Liens. No class of capital stock of Acquisition Sub is subject to preemptive (or similar) rights. Acquisition Sub was formed solely for the purpose of engaging in a business combination transaction with the Company and has engaged in no other business activities and has conducted its operations solely as contemplated hereby. Except as described in the first sentence of this Section 4.3, Acquisition Sub has not issued any capital stock or any options, warrants or other rights to acquire capital stock (or securities convertible into or exercisable or exchangeable for capital stock). There are no options, warrants or other rights to acquire capital stock or other equity or voting interests in Acquisition Sub or securities convertible into or exercisable or exchangeable for capital stock or other equity or voting interests in Acquisition Sub. No Person has any right to acquire any interest in the business or assets of Acquisition Sub (including any right of first refusal or similar right).

4.4.    Legal Proceedings.    There are no Actions pending or overtly threatened by or against Parent or Acquisition Sub which could materially adversely affect such party’s ability to perform its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement.

4.5.    Consents and Approvals.    The execution and delivery by each of Parent and Acquisition Sub of this Agreement, the Related Agreements to which it is a party or any other instrument or document required by this Agreement to be executed and delivered by Parent or Acquisition Sub do not, and the performance of this Agreement, the Related Agreements to which it is a party and any other instrument or document required by this Agreement to be executed and delivered by Parent or Acquisition Sub shall not, require Parent, Acquisition Sub or any of their respective subsidiaries to obtain any Approval of any Person or Approval of, observe any waiting period imposed by, or make any filing with or notification to, any Governmental Authority, except (a) for any request under the HSR Act from the United States Federal Trade Commission or the United States Department of Justice or any other Governmental Authority for additional information, documents or other materials relating to the pre-merger notification requirements of the HSR Act, (b) for the filing of the Certificate of Merger in accordance with the DGCL, (c) as set forth in Schedule 4.5 hereto, and (d) such other Approvals, filings or authorizations as are not material.

4.6.    No Violation.    The execution and delivery by Parent and Acquisition Sub of this Agreement and each Related Agreement to which Parent or Acquisition Sub is a party do not, and the performance by Parent and Acquisition Sub of its obligations under this Agreement and each Related Agreement to which Parent or Acquisition is a party, will not (a) conflict with or violate the Certificate of Incorporation or By-Laws, as amended to date, of Parent or Acquisition Sub, (b) conflict with or violate any Law or Order to which Parent or Acquisition Sub is subject or by which any of their respective properties are bound, or (c) conflict with or result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) by Parent or Acquisition Sub under any material Contract to which Parent or Acquisition Sub is a party or by which Parent or Acquisition Sub or any of their respective assets or properties are bound or subject, which conflict, violation, breach or default would, in the case of subsections (b) and (c) hereof, have a material adverse effect on the ability of Parent or Acquisition Sub to consummate the transactions contemplated by this Agreement.

4.7.    Financial Capability.    Each of Parent and Acquisition Sub have available to it sufficient funds to consummate the Merger in accordance with the terms of this Agreement, to pay the amounts contemplated by Section 2.2 above and to pay its Transaction Expenses and all other fees, expenses and obligations in connection herewith.

4.8.    Access to Information.    Parent (a) has been furnished with and has had access to all such information regarding the Company, its Subsidiaries and their respective businesses, assets, properties and liabilities as Parent considers relevant in connection with its determination to enter into this

Agreement, each Related Agreement and the transactions contemplated hereby and thereby, and (b) has had all questions which have been asked by Parent or any of its representatives satisfactorily answered by a representative of the Company.

4.9.    Ownership of Common Stock.    Neither Parent nor Acquisition Sub beneficially owns, directly or indirectly, any shares of Common Stock or is a party to any agreement, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of any shares of Common Stock.

4.10.    No Brokers.    Neither Parent nor Acquisition Sub has employed or incurred any Liability to any broker, finder, investment banker or other agent in connection with the transactions contemplated by this Agreement other than UBS Investment Bank or one of its Affiliates.

ARTICLE V
COVENANTS

5.1.    Conduct of Business by the Company and its Subsidiaries Pending Closing.    Except as set forth in Schedule 5.1 hereto or as required by Laws applicable to the Company, the Subsidiaries and/or their respective assets and properties, the Company covenants and agrees that, between the date hereof and the Effective Time, unless Parent shall consent in writing (i) the Company shall conduct its business and shall cause the businesses of each Subsidiary to be conducted in the ordinary course of business, and (ii) the Company shall, and shall cause each Subsidiary to, maintain its corporate existence, use its reasonable best efforts to preserve intact the business organization and assets of the Company and each Subsidiary, to keep available the services of the present officers, employees, consultants and independent contractors of the Company and each Subsidiary, to maintain in effect the Company Contracts (subject to the expiration of any Company Contract pursuant to its terms) and to preserve the present relationships of the Company and each Subsidiary with suppliers, customers, licensees and other Persons with which the Company or any Subsidiary has business relations. By way of amplification and not limitation, between the date hereof and the Effective Time, except as set forth in Schedule 5.1 hereof, neither the Company nor any Subsidiary shall do, or agree to do, any of the following without the prior written consent of Parent:

(a)    Amend or otherwise change the Certificate of Incorporation or By-Laws or equivalent organizational document of the Company or any Subsidiary or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure of the Company or any Subsidiary;

(b)    Issue, sell, transfer, pledge, dispose of or encumber, or subject to a Lien, or authorize the issuance, sale, transfer, pledge, disposition or encumbrance of, any shares of capital stock or other equity of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest of the Company or any Subsidiary (except for the issuance of shares of Common Stock upon the exercise of options outstanding on the date hereof); or sell, transfer, pledge, dispose of or encumber, or authorize the sale, transfer, pledge, disposition or encumbrance of any assets of the Company or any Subsidiary (other than the sale of inventory in the ordinary course of business or the sale or disposition of assets no longer used or useful in the business of the Company or any Subsidiary); or redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest, of the Company or any Subsidiary;

(c)    Declare, set aside or pay any dividend or other distribution (whether in cash, stock or other securities or property or any combination thereof) in respect of any of its capital stock or other equity interests (except that Subsidiaries may declare and pay pro rata dividends to their respective equity holders);

(d)    Split, combine or reclassify any of its capital stock or other securities or issue or authorize or propose the issuance of any other stock options or securities in respect of, in lieu of or in substitution for shares of its capital stock or amend the terms of, repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of any other Subsidiary, or propose to do any of the foregoing;

(e)    Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

(f)    Form any Subsidiary or acquire (by merger, consolidation, acquisition of stock or other securities or assets or otherwise) any equity or other interest, or make any other investment in, any other Person or acquire any material amount of assets or property other than in the ordinary course of business, or enter into any joint venture, strategic alliance, exclusive dealing, non-competition or similar contract or arrangement with any other Person;

(g)    Sell, transfer, lease, license, sublicense, mortgage, pledge, encumber, grant or otherwise dispose of any interest in Intellectual Property except in the ordinary course of business consistent with past practice, or amend or modify in any material way any existing Contract with respect to any Intellectual Property;

(h)    Incur any Indebtedness or issue any debt securities or assume, guaranty or endorse or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans, advances or enter into any financial commitments to or with any Person, other than to Subsidiaries of the Company;

(i)    Hire or terminate any key employee, consultant or independent contractor, except terminations in the ordinary course of business due to poor performance or for cause, or increase the compensation payable or to become payable to, or the benefits provided to, its directors, officers or employees, except for increases in the ordinary course of business consistent with past practice in salaries or wages of employees of the Company or any of its Subsidiaries who are not directors or officers of the Company or any of its Subsidiaries not to exceed 6%; grant any severance or termination payment to, or pay, loan or advance any amount to, or enter into any new bonus or incentive agreement or arrangement with, any director, officer or employee of the Company or any of its Subsidiaries, or establish, adopt, enter into or amend any Company Plan or any employee benefit plan;

(j)    Change any accounting policies or procedures (including procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable) unless required by any applicable accounting principles or GAAP, or accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable or defer expenses or reduce inventories, except in the ordinary course of business consistent with past practice;

(k)    Create, incur, suffer to exist or assume any Lien (other than Liens existing on the date hereof and Permitted Liens) on any assets or properties of the Company or any Subsidiary;

(l)    Amend, modify or consent to the termination of any Company Contract, or amend, waive, modify or consent to the termination of the Company’s or any of its Subsidiaries’ rights thereunder, or enter into any Contract between any Affiliate of the Company or any of its Subsidiaries;

(m)    Enter into any Contract involving aggregate payments or a value in excess of $100,000, other than in the ordinary course of business or for Company Transaction Expenses;

(n)    Settle or compromise any federal, state, local or foreign income Tax Liability or agree to an extension of a statute of limitations;

(o)    Pay, discharge, satisfy, settle or commence any Action or waive, assign or release any material rights or claims;

(p)    Make or change any election, change any annual accounting period, adopt or change any method of accounting or file any amended Return, in each case, with respect to Taxes; or

(q)    Authorize, recommend, propose or announce an intention to do any of the foregoing, or agree or enter into any Contract to do any of the foregoing.

5.2.    Proxy Statement; Stockholders’ Meeting.

(a)    Within 30 days after the date hereof, or as soon as reasonably practicable following the execution of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement in compliance with Section 14(a) of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. The Company will cause the Proxy Statement to be mailed to the Stockholders as promptly as reasonably practicable after the SEC has completed its review thereof. Each of Parent and Acquisition Sub shall furnish to the Company all information concerning itself and its respective subsidiaries and its participation in the Merger as may be reasonably requested in connection with the Merger and the preparation, filing and distribution of the Proxy Statement. Prior to filing or mailing the Proxy Statement, the Company shall provide Parent with a reasonable opportunity to review and comment on any drafts of the Proxy Statement and related correspondence and filings and shall give due consideration to any comments received from Parent’s counsel.

(b)    The Proxy Statement shall include the Company Recommendation, except as otherwise provided in Section 5.7 of this Agreement.

(c)    The Company will notify Parent and Acquisition Sub promptly following receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement and, will supply Parent and Acquisition Sub as promptly as practicable with copies of all correspondence with the SEC with respect to the Proxy Statement. The Parent and Acquisition Sub will cooperate with the Company in preparing and filing with the SEC any necessary amendment or supplement to the Proxy Statement.

(d)    If, at any time after the mailing of the definitive Proxy Statement and prior to obtaining Stockholder Approval, any event should occur as a result of which the Proxy Statement (as previously amended or supplemented) contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading, or that otherwise should be described in an amendment or supplement to the Proxy Statement, the Company and Parent shall promptly notify each other of the occurrence of such event and then promptly prepare, file and clear with the SEC such amendment or supplement and the Company shall, as may be required by the SEC, mail to the Stockholders each such amendment or supplement.

(e)    The Company shall establish a record date for and shall cause a meeting of its stockholders to be duly called and held as soon as reasonably practicable after the SEC has completed its review of the Proxy Statement for the purpose of voting on the approval of the Merger and the adoption of this Agreement (such meeting, the ‘‘Company Stockholders’ Meeting’’). In connection with the Company Stockholders’ Meeting, the Company’s Board of Directors will, subject to Section 5.7, recommend the approval of the Merger and the adoption of this Agreement (the ‘‘Company Recommendation’’), and (ii) include such Company Recommendation in the Proxy Statement. The Company may adjourn or postpone (i) such Company Stockholders’ Meeting to the extent necessary to ensure that any necessary information is provided to the Company’s stockholders in advance of a vote on the Merger and this Agreement; or (ii) the time for which such Company Stockholders’ Meeting is originally scheduled if there are insufficient shares represented, either in person or by proxy, to constitute a quorum necessary to conduct the business of such Company Stockholders’ Meeting.

5.3.    Cooperation; HSR Act Filings; Other Approvals, Filings and Consents; Further Assurances.

(a)    Upon the terms and subject to the conditions set forth in this Agreement, each party hereto shall use reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other party or parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, and by the Related Agreements and to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Article VI, as applicable to each of them. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

(b)    Each of Parent (on behalf of itself and its Affiliates, including Kyocera Corporation) and the Company (i) agrees that it shall, as promptly as practicable and in any event within 15 calendar days of the date hereof, make the filings required of such party or any of its subsidiaries (including the Subsidiaries) under the HSR Act with respect to the transactions contemplated by this Agreement, (ii) agrees to use its reasonable best efforts to negotiate with the United States Federal Trade Commission, the United States Department of Justice and/or any other Governmental Authority in respect of such filings to prevent the issuance of any requests for additional information, documents or other materials under the HSR Act; provided, that, (A) if such a request is about to be issued notwithstanding the parties’ efforts, the parties shall discuss the withdrawal and refiling of the filings to avoid the issuance of such a request and to enable the parties to continue to attempt to resolve the issues raised by the United States Federal Trade Commission, the United States Department of Justice and/or any other Governmental Authority in connection with the filings without the need to respond to any such request, and each of the parties shall have the option of withdrawal and refiling, and (B) if any such requests are nonetheless issued, to seek modification of same and/or comply at the earliest practicable date with respect thereto, as modified, and (iii) shall act in good faith and reasonably cooperate with the other party in connection with any such filing and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under any Antitrust Laws with respect to any such filing or any such transaction. To the extent not prohibited by Law, each party to this Agreement shall use reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Law in connection with the transactions contemplated by this Agreement. Each of the Company and Parent shall give the other reasonable prior notice of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Authority regarding any such filings or any such transaction. The Company (on behalf of itself and the Subsidiaries), Parent (on behalf of itself and its Affiliates, including Kyocera Corporation) and Acquisition Sub shall (x) give the other parties hereto prior notice of each meeting and substantive conversation with the United States Federal Trade Commission, the United States Department of Justice and/or any other Governmental Authority with respect to such filings, investigation or other inquiry, (y) discuss with the other parties hereto the subject matter to be discussed at such meeting or during such conversation and the recommended course of action, and (z) to the extent reasonably practicable or appropriate, allow the other parties to participate in such meeting or conversation.

(c)    Each of Parent (on behalf of itself and its Affiliates, including Kyocera Corporation) and the Company shall use reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement, under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Laws or Orders that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, ‘‘Antitrust Laws’’). In connection therewith, if any Action is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as inconsistent with or in violation of any Antitrust Law, each of Parent (on behalf of itself and its Affiliates, including Kyocera Corporation) and the Company shall cooperate and use reasonable best efforts to contest and resist such Action, and to have vacated, lifted, reversed or overturned any Order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays or restricts consummation of the transactions contemplated by this Agreement or the Related Agreements, including by pursuing all available avenues of administrative and judicial appeal and all available legislative action, unless Parent and the Company determine that litigation is not in their mutual best interests. Each of Parent (on behalf of itself and its Affiliates, including Kyocera Corporation) and the Company shall use reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to the transactions contemplated by this Agreement and the Related Agreements as promptly as possible after the execution of this Agreement. Parent agrees that is shall be responsible for compliance with the provisions of Sections 5.3(b) and (c) of this Agreement by its Affiliates, including Kyocera Corporation.

(d)    Each of Parent and the Company shall, as promptly as practicable, use reasonable best efforts to obtain all other necessary Approvals from Governmental Authorities and make all other necessary registrations and filings under applicable Law required in connection with the authorization, execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby, including the Merger. Parent and the Company shall act in good faith and reasonably cooperate with the other in connection therewith and in connection with resolving any investigation or other inquiry with respect thereto. To the extent not prohibited by Law, each party to this Agreement shall use reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Law (other than Antitrust Laws) in connection with the transactions contemplated by this Agreement and the Related Agreements. Each of the Company and Parent shall give the other reasonable prior notice of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Authority regarding any such Approval. The Company (on behalf of itself and the Subsidiaries), Parent and Acquisition Sub shall (i) give the other parties hereto prior notice of each meeting and substantive conversation with any Governmental Authority with respect to any such Approval, investigation or other inquiry, (ii) discuss with the other parties hereto the subject matter to be discussed at such meeting or during such conversation and the recommended course of action, and (iii) to the extent reasonably practicable or appropriate, allow the other parties to participate in such meeting or conversation.

(e)    The Company shall use its reasonable best efforts to obtain all Approvals from third parties that are set forth in Section 3.5 of the Disclosure Schedule and identified with an asterisk (‘‘Company Third Party Consents’’). Parent and Acquisition Sub shall use their    reasonable best efforts to obtain all Approvals from third parties that are set forth in Section 4.5 of the Disclosure Schedule and identified with an asterisk (‘‘Parent/Acquisition Sub Third Party Consents’’). Notwithstanding anything to the contrary in this Agreement, Parent will not be required, in order to obtain any Approvals or consents under or in respect of this Agreement, to agree to any condition (i) that seeks to prohibit or limit the ownership or operation by the Company or Parent or any of their Affiliates of a material portion of the business or assets of the Company, Parent or any of their Affiliates, or to compel the Company, Parent or any of their Affiliates to dispose of or hold separate any material portion of their business or assets as a result of the Merger or any other transaction contemplated hereunder, (ii) seeks to impose limitations on the ability of Parent to acquire, hold or exercise full rights of ownership of any Common Stock, including the right to vote the Common Stock purchased by it on all matters properly presented to the stockholders of the Company, (iii) seeks to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of Parent, the Company and their Affiliates, or (iv) otherwise would reasonably be expected to have a Company Material Adverse Effect.

5.4.    Access to Information.    Prior to the Effective Time and upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of Parent, reasonable access during normal working hours to all of its properties, finances, operating condition, books, Contracts and records and the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties, books, Contracts, records and personnel as Parent may reasonably request. The Company shall make available to the officers, employees, accountants, counsel and other representatives of Parent upon the reasonable request of Parent and during normal working hours all officers, accountants, counsel and other representatives or agents of the Company or its Subsidiaries for discussion of the Company’s or its Subsidiaries’ businesses, properties or personnel as Parent may reasonably request. All requests to meet with any officer or employee of the Company shall be made to Kathleen Kelly, Vice President – Administration of the Company. The Company shall use reasonable best efforts to make available to the officers, employees, accountants, counsel and other representatives of Parent upon the reasonable request of Parent such customers, suppliers or other Persons with whom the Company or any of its Subsidiaries maintains a business or commercial relationship; provided, that either Kathleen Kelly or Andrew Perz (or such other Person designated by Kathleen Kelly or Andrew Perz) must be present at any meeting, or participating in any telephone conversation, between any officer, employee, accountant, counsel or representative of Parent and any such Person. All information obtained by Parent pursuant to this Section 5.4 shall constitute ‘‘Confidential Information’’ pursuant to the terms of the confidentiality agreement, dated February 27, 2007, between Parent and the Company (the ‘‘Confidentiality Agreement’’) and Acquisition Sub agrees to be bound to the terms and conditions of the Confidentiality Agreement as if a party thereto.

5.5.    Notice of Certain Events.    Each party hereto shall promptly notify the other parties hereto of any event, condition, fact, circumstance, occurrence, transaction or other item of which such party becomes aware after the date hereof and prior to the Closing that would constitute a material violation or breach of this Agreement (or a material breach of any representation or warranty contained herein) or, if the same were to continue to exist as of the Closing Date, would result in any of the conditions set forth in Article VI hereof.

5.6.    Public Announcements.    Prior to the Effective Time, Parent and the Company shall consult with and obtain the approval of (which approval shall not be unreasonably withheld) the other party before issuing any press release or other public announcement with respect to the Merger or this Agreement, and no party hereto shall issue or cause to be issued any such press release prior to such consultation and approval, except to the extent required by applicable Law or the rules of any applicable securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement to attempt to agree upon mutually satisfactory text. Upon the Closing, Parent and the Company shall issue a mutually agreed upon press release announcing the transactions contemplated hereby.

5.7.    No Solicitation of Other Proposals.

(a)    No Solicitation.    On the date of this Agreement, the Company shall (i) immediately cease, and cause the Subsidiaries and the Company Representatives immediately to cease, all existing activities, discussion and negotiations with any third parties with respect to any Acquisition Proposal, and (ii) promptly notify each Company Representative of its obligations under this Section 5.7. From the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall not, nor shall it permit any Subsidiary to, nor shall it authorize or permit any of its officers, directors, employees, representatives or agents (including, any investment banking, legal or accounting firm retained by any of them) (collectively, the ‘‘Company Representatives’’), directly or indirectly to, (A) initiate, solicit, participate in any discussions or negotiations regarding, provide any non-public information with respect to, or intentionally encourage or seek any inquiries or communications relating to the making of any Acquisition Proposal; (B) enter into any letter of intent, memorandum, agreement in principle, merger agreement, acquisition agreement, option agreement or other agreement constituting or related to an Acquisition Proposal (other than a confidentiality Agreement referral to in and as permitted by this Section 5.7), or (C) release any Third Party from, or waive compliance with any standstill or confidentiality provisions of any agreement to which it is a party; provided, that, nothing contained in this Section 5.7 shall prohibit the Company’s Board of Directors or officers from furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide proposal related to an Acquisition Proposal, if (x) the Company Board of Directors determines in good faith that such action is required for the Company Board of Directors to comply with its fiduciary duties to Stockholders under applicable Law, and (y) the Company has obtained from such person a confidentiality agreement not in conflict with the rights of Parent under Section

5.7(b) hereof and otherwise on terms the Company determines in good faith to be no less favorable to the Company than those contained in the Confidentiality Agreement.

(b)    Superior Proposals.    The Company Board of Directors shall furnish to Parent all information provided to any third party pursuant to this Section 5.7 to the extent that such information has not been previously provided to Parent. Notwithstanding the foregoing, if the Company Board of Directors receives an Acquisition Proposal which it determines in good faith to be superior to the Merger (after consultation with its financial advisors and legal counsel), taking into account the Person making the Acquisition Proposal and the likelihood and timing of consummation (including financial, legal, regulatory and other aspects of the Acquisition Proposal deemed relevant by the Company Board of Directors in good faith) (such other Acquisition Proposal, a ‘‘Superior Proposal’’), the Company Board of Directors may withdraw or modify the Company Recommendation, approve or recommend the Superior Proposal, enter into an agreement with respect to such Superior Proposal (either of which shall be deemed, for purposes of Section 7.2 hereof, a withdrawal of the Company Recommendation) or terminate this Agreement in accordance with Section 7.1(f); provided, that, at least three Business Days prior to taking any such action, the Company gives written notice thereof to Parent, setting forth in reasonable detail, the material terms and conditions of such Superior Proposal, and Parent shall not have, within such three Business Day period, proposed an improved transaction to the Company’s Board of Directors which the Company’s Board of Directors determines in good faith (after consultation with its financial advisors and legal counsel) to be at least as favorable to the Stockholders as the Superior Proposal) (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require new written notice to Parent and an additional two Business Day period to enable Parent to consider proposing an improved transaction). As soon as reasonably practicable after the date hereof, the Company shall request that third parties promptly return or destroy all confidential information relating to the Company or any of its Subsidiaries furnished to any such third parties by Thomas Wiesel Partners or obtained by such third parties during the process established by Thomas Wiesel Partners.

5.8.    Directors’ and Officers’ Insurance.    From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, pursuant to the provisions of their respective Certificates of Incorporation and By-Laws, indemnify and hold harmless the present and former officers and directors of the Company in respect of acts or omissions occurring while such persons were officers and directors of the Company to at least the same extent as is provided under the Certificate of Incorporation and By-Laws of the Surviving Corporation as attached to this Agreement as Exhibit A and Exhibit B, respectively. Neither Parent nor the Surviving Corporation will amend, repeal or modify such provisions in any manner that would adversely affect the rights thereunder of such persons; provided, that such indemnification shall be subject to any limitation imposed from time to time under applicable Law. In addition, as of the Effective Time, Parent shall have taken such action necessary to provide directors’ and officers’ liability insurance for any current or former officers or directors of the Company or any of its Subsidiaries under Parent’s directors’ and officers’ liability insurance policy with respect to any actions or omissions by such directors or officers occurring prior to the Effective Time, and shall maintain coverage for such officers and directors under Parent’s then existing directors’ and officers’ liability insurance policy for a period of six years from the Closing Date on terms with respect to coverage and amount no less favorable in the aggregate than those of the Company’s existing policy in effect on the date hereof; provided that, (a) Parent may substitute therefore policies of at least the same coverage containing terms and conditions that are not less advantageous than the existing policies (including with respect to the period covered), and (b) in satisfying the obligation under this Section 5.8, neither Parent nor the Surviving Corporation shall be obligated to pay annual premiums in excess of 200% of the annual premium paid by the Company for directors’ and officers’ liability insurance as of the date hereof. Notwithstanding anything contained in Section 5.1 or elsewhere in this Agreement to the contrary, the Company may obtain and fully pay for a ‘‘tail’’ directors’ and officers’ liability insurance policy covering those individuals who at the time of the execution of this Agreement are covered by the Company’s existing directors’ and officers’ liability insurance policy with a claims period of at least six years following the Effective Time.

5.9.    Employee Benefits.    Immediately following the Effective Time, the Company and the Subsidiaries (as operated by Parent) shall continue to employ or retain, as applicable, each of the employees who remains an employee of the Company or any Subsidiary as of the Closing Date. Such continued employment shall be on substantially the same terms and conditions immediately following the Effective Time as enjoyed by such employee prior to the Effective Time. Parent shall either (a) continue to maintain the Company Plans and cause such employees to be covered thereunder to the same extent covered prior to the Effective Time, or (b) cause each such employee to be covered by the benefit plans and arrangements provided to similarly-situated employees of Parent (‘‘Parent Plans’’); provided, that such plans and arrangements shall be at least as favorable, taken as a whole, to such employees as the Company Plans. For purposes of determining eligibility and vesting (but not benefit accrual) under such Parent Plans, Parent shall credit each such employee with his or her years of service with the Company, the Subsidiaries and any predecessor entities, to the same extent as such employee was entitled to credit for such service under any similar Company Plans prior to such employee’s commencement of participation in the Parent Plans. Further, if and to the extent such employees participate in Parent Plans, Parent shall use its reasonable best efforts to (i) credit such employees for any co-payments, deductibles and out-of-pocket expenses paid under applicable Company Plans prior to such employees’ participation in such Parent Plans, and (ii) cause to be waived under applicable Parent Plans all pre-existing condition exclusions and limitations applicable to such employees and their eligible dependents under the Company Plans. To the extent that Parent is a ‘‘successor employer’’ as such term is defined in Section 54.4980B-9 of the Treasury Regulations, Parent shall satisfy and be fully responsible for any and all obligations under COBRA with respect to such employees, former employees and their respective spouses and dependents who participate in Company Plans that are group health plans (within the meaning of Section 5000(b)(1) of the Code) and who are ‘‘M&A Qualified Beneficiaries’’ (as such term is defined in Section 54.4980B-9 of the Treasury Regulations) with such coverage provided through a Parent Plan (if the corresponding Company Plan is terminated). Parent shall satisfy and be fully responsible for any and all COBRA obligations that arise with respect to any M&A Qualified Beneficiary (as such terms is determined in Section 54.4980B-9) entitled to elect continuation coverage pursuant to COBRA as a result of a ‘‘qualifying event’’ that occurred on or prior to the Closing Date. The parties agree that the foregoing provisions of this Section 5.9 (i) are set forth solely for the purpose of defining the obligations between Parent and the Company and shall not be construed as creating any employment contract or other agreement with any employee or other person, and (ii) do not constitute a Company Plan or Parent Plan amendment.

5.10.    Updates to Disclosure Schedule for Post-Signing Events.    At any time, and from time to time on or prior to the Closing Date, the Company may supplement or amend the Disclosure Schedule to reflect any fact necessary to make the representations true and correct (any such supplement or amendment, a ‘‘Disclosure Update’’). For purposes of determining whether the condition set forth in Section 6.2(a) has been satisfied, (a) with respect to a fact or circumstance set forth on the Disclosure Update, which fact or circumstance (i) exists as of the date of this Agreement or (ii) arises after the date of this Agreement and constitutes a Company Material Adverse Effect, the Disclosure Schedule will not be deemed amended by the Disclosure Update, and (b) with respect to a fact or circumstance set forth on the Disclosure Update, which fact or circumstance arises after the date of this Agreement and which does not constitute a Company Material Adverse Effect, the Disclosure Schedule will be deemed updated by the Disclosure Update.

ARTICLE VI
CONDITIONS PRECEDENT TO MERGER

6.1.    Conditions to Obligation of Each Party to Effect the Merger.    The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a)    Governmental Approvals.    All applicable waiting periods or approvals under the HSR Act or any other Antitrust Laws shall have expired or been terminated or received. All other Approvals of, or declarations or filings, with any Governmental Authority necessary for the consummation of the Merger, if any, shall have been obtained or made.

(b)    Stockholder Approval.    The Stockholder Approval shall have been obtained.

6.2.    Additional Conditions to Obligations of Parent and Acquisition Sub.    The obligations of Parent and Acquisition Sub to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following additional conditions:

(a)    Representations and Warranties.    After giving effect to any Disclosure Update in accordance with Section 5.10, if applicable, each of the representations and warranties set forth in Article III that is qualified by ‘‘materiality,’’ ‘‘Company Material Adverse Effect’’ or a similar qualifier shall be true and correct in all respects, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects, in each case, on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined only as of the specified date).

(b)    Agreements and Covenants.    The Company shall have performed or complied, in all material respects, with each obligation, agreement and covenant to be performed or complied with by it under this Agreement at or prior to the Effective Time.

(c)    Compliance Certificate.    The Company shall have delivered to Parent a certificate of the President or Chief Executive Officer of the Company, dated as of the Closing Date, certifying that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

(d)    Consents.    Each of the Company Third Party Consents shall have been received in form and substance reasonably satisfactory to Parent.

(e)    Good Standing Certificates.    The Company shall have delivered to Parent with respect to the Company and each Subsidiary, a certificate of good standing from the Secretary of State of its jurisdiction of incorporation or organization and the Secretary of State of each jurisdiction in which it is qualified or licensed to do business each dated a reasonable date prior to the Closing Date.

(f)    Resignation.    Except with regard to those individuals and positions identified on Schedule 6.2(f) hereto, Parent shall have received resignations, effective as of the Closing Date, from all the members of the Boards of Directors of the Company and each Subsidiary, and from all the officers of the Company and each Subsidiary from their respective offices.

(g)    Certificate.    The Company shall deliver to Parent a certificate signed by a senior executive officer of the Company certifying as to: (i) an attached copy of the resolutions of the Company Board of Directors and an attached copy of the resolutions of the Requisite Holders, in each case authorizing and approving the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement and the other Related Agreements, and stating that the resolutions thereby certified have not been amended, modified, revoked or rescinded; (ii) the incumbency, authority and specimen signature of each officer of the Company executing this Agreement and the Related Agreements; and (iii) an attached copy of the Company’s and each Subsidiary’s Certificate of Incorporation and Bylaws or other organizational documents, (as in effect from the time the resolutions described above were adopted until the Closing).

(h)    Exchange Agreement.    The Company and the Exchange Agent shall have executed and delivered the Exchange Agreement in the form attached hereto as Exhibit G (the ‘‘Exchange Agreement’’), the same shall be in full force and effect and the actions required to be taken thereunder by the Company and the Exchange Agent prior to the Effective Time shall have been performed.

(i)    No Injunctions or Restraints; Illegality.

(i)    There shall not be any Law enacted, entered, enforced or otherwise in effect and deemed applicable to the Merger, which makes the consummation of the Merger on the terms, and conferring upon the Parent and the Surviving Corporation all of their respective rights and benefits, contemplated herein, illegal.

(ii)    No temporary restraining order, preliminary or permanent injunction or other Order (whether temporary, preliminary or permanent) issued by any Court of competent jurisdiction or other legal restraint or prohibition shall be in effect which prevents the consummation of the Merger on the terms, and conferring upon the Parent and the Surviving Corporation all of their respective rights and benefits, contemplated herein.

(iii)    There shall not be pending any Action by any Person that seeks to prevent the consummation of the Merger on the terms, and conferring upon the Parent and the Surviving Corporation all of their respective rights and benefits, contemplated herein, or seeking the award of damages payable by or any other remedy against Parent or the Surviving Corporation if the Merger is consummated.

(j)    Maximum Dissenting Shares.    Not more than 10% of the outstanding shares of Common Stock outstanding immediately prior to the Effective Time shall be Dissenting Shares.

(k)    No Company Material Adverse Effect.    There shall not have occurred since the date of this Agreement any Company Material Adverse Effect which shall not have been cured.

6.3.    Additional Conditions to Obligations of the Company.    The obligations of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions:

(a)    Representations and Warranties.    Each of the representations and warranties set forth in Article IV that is qualified by ‘‘materiality’’ or a similar qualifier shall be true and correct in all respects, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects, in each case, on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined only as of the specified date).

(b)    Agreements and Covenants.    Each of Parent and Acquisition Sub shall have performed or complied, in all material respects, with each obligation, agreement and covenant to be performed or complied with by it under this Agreement at or prior to the Effective Time.

(c)    Compliance Certificate.    Parent shall have delivered to the Company a certificate of the President or Chief Executive Officer of Parent, dated as of the Closing Date, certifying that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

(d)    Consents.    Each of the Parent/Acquisition Sub Third Party Consents shall have been received in form and substance reasonably satisfactory to the Company.

(e)    Exchange Agreement.    The Parent and the Exchange Agent shall have executed and delivered the Exchange Agreement, the same shall be in full force and effect and the actions required to be taken thereunder by Parent and the Exchange Agent prior to the Effective Time shall have been performed.

(f)    No Injunctions or Restraints; Illegality.

(i)    There shall not be any Law enacted, entered, enforced or otherwise in effect and deemed applicable to the Merger, which makes the consummation of the Merger on the terms, and conferring upon the Stockholders and the Optionholders all of their respective rights and benefits, contemplated herein, illegal.

(ii)    No temporary restraining order, preliminary or permanent injunction or other Order (whether temporary, preliminary or permanent) issued by any Court of competent jurisdiction or other legal restraint or prohibition shall be in effect which prevents the consummation of the Merger on the terms, and conferring upon the Stockholders and the Optionholders all of their respective rights and benefits, contemplated herein.

(iii)    There shall not be pending any Action by any Person, nor shall any threat of any such Action have been made by any Person in writing and not withdrawn, in either case that seeks to prevent the consummation of the Merger on the terms, and conferring upon the Stockholders and the Optionholders all of their respective rights and benefits, contemplated herein.

ARTICLE VII
TERMINATION, AMENDMENT, WAIVER AND EXPENSES

7.1.    Termination.    This Agreement may be terminated (in the case of clauses (b) – (g) below, by written notice of the terminating party to the other parties hereto) and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding Stockholder Approval:

(a)    By mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

(b)    By either Parent or the Company if the Merger shall not have been consummated on or before February 28, 2008; provided, however, that if the Merger shall not have been consummated solely due to (i) any Approval from any Governmental Authority not having been received, or (ii) Stockholder Approval not having been received, then such date shall be extended by up to an additional 30 days (such date, as extended, if applicable, the ‘‘Outside Date’’); provided, further, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill in all material respects any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to have been consummated on or before such date; and, provided, further, that the Outside Date shall be extended, and neither Parent, on the one hand, nor the Company, on the other hand, may terminate this Agreement under this Section 7.1(b) until the expiration of the 10-day cure period set forth in Section 7.1(d)(ii)(B) or Section 7.1(e)(ii)(B), as the case may be;

(c)    By either Parent or the Company, if a Court or Governmental Authority shall have issued an Order or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the Merger;

(d)    By Parent, if neither Parent nor Acquisition Sub is in material breach of any of its obligations under this Agreement, and if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform would render unsatisfied any condition contained in Section 6.1 or 6.2 and (i) is incapable of being cured, or (ii) if capable of being cured is not cured prior to the later of (A) the Business Day prior to the Outside Date, or (B) the date that is 10 days from the date that the Company is notified of such breach;

(e)    By the Company, if it is not in material breach of any of its obligations under this Agreement, and if Parent or Acquisition Sub shall have breached in any material respect any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, which breach or failure to perform would render unsatisfied any condition contained in Section 6.1 or 6.3 and (i) is incapable of being cured, or (ii) if capable of being cured is not cured prior to the later of (A) the Business Day prior to the Outside Date, or (B) the date that is 10 days from the date that Parent is notified of such breach;

(f)    By the Company if it has received a Superior Proposal, has given Parent the written notice contemplated by Section 5.7 above, and Parent shall not have, within the three Business Day period provided therein (as the same may be extended as provided therein), proposed an improved transaction to the Company’s Board of Directors which the Company Board of

Directors determines in good faith (after consultation with its financial advisors and legal counsel) to be at least as favorable to the Stockholders as the Superior Proposal; or

(g)    By Parent, if the Company Board of Directors withdraws or modifies the Company Recommendation in a manner adverse to Parent.

7.2.    Effect of Termination.    In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement (other than this Section 7.2 and Sections 5.6, 7.3, 8.1, 8.4, 8.5 8.6, 8.8, 8.9, 8.10 and 8.11 which shall survive such termination) will forthwith become void; provided, that if this Agreement is terminated as a result of any material breach of any representations, warranties, obligations, covenants or other agreements by either party under this Agreement, the non-breaching party shall be entitled to pursue a claim for damages arising therefrom in a court of competent jurisdiction); and provided, further that, (a)(i) if this Agreement is terminated by the Company pursuant to Section 7.1(f) or by Parent pursuant to Section 7.1(g), or (ii) if this Agreement is terminated by either party pursuant to Section 7.1(b) and within six months of such termination pursuant to Section 7.1(b) the Company enters into an agreement with a Third Party with respect to an Acquisition Proposal, then, in the case of either (i) or (ii), the Company shall pay to Parent, within two days of such event, a fee equal to $5,000,000, and (b) the parties shall, in all events, remain bound by and continue to be subject to the Confidentiality Agreement and Section 5.4.

7.3.    Expenses.

(a)    Except as otherwise specified in Section 7.3(b) or (c) below, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, legal, accounting and investment banking fees (‘‘Transaction Expenses’’), shall be paid by the party incurring such Transaction Expenses, whether or not the Merger is consummated.

(b)    All Transaction Expenses which are incurred by the Company and the Subsidiaries through the Closing Date and which remain unpaid as of the Closing Date, to the extent known on the Closing Date (collectively, ‘‘Closing Date Company Transaction Expenses’’) shall be paid on the Closing Date as contemplated by Section 2.1.

(c)    Notwithstanding anything to the contrary set forth in this Agreement, (i) all sales, transfer and similar Taxes (but excluding any Taxes resulting from income received or required to be recognized by any of the recipients of Merger Consideration), if any, incurred by, the Company or the Surviving Corporation as a result of the consummation of the transactions contemplated hereby, (ii) all filing fees payable to any Governmental Authority pursuant to the HSR Act or other Antitrust Law in connection with the transactions contemplated hereby, and (iii) all fees and expenses of the Exchange Agent with respect to the Exchange Fund, shall be borne by the Parent.

ARTICLE VIII
MISCELLANEOUS

8.1.    Entire Agreement; Amendments.    This Agreement, together with its schedules and exhibits, the Confidentiality Agreement, the Related Agreements and all other ancillary agreements, documents and instruments to be delivered in connection herewith contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, either oral or written. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any other party, or by anyone acting on behalf of any party, that are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. This Agreement may be amended only by an instrument in writing signed by duly authorized representatives of Parent, Acquisition Sub and the Company.

8.2.    Assignment.    No party hereto shall assign or otherwise transfer this Agreement or any of its rights hereunder, or delegate any of its obligations hereunder, without the prior written consent of the other parties hereto; provided, that, Parent and Acquisition Sub may assign this Agreement to any

Affiliate of Parent without the prior consent of the Company provided Parent shall continue to remain directly and primarily liable for the performance of all of its obligations under this Agreement pursuant to documentation reasonably satisfactory to the Company. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon the parties hereto, and each of their respective successors, heirs, legal representatives and permitted assigns.

8.3.    Counterparts.    This Agreement may be executed in two or more counterparts, any one of which need not contain the signatures of all parties, but all of which counterparts when taken together will constitute one and the same agreement. Facsimile signatures and pdf copies of signature pages, shall constitute original signatures for all purposes of this Agreement. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

8.4.    Governing Law; Venue; Waiver of Jury Trial.    This Agreement shall be governed by the Laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause application of the Laws of any jurisdiction other than the State of Delaware. Each of the parties to this Agreement irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the State of Delaware, for the purpose of any Action arising out of or relating to this Agreement. Each of the parties to this Agreement consents to service of process by delivery pursuant to Section 8.8 hereof and agrees that a final judgment in such jurisdiction in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any Related Agreement or any transaction contemplated hereby or thereby.

8.5.    Specific Performance.    The rights and remedies of the parties hereto shall be cumulative. The transactions contemplated by this Agreement are unique transactions and any failure on the part of any party to complete the transactions contemplated by this Agreement on the terms of this Agreement will not be fully compensable in damages and the breach or threatened breach of the provisions of this Agreement would cause the other parties hereto irreparable harm. Accordingly, in addition to and not in limitation of any other remedies available to the parties hereto for a breach or threatened breach of this Agreement, the parties shall be entitled to seek specific performance of this Agreement and seek an injunction restraining any such party from such breach or threatened breach.

8.6.    Interpretation.    The Schedule of Defined Terms and the exhibits attached hereto are an integral part of this Agreement. Such schedule and exhibits attached to this Agreement are incorporated herein by this reference and all references herein to this ‘‘Agreement’’ shall mean this Agreement together with such schedule and exhibits. When a reference is made in this Agreement to Sections, subsections, schedules or exhibits, such reference shall be to a Section, subsection, schedule or exhibit to this Agreement unless otherwise indicated. The words ‘‘include,’’ ‘‘includes’’ and ‘‘including’’ when used herein shall be deemed in each case to be followed by the words ‘‘without limitation.’’ The word ‘‘herein’’ and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof whenever the context and facts require such construction. Any information disclosed in any section of the Disclosure Schedule shall be deemed to be included in every other section of the Disclosure Schedule to the extent applicable. Certain sections of the Disclosure Schedule contain disclosures which include more information than is required by the Sections of the Agreement to which such sections relate and such additional disclosure shall not be deemed to mean that such information is required by such related Sections of the Agreement (the fact that a Section of this Agreement calls for a listing of material agreements does not necessarily mean that such agreement listed on the related Section of the Disclosure Schedule is material). Headings have been inserted on the sections of the Disclosure

Schedule for convenience of reference only and shall to no extent have the effect of amending or changing the express description of the sections of the Disclosure Schedule as set forth in this Agreement.

8.7.    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, in any jurisdiction, such term or provision shall be ineffective to the extent of such invalidity or unenforceability, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such term or provision in any other jurisdiction.

8.8.    Notices.    All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by facsimile or electronic mail (provided that any notice or communication sent by facsimile or electronic mail shall also be confirmed by another method permitted by this Section 8.8) addressed as follows:

If to Parent or

Acquisition Sub:	AVX Corporation 801 17th Avenue, South Myrtle Beach, South Carolina 29578 Attention: Evan Slavitt, Vice President for Business and Legal Affairs Facsimile: (843) 444-2827 Email: eslavitt@avxuscorp.com

With copies to:	Alston & Bird LLP Bank of America Plaza 101 South Tryon Street Suite 4000 Charlotte, North Carolina 28280 Attention: Gary C. Ivey Facsimile: (704) 444-1111 Email: gary.ivey@alston.com

If to the Company:	American Technical Ceramics Corp. One Norden Lane Huntington Station, NY 11746 Attention: Kathleen M. Kelly Vice President – Administration Facsimile: (631) 622-4610 Email: kkelly@alceramics.com

With a copy to:	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. 666 Third Avenue New York, NY 10017 Attention: Stephen J. Gulotta, Jr., Esq. Facsimile: (212) 983-3115 Email: sgulotta@mintz.com or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next Business Day after the date when sent, (c) in the case of mailing, on the third Business Day following the date on which the piece of mail containing such communication was posted, and (d) in the case of facsimile transmission or electronic mail, on the Business Day sent if sent during the normal business hours of the recipient and otherwise on the next Business Day.

8.9.    Representation by Counsel.    Each party hereto acknowledges that it has been advised by legal and any other counsel retained by such party in its sole discretion. Each party acknowledges that such party has had a full opportunity to review this Agreement and all related exhibits, schedules and ancillary agreements and to negotiate any and all such documents in its sole discretion, without any undue influence by any other party hereto or any third party.

8.10.    Construction.    The parties have participated jointly in the negotiations and drafting of this Agreement and in the event of any ambiguity or question of intent or interpretation, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

8.11.    Waivers.    At any time prior to the Effective Time, any party hereto may extend the time for the performance of any of the obligations or other acts required by the other party hereunder, waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. No waiver by any party, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of the party’s rights under such provisions at any other time or a waiver of the party’s rights under any other provision of this Agreement. No failure by any party to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party’s right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by the other party.

8.12.    Disclaimer of Additional Representations and Warranties.    Except as set forth in this Agreement, any Related Agreement or in any other agreement, exhibit, schedule, certificate, instrument or other writing delivered in connection with this Agreement, no party hereto makes any additional representation or warranty to any other party hereto. None of the representations, warranties, covenants or other agreements of the Company, Parent or Acquisition Sub contained in this Agreement, any Related Agreement or in any other agreement, exhibit, schedule, certificate, instrument or other writing delivered in connection with this Agreement shall survive the Effective Time, except for those covenants, agreements and other provisions that by their terms apply or are to be performed, in whole or in part, after the Effective Time.

8.13.    No Third Party Beneficiaries.    No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; except that the present and former officers and directors of the Company are intended third party beneficiaries of the provisions of Section 5.8 and shall have the right to enforce the same in their own names.

[Remainder of Page Intentionally Left Blank]

    NOW, THEREFORE, the parties hereto have executed this Agreement and Plan of Merger by their duly authorized representatives as of the date first written above.

PARENT:
AVX CORPORATION
By:	/s/ John S. Gilbertson
Name:	John S. Gilbertson
Title:	Chief Executive Officer and President
ACQUISITION SUB:
ADMIRAL BYRD ACQUISITION SUB, INC.
By:	/s/ John S. Gilbertson
Name:	John S. Gilbertson
Title:	Chief Executive Officer and President
COMPANY:
AMERICAN TECHNICAL CERAMICS CORP.
By:	/s/ Victor Insetta
Victor Insetta, Chairman, Chief Executive Officer and President

 Schedule I

SCHEDULE OF DEFINED TERMS

1997 Option Plan	Schedule I
2000 Stock Plan	Schedule I
Acquisition Proposal	Schedule I
Acquisition Sub	Preamble
Action	Schedule I
Affidavit of Loss	2.2(c)
Affiliate	Schedule I
Agreement	Preamble
Antitrust Laws	5.3(c)
Approval	Schedule I
Business Day	Schedule I
Certificates	2.2(c)
Certificate of Merger	1.2
Closing	1.7
Closing Date	1.7
Closing Date Company Transaction Expenses	7.3(b)
COBRA	Schedule I
Code	Schedule I
Common Stock	1.6(d)(i)
Company	Preamble
Company Assets	3.10(a)
Company Board of Directors	Schedule I
Company Contracts	3.20(a)
Company Licenses	3.8
Company Material Adverse Effect	Schedule I
Company Plan	3.18(a)
Company Recommendation	5.2(e)
Company Representatives	5.7
Company Securities	Schedule I
Company’s Knowledge	Schedule I
Parent’s Knowledge	Schedule I
Company SEC Reports	3.7(a)
Company Stockholders’ Meeting	5.2(e)
Company Stock Option Plan	Schedule I
Company Third Party Consents	5.3(e)
Confidential Information	5.4
Confidentiality Agreement	5.4
Contract	Schedule I
Court	Schedule I
DGCL	Third Recital
Disclosure Schedule	Article III Preamble
Disclosure Update	5.10
Dissenting Shares	1.8
Effective Time	1.2
Environmental Claim	Schedule I
Environmental Laws	Schedule I
Environmental Permits	Schedule I

Environmental Reports	3.12(a)
ERISA	Schedule I
ERISA Affiliate	3.18(d)
Exchange Account	2.2(b)
Exchange Act	Schedule I
Exchange Agent	2.2(a)
Exchange Agreement	6.2(h)
Exchange Fund	2.2(b)
Excluded Shares	1.6(c)
Fairness Opinion	Schedule I
Financial Statements	3.13(a)
GAAP	3.13(a)
Governmental Authority	Schedule I
Hazardous Substance	Schedule I
HSR Act	3.5
Indebtedness	Schedule I
Intellectual Property	Schedule I
Interim Balance Sheet	3.13(a)
Interim Financial Statements	3.13(a)
IRS	Schedule I
Laws	Schedule I
Leased Real Property	3.11(b)
Letter of Transmittal	2.2(c)
Liability	Schedule I
Lien	Schedule I
Merger	Third Recital
Merger Consideration	1.6(d)(iii)
Option	1.6(d)(ii)
Option Agreements	2.2(c)
Optionholder	1.6(d)(ii)(A)
Order	Schedule I
Outside Date	7.1(b)
Owned Real Property	3.11(a)
Parent	Preamble
Parent/Acquisition Sub Third Party Consents	5.3(e)
Parent Plans	5.9
Per Share Merger Consideration	1.6(d)(i)(A)
Permitted Liens	Schedule I
Person	Schedule I
Proxy Statement	Schedule I
Regulation	Schedule I
Real Property	3.11(c)
Real Property Leases	3.11(b)
Real Property Reports	Schedule I
Related Agreements	Schedule I
Related Party	Schedule I
Requisite Holders	3.9
SEC	Schedule I
Securities Act	Schedule I
Stockholder	1.6(d)(i)(B)

Stockholder Approval	3.9
SOX	Schedule I
Subsidiary	3.2
Superior Proposal	5.7(b)
Surviving Corporation	1.1
Taxes	Schedule I
Tax Returns	Schedule I
Third Party	Schedule
Transaction Expenses	7.3(a)
Treasury Shares	1.6(b)
Voting Agreement	Sixth Recital
Voting Debt	Schedule I
WARN Act	Schedule I
Year-End Financial Statements	3.13(a)

CERTAIN DEFINITIONS

‘‘1997 Option Plan’’ means the American Technical Ceramics Corp. 1997 Stock Option Plan.

‘‘2000 Stock Plan’’ means the American Technical Ceramics 2000 Stock Incentive Plan.

‘‘Acquisition Proposal’’ means any contract, proposal, offer, inquiry or other indication of interest relating to any of the following (other than the transactions contemplated by this Agreement): (a) any merger, consolidation, share exchange, take-over bid, recapitalization, dissolution, liquidation or other business combination directly or indirectly involving the Company or any Subsidiary; (b) or the issuance or acquisition of shares of capital stock or other securities of the Company or any Subsidiary or any tender or exchange offer that if consummated would result in any Person, together with all Affiliates thereof, beneficially owning (as defined in Section 13(d) of the Exchange Act) 20% or more of the shares of Common Stock or 20% or more of the capital stock of any Subsidiary; (c) the acquisition of any business or group of assets that generates 20% or more of the Company’s and the Subsidiaries’ consolidated net income or net revenues or that constitutes 20% or more of the assets of the Company and the Subsidiaries taken as a whole; or (d) any other transaction, the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the transactions contemplated hereby or which would reasonably be expected to diminish significantly the benefits to Parent or its Affiliates of the transactions contemplated hereby.

‘‘Action’’ means any suit, litigation, hearing, investigation, examination, inquiry, audit, arbitration, cause of action, claim, complaint, grievance, charge, criminal prosecution, investigation, governmental or other administrative proceeding, whether at law or at equity, before or by any Court or Governmental Authority, arbitrator or other tribunal.

‘‘Affiliate’’ means, with respect to any Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person; and ‘‘control’’ (including the terms ‘‘controlled by’’ and ‘‘under common control with’’) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or other securities, as trustee or executor, by contract or otherwise.

‘‘Approval’’ means any license, permit, consent, approval, authorization, registration, filing, waiver, qualification or certification.

‘‘Business Day’’ means any day other than a Saturday, Sunday or day on which banks are permitted to close in the State of New York.

‘‘COBRA’’ means 4980B of the Code and the regulations promulgated thereunder.

‘‘Code’’ means the Internal Revenue Code of 1986, as amended, and all Regulations promulgated thereunder.

‘‘Company Board of Directors’’ mean the Board of Directors of the Company.

‘‘Company Material Adverse Effect’’ means any event, change, development, occurrence, effect, circumstance or condition that, individually or in the aggregate with all other events, changes, developments, occurrences, effects, circumstances or conditions, has had or could reasonably be expected to have (a) a material adverse effect on the business, assets, properties, results of operations or financial condition of the Company and the Subsidiaries (taken as a whole), or (b) a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement other than (i) any effect resulting from the public announcement of this Agreement, compliance with the terms of this Agreement or the consummation of the transactions contemplated by this Agreement; (ii) any effect of any change in the United States or foreign economies or securities or financial markets in general; (iii) any effect of any change that generally affects any industry in which the Company or any of the Subsidiaries operates that does not have a disproportionate impact on the Company and the Subsidiaries (taken as a whole); (iv) any effect of any action taken by Parent or its Affiliates (provided such action was without the participation or consent of Company) with respect to the transactions contemplated hereby or with respect to the

Company or any of the Subsidiaries; (v) any effect resulting from an act of war or terrorism; (vi) any effect resulting from changes in GAAP or in any statute, rule or regulation unrelated to the Merger and of general applicability after the date hereof; and (vii) any effect resulting from the Company’s failure to meet any estimates of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing; and (viii) any effect resulting from a decline in the closing price of the Common Stock as reported on the principal securities exchange on which the Common Stock is listed; provided, that, the exception set forth in subclauses (vii) and (viii) above shall not affect a determination as to whether any event, change, development, circumstance or condition underlying such failure has resulted in a Company Material Adverse Effect.

‘‘Company Stock Option Plan’’ means the 1997 Option Plan and the 2000 Stock Plan, collectively.

‘‘Company’s Knowledge’’ and all permutations thereof, shall mean, with respect to any matter in question, the actual knowledge of such matter of (i) Victor Insetta, Kathleen Kelly and Andrew Perz, and (ii) Richard Monsorno, Judah Wolf and David Ott, but only with respect to matters within their respective areas of responsibility. Each of such Persons shall be deemed to have actual knowledge of a particular fact, circumstance, event or other matter if such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic) in the records or files of the Company or any Subsidiary that have been in such individual’s possession.

‘‘Company Securities’’ means the outstanding Common Stock and the outstanding Options.

‘‘Contract’’ means any oral or written contract, agreement, license, lease or other instrument, and all amendments, modifications and supplements thereto.

‘‘Court’’ means any court or arbitration tribunal of the United States, any domestic state, or any foreign country, and any political subdivision thereof.

‘‘Environmental Claim’’ means any Action, notice of noncompliance or violation, demand, allegation, request for information, citation, summons, complaint or Order, penalty, fine or Lien arising pursuant to any Environmental Law.

‘‘Environmental Laws’’ means those Laws relating to pollution or the protection of public health, welfare or the environmental, including any Law relating to emissions, discharges or releases of Hazardous Substances into the environment or otherwise relating to generation, use, treatment, storage, disposal, transportation or handling of Hazardous Substances.

‘‘Environmental Permits’’ means any Approval required pursuant to any Environmental Law in connection with the conduct of the business of, or the use or operation of any Real Property by, the Company or any Subsidiary of the Company.

‘‘ERISA’’ means the Employee Retirement Income Security Act of 1974, as amended.

‘‘Exchange Act’’ means the Securities Exchange Act of 1934, as amended, and the rule and regulations promulgated thereby.

‘‘Fairness Opinion’’ means a written opinion of a reputable financial advisory or investment banking firm in the business of rendering such opinions (which firm is acceptable to the Company Board of Directors) to the effect that the Merger Consideration to be received by the Company Stockholders in the Merger is fair, from a financial point of view, to the Company Stockholders.

‘‘Governmental Authority’’ means any governmental agency, authority, department, commission, board, bureau, Court or instrumentality of the United States, any domestic state, or any foreign country, and any political subdivision or agency thereof, and includes any authority having governmental or quasi-governmental powers, including any administrative agency or commission.

‘‘Hazardous Substance’’ means any material, substance, waste or product which is defined as hazardous, toxic or a pollutant in, and is regulated under, any Environmental Law, including, but not limited to, asbestos, polychlorinated biphenyls and petroleum or petroleum by-products.

‘‘Indebtedness’’ means Liabilities (a) for borrowed money, or with respect to deposits or advances of any kind (other than deposits, advances or excess payments accepted in connection with the sale of products or services in the ordinary course of business), (b) evidenced by bonds, debentures, notes or similar instruments, (c) upon which interest charges are customarily paid (other than obligations accepted in connection with the purchase of products or services in the ordinary course of business), (d) under conditional sale or other title retention agreements, (e) issued or assumed as the deferred purchase price of property or services (other than accounts payable to suppliers incurred in the ordinary course of business and paid when due), (f) of others secured by (or for which the holder of such Liabilities has an existing right, contingent or otherwise, to be secured by) any Lien or security interest on property owned or acquired by the Person in question whether or not the obligations secured thereby have been assumed, and (g) under leases required to be accounted for as capital leases under GAAP, (h) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, and (i) any guaranty of any of the foregoing.

‘‘Intellectual Property’’ means any and all (i) patents, inventions, improvements, know-how, show-how, designs, trade secrets, copyrights, works of authorship, moral rights, mask works, rights in databases, trademarks, trade names, service marks, fictitious and assumed business names, Internet domain names, manufacturing processes, software (including object code, source code, data, databases and documentation), formulae, trade secrets, specifications and other confidential information, technology and all other intellectual property and industrial property and rights therein, (ii) registration and applications for registration of any of the foregoing, (iii) goodwill related to any of the foregoing (i) or (ii), and (iv) tangible embodiments of any of the foregoing (i), (ii) or (iii).

‘‘IRS’’ means the U.S. Internal Revenue Service.

‘‘Laws’’ means all laws, statutes, constitutions, treaties, codes, licensing requirements, ordinances and Regulations of any Governmental Authority, including all Orders having the effect of law in each such jurisdiction.

‘‘Liability’’ means any liability, loss, assessment, damage, cost or expense (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

‘‘Lien’’ means any mortgage, lien, pledge, hypothecation, security interest, encumbrance, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, infringement, interference, proxy, option, right of first refusal, conditional sale agreement, preemptive right, community property interest, impediment or exception to title, reservation of right, limitation or impairment of use, imperfection of title, attachment, easement, lien (statutory or otherwise), condition or restriction of any nature, including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset (including any agreement to give any of the foregoing).

‘‘Order’’ means any judgment, order, award, writ, injunction, ruling, verdict, decision or decree of, or any settlement under the jurisdiction of any Court or Governmental Authority.

‘‘Parent’s Knowledge’’ and all permutations thereof, shall mean, with respect to any matter in question, the actual knowledge of such matter of John S. Gilbertson, Kurt Cummings and Evan Slavitt. Each of such Persons shall be deemed to have actual knowledge of a particular fact, circumstance, event or other matter if such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic) in, or that have been in, such individual’s possession, including personal files.

‘‘Permitted Liens’’ means (a) statutory Liens for Taxes, assessments and other governmental charges which are not yet due and payable or are due but not delinquent or are being contested in good faith by appropriate proceedings, (b) statutory or common law Liens to secure sums not yet due to landlords, sublandlords, licensors or sublicensors under leases or rental agreements, (c) deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Laws, (d) statutory or common law Liens in favor of carriers, warehousemen, mechanics, workmen, repairmen and materialmen to secure claims for labor, materials or supplies and incurred in the ordinary course of business for sums not yet due, (e) restrictions on transfer of securities imposed by applicable state and federal securities Laws, (f) Liens resulting from a filing by a lessor as a precautionary filing for a true lease, (g) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds an other obligations of a like nature incurred in the ordinary course of business, (h) vendor’s Liens to secure payment, (i) rights or claims of customers or tenants under licenses or leases, (j) Liens securing Indebtedness for borrowed money pursuant to Company Contracts listed in Section 3.20(a) of the Disclosure Schedule, (k) Liens reflected in the Real Property Reports, and (l) zoning, building codes and other land use Laws regulating the use or occupancy of the Real Property or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over the Real Property which are not violated by the Company’s or any Subsidiary’s current use or occupancy of the same, and (m) easements, covenants, conditions, restrictions and other similar matters of record affecting title to the Real Property which do no materially impair the Company’s or any Subsidiary’s use or occupancy of the Real Property in the operation of the business conducted thereon.

‘‘Person’’ means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company, other business entity, or other legal entity.

‘‘Proxy Statement’’ means the proxy statement to be distributed to the Stockholders in connection with the Merger and the related transactions contemplated by this Agreement, including any preliminary proxy statement, definitive proxy statement or supplement or amendment thereto, in each case filed with the SEC in accordance with the terms and provisions of this Agreement.

‘‘Real Property’’ means the Owned Real Property and the Leased Real Property, together with all improvements, fixtures, fittings, machines and equipment located thereon.

‘‘Real Property Reports’’ means the Appraisal of 2201 Corporate Square Boulevard, Jacksonville, Florida, prepared by Real Property Economics, Inc., dated December 22, 2006, the Complete Appraisal Summary Report of 15 Stepar Place, Huntington Station, New York, prepared by Goodman-Marks Associates, Inc., dated January 18, 2007, and the Survey of 2201 Corporate Square, Jacksonville, Florida prepared by Edwards Engineering in 2000, collectively.

‘‘Regulation’’ means any rule or regulation of any Governmental Authority.

‘‘Related Agreements’’ means the Exchange Agreement and all other documents and instruments created in connection with or pursuant to this Agreement.

‘‘Related Party’’ means (a) each Person who owns of record or beneficially at least five percent of the outstanding capital stock of the Company as of the date of this Agreement, (b) each individual who is, as of the date of this Agreement, an officer or director of the Company or any Subsidiary, and (c) any Affiliate of any Person described in clause (a) or (b) of this definition.

‘‘SEC’’ means the U.S. Securities and Exchange Commission.

‘‘Securities Act’’ means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereby.

‘‘SOX’’ means the Sarbanes-Oxley Act of 2002.

‘‘Taxes’’ means (a) all taxes and governmental impositions of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority or other Governmental Authority, including, but not limited to, those on or measured by or referred to as gross income, net income, franchise, profits, gross receipts, capital, ad valorem, customs, duties, alternative or add-on minimum taxes, estimated, environmental, disability, registration, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and interest, penalties and additions to tax imposed with respect thereto, together with any additions to tax or additional amounts with respect thereto, (b) any liability for payment of amounts described in clause (a) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (c) any liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

‘‘Tax Returns’’ means any and all returns, declarations, reports, claims for refunds and information returns or statements relating to Taxes, including all schedules or attachments thereto and including any amendment thereof, filed or required to be filed with the IRS or any other governmental or taxing authority or agency, domestic or foreign, including consolidated, combined and unitary tax returns.

‘‘Third Party’’ means any Person other than Company, Parent, Acquisition Sub or any of their Affiliates.

‘‘Voting Debt’’ means any bond, debenture or other indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote.

‘‘WARN Act’’ means the Worker Adjustment and Retraining Notification Act, as amended.

Annex B

PRIVILEGED AND CONFIDENTIAL

June 15, 2007

Board of Directors

American Technical Ceramics Corp.
1 Norden Lane
Huntington Station, New York 11746

Gentlemen:

We understand that American Technical Ceramics Corp., a Delaware corporation (‘‘Seller’’), and AVX corporation, a Delaware corporation (‘‘Buyer’’) and Admiral Byrd Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Buyer (‘‘Acquisition Sub’’), have entered into an Agreement and Plan of Merger, dated June 15, 2007 (the ‘‘Merger Agreement’’), pursuant to which Seller will be merged with and into Acquisition Sub, with Seller as the surviving entity (the ‘‘Merger’’). Pursuant to the Merger, as more fully described in the Merger Agreement and as further described to us by management of Seller, we understand that each outstanding share of the Seller’s common stock, $0.01 par value per share (‘‘Seller Common Stock’’), will be converted into the right to receive $24.75 in cash (the ‘‘Consideration’’). The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

You have asked for our opinion, as investment bankers, as to whether the Consideration to be received by the stockholders of Seller pursuant to the Merger is fair to such stockholders from a financial point of view, as of the date hereof.

In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to Seller, including the consolidated financial statements for recent years and interim periods to May 31, 2007 and certain other relevant financial and operating data relating to Seller made available to us from published sources and from the internal records of Seller; (ii) reviewed the financial terms and conditions of the Merger Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, Seller Common Stock; (iv) compared Seller from a financial point of view with certain other companies in the electronic component industry which we deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the electronic component industry which we deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the management of Seller certain information of a business and financial nature regarding Seller, furnished to us by them, including financial forecasts and related assumptions of Seller; (vii) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with Seller’s counsel; and (viii) performed such other analyses and examinations as we have deemed appropriate.

In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its being accurate and complete in all material respects. With respect to the financial forecasts for Seller provided to us by their management, upon their advice and with your consent we have assumed for purposes of our opinion that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of their management at the time of preparation as to the future financial performance of Seller and that they provide a reasonable basis upon which we can form our opinion. We have also assumed that there have been no material changes in Seller’s assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us. We have

B-1

relied on advice of counsel to Seller as to all legal and financial reporting matters with respect to Seller, the Merger and the Merger Agreement. We have assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the ‘‘Securities Act’’), the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Seller, nor have we been furnished with any such appraisals. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise or reaffirm this opinion.

We have further assumed with your consent that the Merger will be consummated in accordance with the terms described in the Merger Agreement, without any further amendments thereto, and without waiver by Seller of any of the conditions to its obligations thereunder.

We have acted as financial advisor to Seller in connection with the Merger and will receive a fee for our services, including rendering this opinion, a significant portion of which is contingent upon the consummation of the Merger. In the ordinary course of our business, we actively trade the equity securities of Seller and Buyer for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the Consideration to be received by the stockholders of Seller pursuant to the Merger is fair to such stockholders from a financial point of view, as of the date hereof.

This opinion is directed to the Board of Directors of Seller in its consideration of the Merger and is not a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger. Further, this opinion addresses only the financial fairness of the Consideration to the stockholders and does not address the relative merits of the Merger and any alternatives to the Merger, Seller’s underlying decision to proceed with or effect the Merger, or any other aspect of the Merger. This opinion may not be used or referred to by Seller, or quoted or disclosed to any person in any manner, without our prior written consent. In furnishing this opinion, we do not admit that we are experts within the meaning of the term ‘‘experts’’ as used in the Securities Act and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

Very truly yours,

THOMAS WEISEL PARTNERS LLC

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Annex C

Section 262 of the Delaware General Corporation Law

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word ‘‘stockholder’’ means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words ‘‘stock’’ and ‘‘share’’ mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words ‘‘depository receipt’’ mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

(8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21.)

Annex D

VOTING AGREEMENT

This Voting Agreement (this ‘‘Agreement’’) is dated as of June 15, 2007, by and among Admiral Byrd Acquisition Sub, Inc., a Delaware corporation (‘‘Acquisition Corp.’’), AVX Corporation, a Delaware corporation (‘‘Parent’’, and together with Acquisition Corp., the ‘‘Purchaser Parties’’), and the Persons executing this Agreement as ‘‘Stockholders’’ on the signature page hereto (each a ‘‘Stockholder’’ and collectively the ‘‘Stockholders’’).

RECITALS

WHEREAS, simultaneously with the execution of this Agreement, the Purchaser Parties and American Technical Ceramics Corp., a Delaware corporation (the ‘‘Company’’), have entered into an Agreement and Plan of Merger (without giving effect to any amendment, supplement or modification not approved by the Stockholders) (the ‘‘Merger Agreement’’), which provides, among other things, for the merger of Acquisition Corp. with and into the Company, upon the terms and subject to the conditions set forth therein (the ‘‘Merger’’); and

WHEREAS, as an inducement to the Purchaser Parties entering into the Merger Agreement and incurring the obligations therein, the Purchaser Parties have required that each Stockholder enter into this Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

I.    CERTAIN DEFINITIONS

Section 1.1    Capitalized Terms.    Capitalized terms used in this Agreement and not defined herein have the meanings ascribed to such terms in the Merger Agreement.

Section 1.2    Other Definitions.    For the purposes of this Agreement:

(a)    ‘‘Beneficial Owner’’ or ‘‘Beneficial Ownership’’ with respect to any securities means having ‘‘beneficial ownership’’ of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act).

(b)    ‘‘Expiration Time’’ has the meaning set forth in Section 2.1.

(c)    ‘‘Legal Actions’’ means any claims, actions, suits, demand letters, judicial, administrative or regulatory proceedings, or hearings, notices of violation or investigations.

(d)    ‘‘Owned Common Stock’’ has the meaning set forth in Section 2.1.

(e)    ‘‘Permits’’ means all authorizations, licenses, consents, certificates, registrations, approvals, orders and other permits of any Governmental Entity.

(f)    ‘‘Representative’’ means, with respect to any particular Person, any director, officer, employee, agent or other representative of such Person, including any consultant, accountant, legal counsel or investment banker.

(g)    ‘‘Common Stock’’ has the meaning ascribed thereto in the Merger Agreement, and will also include for purposes of this Agreement all Common Stock or other voting securities into which Common Stock may be reclassified, sub-divided, consolidated or converted during the term of this Agreement and any rights and benefits arising therefrom, including any dividends or distributions of securities which may be declared in respect of the Common Stock during the term of this Agreement and which are entitled to vote in respect of the matters contemplated by Article II.

(h)    ‘‘Transfer’’ means, with respect to a security, the sale, grant, assignment, transfer, pledge, encumbrance, hypothecation or other disposition of such security or the Beneficial Ownership thereof (other than by operation of Law), or the entry into any Contract to effect any of the foregoing, including, for purposes of this Agreement, the transfer or sharing of any voting power of such security or other rights in or of such security, the granting of any proxy with respect to such security, depositing such security into a voting trust or entering into a voting agreement with respect to such security.

II.    AGREEMENT TO VOTE

Section 2.1    Agreement to Vote.    Subject to the terms and conditions hereof, each Stockholder agrees that, from and after the date hereof and until the termination of this Agreement in accordance with Section 5.1 (the ‘‘Expiration Time’’), at any meeting (whether annual or special, and at each adjourned or postponed meeting) of the Company’s stockholders, however called, or in any other circumstances (including any action sought by written consent) upon which a vote or other consent or approval is sought relating to any of the matters set forth in clause (z) below (any such meeting or other circumstance, a ‘‘Stockholder’s Meeting’’), such Stockholder will (y) appear, unless otherwise expressly consented to in writing by the Purchaser Parties, in their sole and absolute discretion, at such a meeting, or at such Stockholder’s option otherwise cause its Owned Common Stock to be counted as present thereat, for purposes of calculating a quorum and respond to any other request by the Company for written consent, if any, and (z) vote, or cause to be voted (including by written consent, if applicable) all of the Common Stock Beneficially Owned by such Stockholder and over which such Stockholder has voting control as of the relevant time (collectively, the ‘‘Owned Common Stock’’) (A) in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, (B) in favor of the approval of any other matter to be approved by the stockholders of the Company to facilitate the transactions contemplated by the Merger Agreement, including the Merger, (C) against any Acquisition Proposal or any transaction contemplated by such Acquisition Proposal, (D) against any proposal made in opposition to, or in competition or inconsistent with, the Merger or the Merger Agreement, including the adoption thereof or the consummation thereof, (E) against any extraordinary dividend, distribution or recapitalization by the Company or change in the capital structure of the Company (other than pursuant to or as explicitly permitted by the Merger Agreement), and (F) against any action or agreement that would reasonably be expected to result in any condition to the consummation of the Merger set forth in Article VI of the Merger Agreement not being fulfilled.

Section 2.2    Additional Common Stock.    Each Stockholder hereby agrees, while this Agreement is in effect, promptly to notify the Purchaser Parties of the number of any new shares of Common Stock or Stock Options with respect to which Beneficial Ownership and voting control is acquired by such Stockholder, if any, after the date hereof and before the Expiration Time. Any such Common Stock shall automatically become subject to the terms of this Agreement as though owned by such Stockholder as of the date hereof.

Section 2.3    Restrictions on Transfer, Etc.    Except as expressly provided for herein or in the Merger Agreement, each Stockholder agrees, from the date hereof until the Expiration Time, not to (i) directly or indirectly Transfer any Owned Common Stock or Stock Options; (ii) tender any Owned Common Stock or Stock Options into any tender or exchange offer or otherwise; or (iii) otherwise restrict the ability of such Stockholder freely to exercise all voting rights with respect thereto. Any action attempted to be taken in violation of the preceding sentence will be null and void. Notwithstanding the foregoing, each Stockholder may make Transfers of Owned Common Stock for estate planning or similar purposes or to such Stockholder’s Affiliates, stockholders, members or partners so long as either (i) such Stockholder retains control over the voting of such Owned Common Stock and agrees in writing prior to such Transfer to continue to vote such Owned Common Stock in accordance with this Agreement, or (ii) the transferee agrees to be bound by the provisions of this Agreement. Each Stockholder further agrees to authorize, and hereby authorizes, the Purchaser Parties and the Company to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Owned Common Stock and that this Agreement places limits on the transfer of the Owned Common Stock.

Section 2.4    Proxy.    Each Stockholder hereby revokes any and all previous proxies granted with respect to its Owned Common Stock. If and to the extent that a Stockholder fails to abide by the provisions of Section 2.1 hereof, such Stockholder hereby grants a proxy appointing Parent, with full power of substitution, as such Stockholder’s attorney-in-fact and proxy, for and in such Stockholder’s name, to be counted as present and to vote (including by written consent, if applicable) or otherwise to act on behalf of the Stockholder with respect to its Owned Common Stock solely with respect to the matters set forth in, and in the manner contemplated by, Section 2.1. The proxy granted by each Stockholder pursuant to this Section 2.4 is, subject to the penultimate sentence of this Section 2.4, irrevocable and is coupled with an interest, in accordance with Section 212(e) of the DGCL and is granted in order to secure such Stockholder’s performance under this Agreement and also in consideration of the Purchaser Parties entering into this Agreement and the Merger Agreement. If and only if any Stockholder fails for any reason to be counted as present or to vote (including by written consent, if applicable) such Stockholder’s Owned Common Stock in accordance with the requirements of Section 2.1 above, then, subject to the terms and conditions hereof, Parent shall have the right to cause to be present or vote such Stockholder’s Owned Common Stock in accordance with the provisions of Section 2.1. The proxy granted by each Stockholder shall be automatically revoked upon termination of this Agreement in accordance with its terms. Each Stockholder agrees, from the date hereof until the Expiration Time, not to attempt to revoke, frustrate the exercise of, or challenge the validity of, the irrevocable proxy granted pursuant to this Section 2.4.

III.    REPRESENTATIONS AND WARRANTIES

Section 3.1    Representations and Warranties of Stockholders.    Each Stockholder, severally as to such Stockholder only and not jointly, represents and warrants to the Purchaser Parties as of the date of this Agreement and at all times during the term of this Agreement, as follows:

(a)    Such Stockholder has the requisite capacity and authority to execute and deliver this Agreement and to fulfill and perform such Stockholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a legal, valid and binding agreement of such Stockholder enforceable by the Purchaser Parties against such Stockholder in accordance with its terms.

(b)    The number of shares of Common Stock constituting Owned Common Stock of such Stockholder as of the date hereof, and the number of votes which the holder of such Common Stock shall be entitled to cast in respect of any matter as to which holders of Common Stock are entitled to cast votes with a record date as of the date hereof, are set forth next to such Stockholder’s name on Schedule A of this Agreement. Except as provided in this Agreement, such Stockholder has the power to vote all of such Stockholder’s Owned Common Stock with respect to any of the matters set forth in clause (z) of Section 2.1 without the consent or approval of, or any other action on the part of, any other Person, and has not granted any proxy that is still effective or entered into any voting or similar agreement with respect to such Stockholder’s Owned Common Stock which is inconsistent with this Agreement. The Owned Common Stock set forth next to such Stockholder’s name on Schedule A hereto constitutes all of the capital stock of the Company that such Stockholder has the right to vote as of the date hereof, and, except for the shares of Common Stock shown as Beneficially Owned by such Stockholder on Schedule A of this Agreement, as of the date hereof such Stockholder and such Stockholder’s Affiliates do not Beneficially Own or have any right to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any Common Stock or any securities convertible into Common Stock (including stock options).

(c)    Other than the filing by such Stockholder of any reports with the SEC required by Section 13(d) or 16(a) of the Exchange Act, none of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the actions contemplated hereby or compliance by such Stockholder with any of the provisions hereof (i) requires any consent or other Permit of, or filing with or notification to, any Governmental

Entity or any other Person by such Stockholder, (ii) results in a violation or breach of, or constitutes (with or without notice or lapse of time or both) a default (or gives rise to any third party right of termination, cancellation, modification or acceleration) under any of the terms, conditions or provisions of, any organizational document or material Contract to which such Stockholder is a party or by which such Stockholder or any of such Stockholder’s properties or assets (including such Stockholder’s Owned Common Stock) may be bound, (iii) violates any Order or Law applicable to such Stockholder or any of such Stockholder’s properties or assets (including such Stockholder’s Owned Common Stock), or (iv) results in a Lien upon any of such Stockholder’s properties or assets (including such Stockholder’s Owned Common Stock), in each case where the failure to obtain such consent or Permit or make such filing or notification, or which violation, breach or default, or which Lien, would have the effect of impeding, interfering with, or adversely affecting the performance by such Stockholder of its obligations under this Agreement.

IV.    ADDITIONAL COVENANTS OF THE STOCKHOLDERS

Section 4.1    Waiver of Appraisal Rights.    Each Stockholder hereby waives any rights of appraisal (including, without limitation, under Section 262 of the DGCL) or rights of dissent from the Merger that such Stockholder may have.

Section 4.2    Disclosure.    Each Stockholder, severally and not jointly, hereby authorizes the Purchaser Parties and the Company to publish and disclose in any announcement or disclosure required by the SEC or other Governmental Entity such Stockholder’s identity and ownership of the Owned Common Stock and the nature of such Stockholder’s obligation under this Agreement; provided that the Purchaser Parties shall first provide each Stockholder with a copy of such announcement or disclosure and give such Stockholders a reasonable period of time to review and comment on same.

Section 4.3    Non-Interference; Further Assurances.    Each Stockholder agrees that, prior to the termination of this Agreement, such Stockholder shall not take any action that would make any representation or warranty of such Stockholder contained herein materially untrue or incorrect or have the effect of preventing, impeding, interfering with or adversely affecting the performance by such Stockholder of its obligations under this Agreement. Each Stockholder agrees, without further consideration, to execute and deliver such additional documents and to take such further actions as necessary or reasonably requested by the Purchaser Parties to confirm and assure the rights and obligations set forth in this Agreement or to consummate the actions contemplated by this Agreement.

Section 4.4    No Solicitation.    Prior to the termination of this Agreement, subject to Section 6.18, each Stockholder agrees that it shall not, and shall direct its Representatives not to, directly or indirectly, (i) solicit, initiate, encourage or take any other action to facilitate (including by way of furnishing or disclosing information) any Acquisition Proposal, (ii) enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal (including any letter of intent, memorandum of understanding or agreement in principle) or enter into any agreement, arrangement or understanding (including any letter of intent, memorandum of understanding or agreement in principle) which requires, or is intended to or which could reasonably be expected to result in, the abandonment, termination or the failure to consummate the Merger or any other transaction contemplated by the Merger Agreement, (iii) initiate or participate in any way in any negotiations or discussions regarding, or furnish or disclose to any Person (other than a party to the Merger Agreement) any information with respect to any Acquisition Proposal, or (iv) resolve, propose or agree to do any of the foregoing. If, prior to the Expiration Time, a Stockholder receives a proposal with respect to the purchase of any Owned Common Stock, such Stockholder agrees that promptly on the date of receipt thereof, the Stockholder shall advise Parent orally and in writing of such proposal and the terms and conditions of such proposal (including the identity of the Person making such proposal) and the Stockholder shall promptly provide to Parent copies of any written materials received by the Stockholder in connection with the foregoing, and the identity of the Person or group making any such proposal or with whom any discussions or negotiations are taking place. The Stockholder agrees that it shall keep Parent reasonably informed of the status and details (including amendments or proposed amendments) of any such proposal and keep Parent reasonably informed as to the details of all discussions or negotiations with respect to any such proposal.

V.    TERMINATION

Section 5.1    Termination.    This Agreement shall terminate without further action upon the earliest to occur of the following: (a) the termination of the Merger Agreement in accordance with its terms, (b) the written consent of the parties hereto, (c) the Effective Time, and (d) the withdrawal or modification of the Company Recommendation.

Section 5.2    Effect of Termination.    Upon termination of this Agreement, the rights and obligations of all the parties will terminate and become void without further action by any party, except that (a) the provisions of Section 5.1, this Section 5.2 and Article VI will survive such termination and (b) the termination of this Agreement shall not relieve any party of liability for any material breach of this Agreement prior to the time of termination.

VI.    GENERAL

Section 6.1    Notices.    Any notice, request, instruction or other communication under this Agreement shall be in writing and delivered by hand or overnight courier service or by facsimile, to the address and facsimile number set forth below such Stockholder’s or Purchaser Party’s name on the signature page hereto, or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above. Each such communication, if to a Stockholder, will be effective (A) if delivered by hand or overnight courier service, when such delivery is made at the address specified in this Section 6.1, or (B) if delivered by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 6.1 and appropriate confirmation is received, and provided it is also confirmed by some other means permitted by this Section 6.1.

Section 6.2    Parties in Interest.    Other than with respect to the parties to this Agreement, and except as provided in Section 6.6, nothing in this Agreement, express or implied, is intended to or shall confer upon any person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.3    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the Laws of another state otherwise to govern this Agreement.

Section 6.4    Severability.    The provisions of this Agreement are severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable in any jurisdiction, (i) a suitable and equitable provision will be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of that provision, to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.

Section 6.5    Assignment.    Neither this Agreement nor any right, interest or obligation hereunder may be assigned, in whole or part (other than by operation of Law), (a) by any Stockholder, without the prior written consent of the Purchaser Parties, or (b) by any Purchaser Party, without the prior written consent of the Stockholders, and any attempt to do so shall be null and void.

Section 6.6    Successors and Assigns.    This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns,

including, without limitation, in the case of each Stockholder, any trustee, executor, heir, legatee or personal representative succeeding to the power to vote such Stockholder’s Common Stock or other securities subject to this Agreement by operation of Law (including as a result of the death, disability or incapacity of such Stockholder).

Section 6.7    Interpretation.    The headings in this Agreement are for reference only and do not affect the meaning or interpretation of this Agreement. Definitions apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. All references in this Agreement to Articles and Sections refer to Articles and Sections of this Agreement unless the context requires otherwise. The words ‘‘include,’’ ‘‘includes’’ and ‘‘including’’ are not limiting and will be deemed to be followed by the phrase ‘‘without limitation.’’ The phrases ‘‘herein,’’ ‘‘hereof,’’ ‘‘hereunder’’ and words of similar import shall be deemed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The word ‘‘or’’ shall be inclusive and not exclusive unless the context requires otherwise. References herein to federal, state, local or other applicable Laws refer to the laws of the United States. All references in this Agreement to any particular Law will be deemed to refer also to (i) any rules and regulations promulgated under that Law and (ii) any comparable Law of any other jurisdiction addressing the same subject matter and any rules and regulations promulgated under such comparable Law.

Section 6.8    Amendments.    This Agreement may not be amended except by the express written agreement signed by the Purchaser Parties, on the one hand, and each Stockholder to which such amendment is meant to apply, on the other hand.

Section 6.9    Extension; Waiver.    At any time prior to the Effective Time, the Purchaser Parties, on the one hand, and each Stockholder, on the other hand, may (i) extend the time for the performance of any of the obligations of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or (iii) waive compliance by the other party with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

Section 6.10    Fees and Expenses.    Except as expressly provided in this Agreement or the Merger Agreement, each party is responsible for its own fees and expenses (including the fees and expenses of financial consultants, investment bankers, accountants and legal counsel) in connection with the entry into of this Agreement and the consummation of the actions contemplated hereby.

Section 6.11    Entire Agreement.    This Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.

Section 6.12    No Strict Construction.    The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or other document.

Section 6.13    Remedies Cumulative.    Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 6.14    Counterparts; Effectiveness.     This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement. This Agreement will become effective and binding upon each Stockholder when executed by such Stockholder and the Purchaser Parties. In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a ‘‘.pdf’ format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or ‘‘.pdf’ signature page were an original thereof. No party hereto shall raise the use of a facsimile machine or e mail delivery of a ‘‘.pdf’ format data file to deliver a signature to this Agreement or any amendment hereto or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a ‘‘.pdf’ format data file as a defense to the formation or enforceability of a contract and each party hereto forever waives any such defense.

Section 6.15    Specific Performance.    The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that prior to the termination of this Agreement in accordance with Article V the parties to this Agreement will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without the necessity of posting bond or other security or showing actual damages, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 6.16    Submission to Jurisdiction.    Each of the parties hereto irrevocably agrees that any Legal Action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the state or federal courts for the State of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the actions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 6.16, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6.1, or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof.

Section 6.17    WAIVER OF JURY TRIAL.    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, CONTROVERSY OR OTHER LEGAL ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.17.

Section 6.18    Action in Stockholder Capacity Only.    The parties acknowledge that this Agreement is entered into by each Stockholder solely in such Stockholder’s capacity as the Beneficial Owner of such Stockholder’s Owned Common Stock and nothing in this Agreement restricts or limits any action taken by such Stockholder solely in its capacity as a director or officer of the Company (but not on its own behalf as a stockholder) and the taking of any actions (or failure to act) solely in its capacity as an officer or director of the Company will not be deemed to constitute a breach of this Agreement.

Section 6.19    Several Obligations.    Each of the representations, warranties, covenants, agreements and obligations of the Stockholders contained in this Agreement are several as to each such Stockholder only and not joint.

Section 6.20    Additional Stockholders.    Additional Stockholders shall become a party to this Agreement upon their execution of this Agreement. Any such additional Stockholders who become parties to this Agreement shall not affect the rights and obligations of any other party hereto.

[Remainder of Page Intentionally Left Blank.
Signature Pages Follow]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed as of the date first above written.

PURCHASER PARTIES:
ADMIRAL BYRD ACQUISITION SUB, INC.
By:	/s/ John S. Gilbertson
Name:	John S. Gilbertson
Title:	Chief Executive Officer and President
AVX CORPORATION
By:	/s/ John S. Gilbertson
Name:	John S. Gilbertson
Title:	Chief Executive Officer and President
STOCKHOLDERS:
/s/ Victor Insetta
Victor Insetta
/s/ Diane Insetta
Diane Insetta, as Trustee of the Victor Insetta 2006 Annuity Trust u/a/d April 7, 2006
/s/ Diane Insetta
Diane Insetta, as Trustee of the Victor Insetta 2005 Annuity Trust u/a/d May 3, 2005

SCHEDULE A

BENEFICIAL OWNERSHIP OF COMPANY COMMON STOCK

Stockholder	Beneficial Ownership (Including Owned Common Stock)	Owned Common Stock
Victor Insetta	4,017,821[1]	4,017,821
Victor Insetta 2006 Annuity Trust u/a/d April 7, 2006	208,215	208,215
Victor Insetta 2005 Annuity Trust u/a/d May 3, 2005	179,244	179,244

1	Does not include for purposes of this Agreement the shares owned by the Grantor Retained Annuity Trusts listed below.

AMERICAN TECHNICAL CERAMICS CORP.
PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Victor Insetta and Kathleen M. Kelly, and each of them, the attorneys and proxies of the undersigned, with power of substitution, to represent and vote on behalf of the undersigned all the shares of common stock of American Technical Ceramics Corp. which the undersigned is entitled to vote at the Special Meeting of Stockholders of American Technical Ceramics Corp. to be held at 2201 Corporate Square Boulevard, Jacksonville, Florida, 32216, on September 21, 2007, at 10:00 a.m., local time, and any adjournment or postponement thereof, with all powers the undersigned would have if personally present, hereby revoking all proxies heretofore given with respect to such stock, upon the following proposals more fully described in the notice of and proxy statement for said Special Meeting of Stockholders (receipt of which is hereby acknowledged).

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

Continued, and to be signed and dated, on reverse side.

A     Please mark your votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR (1) AND (2).

1.	PROPOSAL TO ADOPT THE AGREEMENT AND PLAN OF MERGER, DATED AS OF JUNE 15, 2007, BY AND AMONG AMERICAN TECHNICAL CERAMICS CORP., AVX CORPORATION, INC. AND ADMIRAL BYRD ACQUISITION SUB, INC.	FOR	AGAINST	ABSTAIN
2.	PROPOSAL TO ADJOURN THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IN THE EVENT THAT THERE ARE NOT SUFFICIENT VOTES TO CONSTITUTE A QUORUM OR THERE ARE NOT SUFFICIENT VOTES TO ADOPT THE MERGER AGREEMENT.	FOR	AGAINST	ABSTAIN
3.	IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING.

I WILL	WILL NOT
ATTEND THE ANNUAL MEETING
PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature:                                                  Signature:                                                  Dated:                     , 2007

NOTE:	Please sign exactly as your name(s) appear above. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please sign in full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership or a limited liability company, please sign in partnership or limited liability company name by authorized person.